Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of March 2, 2007

among

DOCTOR ACQUISITION CO.,

RDA HOLDING CO.,

THE READER’S DIGEST ASSOCIATION, INC.,

THE OVERSEAS BORROWERS PARTY HERETO,

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

CITICORP NORTH AMERICA, INC. and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Co-Syndication Agents,

and

THE ROYAL BANK OF SCOTLAND PLC,
as Documentation Agent

J.P. MORGAN SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and RBS SECURITIES CORPORATION,
as Co-Lead Arrangers and Joint Bookrunners

i

SECTION 10.18.	Binding Effect	146
SECTION 10.19.	Lender Action	146
SECTION 10.20.	USA PATRIOT Act	146
SECTION 10.21.	Agent for Service of Process	146
SECTION 10.22.	Effectiveness of the Merger; Assignment and Delegation to and Assumption by Reader’s Digest	147
SECTION 10.23.	Judgment Currency	147
SECTION 10.24.	German Tax Confirmation	147

SCHEDULES

1.01A	Certain Security Interests and Guarantees
1.01B	Mortgaged Properties
1.01C	Management Adjustments
1.01D	Excluded Subsidiaries
1.01E	Foreign Subsidiaries
1.01F	Holdings Contractual Obligations
1.01G	Unrestricted Subsidiaries
1.01H	Mandatory Cost Formulae
1.01I	Existing Letters of Credit
2.01	Commitments
5.05	Certain Liabilities
5.09	Environmental Matters
5.10	Taxes
5.11	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
5.18	Collateral Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	U.S. Term Note
C-2	Revolving Credit Note
C-3	Euro Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guarantee and Security Agreement
G	Mortgage
H-1	Opinion of Cravath, Swaine & Moore LLP
H-2	Opinion of Richards, Layton & Finger
H-3	Opinion of General Counsel (Company)
H-4	Opinion of General Counsel (WRC Media)
H-5	Opinion of General Counsel (Direct Holdings)
I	Letter of Credit Application (commercial)
J	Letter of Credit Application (standby)
K	Continuing Agreement
L	German Tax Confirmation

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 2, 2007, among DOCTOR ACQUISITION CO., a Delaware corporation (“Acquisition Co”) (to be merged with and into Reader’s Digest (as defined herein), the “Company”), RDA HOLDING CO., a Delaware corporation (“Holdings”), THE READER’S DIGEST ASSOCIATION, INC., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITICORP NORTH AMERICA, INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Co-Syndication Agents, and THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent.

PRELIMINARY STATEMENTS

Pursuant to the Purchase Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Holdings agreed to acquire Reader’s Digest (the “Acquisition”) through the merger of Acquisition Co with and into Reader’s Digest (the “Merger”), with Reader’s Digest being the surviving corporation.  Immediately following and as a result of the Merger, Reader’s Digest will assume all rights and obligations of Acquisition Co as the Company hereunder.

Pursuant to the WRC Acquisition Agreement, Holdings agreed to acquire WRC Media, Inc., a Delaware corporation (“WRC Media” and such acquisition, the “WRC Acquisition”).  Substantially concurrently with the Acquisition, Holdings will contribute all of the capital stock of WRC Media to the Company.  In addition, pursuant to the DH Acquisition Agreement, Holdings agreed to acquire Direct Holdings U.S. Corp., a Delaware corporation (“Direct Holdings” and, such acquisition, the “DH Acquisition” together with the Acquisition and the WRC Acquisition, the “Acquisitions”).  Substantially concurrently with the Acquisition, Holdings will contribute all of the capital stock of Direct Holdings to the Company.

Acquisition Co has requested that concurrently with the consummation of the Acquisitions, the Lenders extend credit to Acquisition Co and the German Borrower in the form of Term Loans in an initial aggregate Dollar Amount of $1,310,000,000 and in the form a Revolving Credit Facility in an initial aggregate amount of $300,000,000.  The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

The proceeds of the Term Loans and any Revolving Credit Loans made on the Closing Date, together with the proceeds of (i) the issuance of the Senior Subordinated Notes, (ii) the issuance of the Holdings Senior PIK Preferred, (iii) the issuance of the Holdings Common Equity, (iv) the Sponsor Equity Contributions, and (v) cash on hand at Reader’s Digest of up to $70,000,000 will be used to pay the cash portion of the Purchase Price and the Transaction Expenses and to refinance certain outstanding Indebtedness of Reader’s Digest, WRC Media and Direct Holdings.  The proceeds of Revolving Credit Loans and Swing Line Loans and the Letters of Credit made on or after the Closing Date will be used for working capital and other general corporate purposes of Holdings and its Subsidiaries, including the financing of Permitted Acquisitions.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Defined Terms .  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Company and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Acquisition” has the meaning set forth in the preliminary statements to this Agreement.

“Acquisition Co” has the meaning specified in the introductory paragraph to this Agreement.

“Acquisitions” has the meaning set forth in the preliminary statements to this Agreement.

“Additional Lender” has the meaning set forth in Section 2.14(a).

“Additional Overseas Lender” has the meaning set forth in Section 2.14(b).

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders in writing (including by electronic mail or by posting to Intralinks or other similar information transmission systems).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the sum of (a) the unused portion of each Revolving Credit Commitment then in effect, (b) the unused portion of each U.S. Term Commitment then in effect, (c) the unused portion of each Euro Term Commitment then in effect and (c) the Total Outstandings at such time.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“Alternative Currency” means Sterling, Euros, Canadian Dollars or Australian Dollars.

“Alternative Currency Loan” means a Loan that is a Eurocurrency Rate Loan and that is made in an Alternative Currency pursuant to the applicable Committed Loan Notice.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans, (i) for Eurocurrency Rate Loans, 2.00% and (ii) for Base Rate Loans, 1.00%; and

(b)  with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans, 2.25%, (B) for Base Rate Loans, 1.25%, (C) for Letter of Credit fees, 2.25% and (D) for commitment fees, 0.375% and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	>6.0:1	2.25%	1.25%	0.375%
2	<6.0:1 but >5.0:1	2.00%	1.00%	0.375%

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Commitment Fee Rate
3	<5.0:1 but >4.0:1	1.75%	0.75%	0.375%
4	<4.0:1	1.50%	0.50%	0.250%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate (together with the related financial statements) is delivered pursuant to Section 6.02(b); provided that, at the option of the Administrative Agent or the Required Lenders, (x) the highest Pricing Level shall apply as of the third Business Day after the date on which a Compliance Certificate (together with the related financial statements) was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate (together with the related financial statements) is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) the next-higher Pricing Level to the Pricing Level then in effect shall apply as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, the relevant L/C Issuers and the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, the Swing Line Lender and the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Corporation, each in its capacity as a Joint Bookrunner and a Co-Lead Arranger under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means (a) the audited consolidated balance sheets of Reader’s Digest and its Subsidiaries as of each of June 30, 2004, June 30, 2005 and June 30, 2006, and the related audited consolidated statements of income, stockholders’ equity and cash flows for Reader’s Digest and its Subsidiaries for the periods ended on such dates, (b) the audited consolidated balance sheets of WRC Media and its Subsidiaries as of each of December 31, 2004, December 31, 2005 and December 31, 2006, and the related audited consolidated statements of income, stockholders’ equity and cash flows for WRC Media and its Subsidiaries for the periods ended on such dates, and (c) the audited consolidated balance sheets of Direct Holdings and its Subsidiaries as of each of June 26, 2004, June 25, 2005 and June 24, 2006, and the related audited consolidated statements of income, stockholders’ equity and cash flows for Direct Holdings and its Subsidiaries for the periods ended on such dates.

“Australian Dollars” means the lawful currency of Australia.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate.”  The “prime rate” is a rate set by JPMorgan Chase Bank based upon various factors including JPMorgan Chase Bank costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by JPMorgan Chase Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” means the Company, the German Borrower and the other Overseas Borrowers.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in The City of New York; provided, that (a) when used in connection with a Eurocurrency Rate Loan denominated in a currency other than Euro, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Eurocurrency Rate Loan denominated in Euro, the term “Business Day” shall also exclude any day which is not a TARGET Day, (c) when used in connection with any Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Toronto but shall include any day on which banks are open for dealings in deposits in Toronto, (d) when used in connection with any Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Sterling in London but shall include any day on which banks are open for dealings in deposits in Sterling in London, and (e) when used in connection with any

Loan denominated in Australian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Sydney but shall include any day on which banks are open for dealings in deposits in Sydney.

“CAM” means the mechanism for the allocation and exchange of interests in Loans and other Credit Extensions under this Agreement and collections thereunder established in Section 8.06.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.06.

“CAM Exchange Date” means the date on which any Event of Default referred to in Section 8.01(f) shall occur or the date on which the Company receives written notice from the Administrative Agent that any Event of Default referred to in Section 8.01(g) has occurred.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include, without duplication, (i) subject to the terms of Section 2.05(b)(ii)(B), expenditures of Net Cash Proceeds arising from any Casualty Event or any Disposition of any property or asset of the Company or any Restricted Subsidiary (other than any Disposition permitted by Section 7.05(b) (to the extent constituting a Disposition of inventory in the ordinary course of business), (d), (e), (f), (g) or (h)), (ii) the purchase price of equipment that is purchased during such period to the extent the consideration therefore consists of (x) existing equipment traded in at the time of such purchase or (y) the proceeds of a concurrent sale of existing equipment, in each case in the ordinary course of business, (iii) expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary and that actually are paid for by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (iv) interest capitalized during such period, (v) additions resulting from Permitted Acquisitions, (vi) the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures required to comply with special legal requirements, including, but not limited to, changes in Environmental Laws.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the Attributable Indebtedness in respect thereof.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at JPMorgan Chase Bank (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary:

(a)  Dollars, Euros or other Alternative Currency or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)  marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c)  time deposits with, or certificates of deposit, overnight bank deposits or bankers’ acceptances issued or guaranteed by, or money market deposit accounts issued or offered by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)  commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)  fully collateralized repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union;

(f)  securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g)  Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h)  instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or other Alternative Currency or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(i)  Investments in money market investment or similar programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Cash Management Obligations” means obligations owed by Holdings, the Company or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i)  at any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock of Holdings equal to an amount more than fifty percent (50%) of the amount of common stock of

Holdings owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities of Holdings held by any Person or related group for purposes of Section 13(d) of the Exchange Act; or

(ii)  at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of Holdings (or voting power related thereto) and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

(b)  any “Change of Control” (or any comparable term) in the Senior Subordinated Note Indenture or in any document pertaining to the Holdings PIK Preferred; or

(c)  Holdings ceasing to own, directly or indirectly, all of the outstanding Equity Interests in the Company other than the Company Preferred Stock.

“Charges” has the meaning specified in Section 10.10.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, U.S. Term Lenders or Euro Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, U.S. Term Commitments or Euro Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, U.S. Term Loans or Euro Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986 and rules and regulations related thereto.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)  the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.10 at such time, duly executed by each Loan Party thereto;

(b)  all Obligations shall have been unconditionally guaranteed (the “U.S. Guarantees”) by Holdings, the Company (in the case of Obligations of the Overseas Borrowers) and each Restricted Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary and each other Restricted Subsidiary that executes a Security Agreement Supplement (each, a “U.S. Guarantor”);

(c)  except as set forth in Section 6.17, all Obligations, if any, of each Overseas Borrower (the “Overseas Obligations”) shall have been unconditionally guaranteed (the “Overseas Guarantees” and, together with the U.S. Guarantees, the “Guarantees”) by each Restricted Subsidiary of such Overseas Borrower, in each case that is not an Excluded Subsidiary (other than pursuant to clause (d) of the definition thereof) (each, an “Overseas Guarantor” and, together with the U.S. Guarantors, the “Guarantors”) prior to, or concurrently with, the funding of any Loans to any Overseas Borrower, except in each case to the extent such Overseas Guarantee (A) is prohibited or limited by applicable Law, including financial assistance rules, (B) would result in material adverse tax consequences to Holdings and its Subsidiaries, (C) would conflict with the fiduciary duties of directors of any Subsidiary or (D) could reasonably be expected to result in personal or criminal liability of any director of any Subsidiary;

(d)  except as set forth in Section 6.17, the Obligations and the U.S. Guarantees shall have been secured by a security interest in (i) all the Equity Interests of the Company (other than the Company Preferred Stock) and (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries, any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) and any Equity Interest constituting Excluded Property (as defined in the Guarantee and Security Agreement)) of each Subsidiary of the Company directly owned by the Company or any U.S. Guarantor, in each case having the priority required by the Collateral Documents; provided that pledges of voting Equity Interests of each Foreign Subsidiary, and of each Domestic Subsidiary substantially all of whose assets consist of voting Equity Interests of one or more Foreign Subsidiaries, shall be limited to 65% of the issued and outstanding voting Equity Interests of such Subsidiary at any time;

(e)  except as set forth in Section 6.17, all Overseas Obligations and the related Overseas Guarantees shall have been secured by a security interest in all Equity Interests of the relevant Overseas Borrower and each applicable Overseas Guarantor (to the extent not so pledged pursuant to the preceding clause (d)) in each case having the priority required by the Collateral Documents;

(f)  except to the extent otherwise permitted hereunder or under any Collateral Document, (i) to the extent governed by the Uniform Commercial Code, the execution of the Collateral Documents shall be effective to create a security interest in all Collateral described therein and proceeds thereof, in each case, to the extent constituting Collateral and with the priority required by the Collateral Documents, (ii) except as set forth in Section 6.17, all Overseas Obligations and the related Overseas Guarantees shall have been secured by a security interest, and mortgages on, substantially all material owned tangible and intangible assets of the relevant Overseas Borrower and each applicable Overseas Guarantor, in each case (x) with the priority required by the Collateral Documents, (y) except to the extent the granting of such security interests or mortgages (A) is prohibited or limited by applicable Law, including financial assistance rules, (B) would result in material adverse tax consequences to Holdings and its Subsidiaries, (C) would conflict with the fiduciary duties of directors of any Subsidiary or (D) could reasonably be expected to result in personal or criminal liability of any director of any Subsidiary, and (z) subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction), and (iii) except as set forth in Section 6.17, all documents and instruments, including Uniform Commercial Code financing statements and filings made in respect of Intellectual Property constituting Collateral in the United States Patent and Trademark Office and the United States Copyright Office, reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(g)  none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(h)  the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to any Material Real Property described on Schedule 1.01B hereto or required to be delivered pursuant to Section 6.10 or 6.12 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents (which, in the case of surveys, abstracts and appraisals, shall be limited to those existing as of the Closing Date or the date of the relevant acquisition) as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Company, the economic detriment to the Loan Parties of granting or perfecting such pledges or security interests or the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Company, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Company.

“Collateral Documents” means, collectively, the Guarantee and Security Agreement, the Mortgages, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.10 or Section 6.12 and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a U.S. Term Commitment, a Euro Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph to this Agreement and includes the surviving company of the merger between Acquisition Co and Reader’s Digest to be consummated on the Closing Date.

“Company Preferred Stock” means the existing series of Preferred Stock, Second Preferred Stock and Third Subordinated Preferred Stock of Reader’s Digest; provided that the aggregate liquidation preference thereof shall not exceed $29,000,000.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated February 2007, as modified or supplemented prior to the Closing Date.

“Consent Solicitation” means a consent solicitation with respect to the Existing Notes.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)  without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)  total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii)  taxes and provision for taxes, including taxes based on income, profits or capital of the Company and the Restricted Subsidiaries and state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii)  depreciation and amortization,

(iv)  Non-Cash Charges,

(v)  extraordinary losses and unusual or non-recurring charges,

(vi)  the amount of any restructuring, transition and management charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Company and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset writedowns or asset disposals (including leased facilities), writedowns for purchase and lease commitments, start up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs, including costs of moving and relocating personnel, equipment, facilities, personal property and inventory, which are not otherwise capitalized and any related promotional costs of exiting products or product lines,

(vii) any deductions consisting of subsidiary income attributable to minority interests in a Subsidiary, except to the extent actually paid to a holder of Equity Interests in such Subsidiary (or any designee of such Person) other than the Company and its Subsidiaries (with such payments to be deducted in the period made),

(viii)  the amount of management, consulting and advisory fees and related expenses paid by Holdings, the Company or any Restricted Subsidiary to the Sponsors to the extent permitted hereunder,

(ix)  any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests) Not Otherwise Applied,

(x)  to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(xi)  expenses resulting from liability or casualty events,

(xii)  the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable (in the reasonable good faith determination of the Company), (B) such actions are taken within 36 months after the Closing Date or within 24 months after the closing date of a Permitted Acquisition, as the case may be, (C) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed $105,000,000 (for any such cost savings related to the Acquisitions in the aggregate) or $75,000,000 (for any such cost savings related to other specified actions in the aggregate) for any period consisting of four consecutive quarters,

(xiii)  Permitted Holdings Distributions not to exceed $12,500,000 in any fiscal year plus any reasonable indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of the Company and its Subsidiaries,

(xiv)  with regard to any period ending prior to July 1, 2008, the nonrecurring management adjustments during the four-quarter period ending on the last day of such period described in Schedule 1.01C to the extent occurring during such period, and

(xv)  non-cash charges pursuant to SFAS 158, less

(b)  without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)  extraordinary gains and unusual or non-recurring gains,

(ii)  non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii)  gains on asset sales (other than asset sales in the ordinary course of business),

(iv)  any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v)  all gains from sales of investments recorded using the equity method,

in each case, as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i)  there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk),

(ii)  there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133, and

(iii)  for purposes of determining the Total Leverage Ratio only, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Company or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), (B) there shall be included in determining Consolidated EBITDA for any period, without duplication, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as reasonably determined by the Company in good faith and specified in a certificate executed by a Responsible Officer and delivered to the Administrative Agent, and (C) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments (other than of current assets), (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent, and excluding non-cash charges consisting of amortization of a prepaid cash item that was paid in a prior period).  Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ending March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007 shall be deemed to be $38,000,000, $78,000,000, $0, $154,000,000 and $50,000,000, respectively.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any Transaction Expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, (f) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP, (g) the income (loss) of any Unrestricted Subsidiary, provided that Consolidated Net Income shall be increased by the amount of dividends or other distributions actually paid or made to the Company or one of the Restricted Subsidiaries by such Unrestricted Subsidiary during such period in respect of the income earned by such Unrestricted Subsidiary in such period or in any prior period (to the extent not previously included in Consolidated Net Income), (h) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries and (i) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by (or such deficit is actually distributed to) the Company or such Subsidiary in the form of dividends or similar distributions.  There shall be excluded from Consolidated Net Income (i) for any period, at the option of the Company or the Required Lenders (without prejudice to the application of the proviso set forth in the definition of “GAAP”), the effects of any change by the Company in its accounting policies, accounting treatment for any matter or application of GAAP, (ii) for any period, the purchase accounting effects of adjustments to property, inventory and equipment, pension and post-retirement employee benefit plan (including health plan) assets and liabilities, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Company and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof, (iii) for any period, any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets acquired pursuant to the Acquisitions to the extent such reappraisal, revaluation, write-up or write-down is made during the period beginning on the Closing Date and ending on the date 18 months after the Closing Date, and (iv) for any period, any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets acquired pursuant to a Permitted Acquisition to the extent such reappraisal, revaluation, write-up or write-down is made during the period beginning on the date that such Permitted Acquisition is consummated and ending on the date six months after such date.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), required to be reflected as “indebtedness” (or the equivalent thereof) on a consolidated balance sheet of the Company in accordance with GAAP (other than Indebtedness described in clause (b) (other than in respect of drawings thereunder to the extent not reimbursed within two Business Days after the date of such drawing) or (c) of the definition of Indebtedness).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries at such date, but excluding the current portion of current and deferred income tax assets, over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries on such date, excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all

Indebtedness consisting of Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes and (v) the current portion of deferred revenue.  There shall also be excluded from Consolidated Working Capital to the extent otherwise included therein (i) at the option of the Company or the Required Lenders (without prejudice to the application of the proviso set forth in the definition of “GAAP”), the effects of any change by the Company in its accounting policies, accounting treatment for any matter or application of GAAP, (ii) the purchase accounting effects of adjustments to property, inventory and equipment, pension and post-retirement employee benefit plan (including health plan) assets and liabilities, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Company and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof, (iii) for any period, any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets acquired pursuant to the Acquisitions to the extent such reappraisal, revaluation, write-up or write-down is made during the period beginning on the Closing Date and ending on the date 18 months after the Closing Date, and (iv) for any period, any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets acquired pursuant to a Permitted Acquisition to the extent such reappraisal, revaluation, write-up or write-down is made during the period beginning on the date that such Permitted Acquisition is consummated and ending on the date six months after such date.

“Continuing Agreement” means the Continuing Agreement substantially in the form of Exhibit K.

“Continuing Directors” means the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Acquisitions and the other transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Co-Syndication Agents” means Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents under this Agreement.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on June 30, 2008 and Excess Cash Flow for each succeeding and completed fiscal year.

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Period” has the meaning specified in Section 8.05.

“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Decrees” has the meaning specified in Section 10.24.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the principal amount of any Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the U.S. Term Loans, Euro Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Defeasance” means a covenant defeasance in respect of the Existing Notes pursuant to Article VIII of the Existing Note Indenture, including the placement of sufficient funds in escrow with the trustee under the Existing Note Indenture and consummation of all other actions necessary to satisfy the provisions of such Article.

“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans, (b) Unreimbursed Amounts and interest thereon and (c) accrued and unpaid fees under the Loan Documents.

“DH Acquisition” has the meaning set forth in the preliminary statements to this Agreement.

“DH Acquisition Agreement” means the Stock Acquisition Agreement, dated as of January 23, 2007, among Direct Holdings U.S. Corp., RDA Holding Co. and each of the members of Direct Holdings Worldwide L.L.C.

“Direct Holdings” has the meaning set forth in the preliminary statements to this Agreement.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Company and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests held in another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by a Person of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest (other than the Company Preferred Stock) which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) requires the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date of the Term Loans.

“Documentation Agent” means The Royal Bank of Scotland plc, as Documentation Agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a)  with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b)  with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.08.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means 50%; provided that with respect to each fiscal year of the Company, the ECF Percentage shall be 25% in respect of such fiscal year if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 6.00:1.00 but greater than 5.00:1.00; and provided further that the ECF Percentage shall be 0% in respect of such fiscal year if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 5.00:1.00.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any Hazardous Materials into the environment, including those related to air emissions and discharges to public water or waste treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” shall mean the sum of (a) the Sponsor Equity Contributions, (b) the gross proceeds of the issuance on or prior to the Closing Date of the Holdings Senior PIK Preferred and (c) the gross proceeds of the issuance on or prior to the Closing Date of the Holdings Common Equity.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsors, J. Rothschild Group Ltd., Goldentree Asset Management, LP, GSO Capital Partners LP, Merrill Lynch Capital Corporation, Magnetar Financial LLC and the Management Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is in endangered or critical status; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) on and after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); or (h) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived.

“Euro” and “€”means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a)  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or the relevant Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b)  if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or the relevant Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(c)  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars or the relevant Alternative Currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate.

“Euro Refinanced Term Loans” has the meaning specified in Section 10.01.

“Euro Replacement Term Loans” has the meaning specified in Section 10.01.

“Euro Term Commitment” means, as to each Euro Term Lender, its obligation to make a Euro Term Loan to the German Borrower pursuant to Section 2.01(c) in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Euro Term Commitment” or in the Assignment and Assumption pursuant to which such Euro Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Euro Term Commitments is $100,000,000.

“Euro Term Lender” means, at any time, any Lender that has a Euro Term Commitment or a Euro Term Loan at such time.

“Euro Term Loan” means a Loan made pursuant to Section 2.01(c).

“Euro Term Note” means a promissory note of the German Borrower payable to any Euro Term Lender, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the German Borrower to such Euro Term Lender resulting from the Euro Term Loans made by such Euro Term Lender.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) an amount equal to the aggregate net non-cash loss on Dispositions by the Company and the Restricted Subsidiaries during such period to the extent deducted in arriving at such Consolidated Net Income, and

(iv) decreases in Consolidated Working Capital for such period, and; minus

(b) the sum, without duplication among the clauses below and without duplication of any amounts otherwise deducted in arriving at Consolidated Net Income for such period, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income,

(ii) an amount equal to the aggregate net non-cash gain on Dispositions by the Company and the Restricted Subsidiaries during such period to the extent included in arriving at such Consolidated Net Income,

(iii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period pursuant to Section 7.14, except to the extent that such Capital Expenditures were financed with the proceeds of any issuance or sale of Equity Interests of Holdings, with the proceeds of any Indebtedness (other than Revolving Credit Loans) of Holdings, the Company or the Restricted Subsidiaries, or, to the extent not otherwise included in Consolidated Net Income, with the proceeds of any Disposition of property of or any Casualty Event with respect to property of Holdings, the Company or the Restricted Subsidiaries,

(iv) the aggregate amount of all principal payments or prepayments of Indebtedness of the Company and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of any repayment of Term Loans pursuant to Section 2.07(a), but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent that such payments or prepayments were financed with the proceeds of any issuance or sale of Equity Interests of Holdings, with the proceeds of any other Indebtedness of Holdings, the Company or the Restricted Subsidiaries, or, to the extent not otherwise included in Consolidated Net Income, with the proceeds of any Disposition of property of or any Casualty Event with respect to property of Holdings, the Company or the Restricted Subsidiaries,

(v) increases in Consolidated Working Capital for such period,

(vi) cash payments by the Company and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Company and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and Permitted Acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a)), except to the extent that such Investments and Permitted Acquisitions were financed with the proceeds of any issuance or sale of Equity Interests of Holdings, with the proceeds of any Indebtedness of Holdings, the Company or the Restricted Subsidiaries, or, to the extent not otherwise included in Consolidated Net Income, with the proceeds of any Disposition of property of or any Casualty Event with respect to property of Holdings, the Company or the Restricted Subsidiaries,

(viii) the amount (without duplication) of Restricted Payments paid by Holdings during such period pursuant to Section 7.06(g), (h)(i) or (i), except to the extent such Restricted Payments were financed with the proceeds of any issuance or sale of Equity Interests of Holdings, with the proceeds of any Indebtedness of Holdings, the Company or the Restricted Subsidiaries, or, to the extent not otherwise included in Consolidated Net Income, with the proceeds of any Disposition of property of or any Casualty Event with respect to property of Holdings, the Company or the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Company and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, and

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the fiscal year of the Company following the end of such period, provided that to the extent the aggregate cash consideration paid for such Permitted Acquisitions or Capital Expenditures during such fiscal year (other than amounts financed with the proceeds of any issuance or sale of Equity Interests of Holdings, with the proceeds of any Indebtedness of Holdings, the Company or the Restricted Subsidiaries, or, to the extent not otherwise included in Consolidated Net Income, with the proceeds of any Disposition of property of or any Casualty Event with respect to property of Holdings, the Company or the Restricted Subsidiaries) is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary unless such Subsidiary executes a Security Agreement Supplement, (b) each Subsidiary listed on Schedule 1.01D hereto, (c) any Foreign Subsidiary, or any other Subsidiary created or acquired after the date hereof, that is prohibited by applicable Law from guaranteeing the Obligations (in each case unless such Subsidiary subsequently executes a Security Agreement Supplement), (d) other than with respect to the Overseas Obligations to the extent required by the definition of “Collateral and Guarantee Requirement”, any Foreign Subsidiary, any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary and any Domestic Subsidiary substantially all of whose assets consist of voting Equity Interests of one or more Foreign Subsidiaries (in each case unless such Subsidiary executes a Security Agreement Supplement), (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (f) any Immaterial Subsidiary and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Existing Credit Agreement” means the Five-Year Revolving Credit Agreement, dated as of April 14, 2005, among Reader’s Digest, Books Are Fun, Ltd., QSP, Inc., Reiman Media Group, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing DH/WRC Debt Agreements” means (a) the Credit and Guaranty Agreement dated as of July 22, 2005, among Weekly Reader Corporation, CompassLearning, Inc., WRC Media, Inc., the subsidiary guarantors party thereto, Goldman Sachs Specialty Lending Group, L.P., as administrative agent and collateral agent, and the lenders from time to time party thereto, (b) the Term Loan and Guaranty Agreement dated as of July 22, 2005, among Weekly Reader Corporation, CompassLearning, Inc., WRC Media, Inc., the subsidiary guarantors party thereto, The Bank of New York, as collateral agent, and the lenders from time to time party thereto, (c) the Amended and Restated Financing Agreement dated as of May 31, 2005, by and among Direct Holdings Americas Inc., Direct Holdings Custom Publishing Inc., Direct Holdings

Education Inc., Alex Inc., Direct Holdings.com, Inc., Direct Holdings Customer Service, Inc., Direct Holdings Libraries, Inc., Direct Holdings U.S. Corp., Direct Holdings Worldwide L.L.C. and The CIT Group/Business Credit, Inc. and (d) the Term Loan B Financing Agreement dated as of May 31, 2005, by and among Direct Holdings Americas Inc., Direct Holdings Custom Publishing Inc., Direct Holdings Education Inc., Alex Inc., Direct Holdings.com, Inc., Direct Holdings Customer Service, Inc., Direct Holdings Libraries, Inc., Direct Holdings U.S. Corp., Direct Holdings Worldwide L.L.C. and The CIT Group/Business Credit, Inc.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01I.

“Existing Notes” means Reader’s Digest’s existing 6½% senior unsecured notes due 2011.

“Existing Note Indenture” means the Indenture entered into by Reader’s Digest in connection with the issuance of the Existing Notes, together with all instruments and other agreements entered into by Reader’s Digest in connection therewith.

“Facility” means the U.S. Term Loans, the Euro Term Loans, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank on such day on such transactions as determined by the Administrative Agent.

“Foreign Immaterial Subsidiary” means any Foreign Subsidiary that is an Immaterial Subsidiary.  For the avoidance of doubt, as of the Closing Date, none of Caribe Condor S.A. de C.V., Reader’s Digest Deutschland Holding GmbH, The Reader’s Digest Assoc. Pty. Limited or 1302791 Alberta ULC shall constitute a Foreign Immaterial Subsidiary.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company which (a) is not a Domestic Subsidiary or (b) is set forth on Schedule 1.01E.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Company and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“German Borrower” means RD German Holdings GmbH.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Group Member” means Holdings, the Company and the Restricted Subsidiaries.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Security Agreement” means, collectively, the Guarantee and Collateral Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each other security agreement supplement executed and delivered pursuant to Section 6.10.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Holdings Common Equity” means common stock of Holdings to be issued on or prior to the Closing Date to the holders of the Holdings Senior PIK Preferred.

“Holdings Junior PIK Preferred” means the Junior PIK Preferred Stock of Holdings issued on the Closing Date (and any additional Junior PIK Preferred Stock issued in connection with (i) the surrender of any such Junior PIK Preferred Stock pursuant to a transfer or exchange thereof or (ii) the issuance of any replacement certificate).

“Holdings Operating Expenses” means operating costs and expenses incurred by Holdings, which will include, in any event, without limitation, costs and expenses incurred in connection with (in each case to the extent not prohibited by the Loan Documents and in each case other than interest or dividend payments or expenses related to activities not permitted to be undertaken by Holdings pursuant to Section 7.13) (i) the maintenance of its existence and the ownership of an investment in the Company or the Subsidiaries of the Company, and the exercise of rights and performance of obligations in connection therewith, (ii) the entry into, and exercise of rights and performance of obligations in respect of (A) contracts and agreements with or for the benefit of officers, directors and employees of Holdings, the Company or any Subsidiary relating to their employment or directorships, (B) insurance policies and related contracts and agreements, (C) any equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of Equity Interests of Holdings or any offering, issuance or sale thereof, (D) the Loan Documents and (E) the Senior Subordinated Note Indenture, the Holdings PIK Preferred and related agreements, (iii) the offering, issuance and sale of Equity Interests of Holdings, (iv) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (v) the performance of obligations under and compliance by Holdings with its certificate of incorporation and by-laws or any applicable law, ordinance, regulation rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of the Company or the Subsidiaries of the Company,

(vi) the performance of contractual obligations in existence on the date hereof and set forth on Schedule 1.01F, (vii) payment of taxes for the benefit of or relating to Holdings, the Company and its Subsidiaries and (viii) other activities incidental or related to the foregoing.

“Holdings PIK Preferred” means (a) the Holdings Senior PIK Preferred and (b) the Holdings Junior PIK Preferred.

“Holdings Senior PIK Preferred” means the Series A PIK Preferred Stock of Holdings issued on the Closing Date (and any additional Series A PIK Preferred Stock issued in connection with (i) the surrender of any such Series A PIK Preferred Stock pursuant to a transfer or exchange thereof or (ii) the issuance of any replacement certificate).

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary that, together with its consolidated Subsidiaries, does not, as of the day of the most recent completed fiscal quarter of the Company, have assets with a value in excess of 1% of the consolidated total assets of the Company and the Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 1% of the total revenues of the Company and the Subsidiaries; provided that if (i) the aggregate assets then owned by all Subsidiaries of the Company that would otherwise constitute Immaterial Subsidiaries shall have a value in excess of 5% of the consolidated total assets of the Company and the Subsidiaries or (ii) the combined revenues of all Subsidiaries of the Company that would otherwise constitute Immaterial Subsidiaries shall exceed 5% of the total revenues of the Company and the Subsidiaries, only those such Subsidiaries as shall then have aggregate assets of less than 5% of the consolidated total assets of the Company and the Subsidiaries and combined revenues of less than 5% of the total revenues of the Company and the Subsidiaries and as shall be designated in writing by the Company to the Administrative Agent as Immaterial Subsidiaries shall be deemed to constitute Immaterial Subsidiaries.

“Incremental Amendment” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(a).

“Incremental Overseas Amendment” has the meaning set forth in Section 2.14(b).

“Incremental Overseas Facility Closing Date” has the meaning set forth in Section 2.14(b).

“Incremental Overseas Term Loans” has the meaning set forth in Section 2.14(b).

“Incremental U.S. Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)  the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)  net obligations of such Person under any Swap Contract;

(d)  all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iii) deferred or equity compensation arrangements payable to directors, officers or employees and (iv) any such obligation to pay royalties or commissions to authors);

(e)  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)  all Attributable Indebtedness;

(g)  all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests; and

(h)  all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings and its Subsidiaries, exclude (i) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary of business consistent with past practice in connection with the cash management activities of Holdings and its Subsidiaries, (ii) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person, (iii) statutory or other legal requirements to make deposits in connection with sweepstakes or similar contests, or surety bonds or letters of credit posted pursuant to such requirements and (iv) obligations under overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property” has the meaning set forth in the Guarantee and Security Agreement.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one or two weeks (with respect to the initial Interest Period applicable to the Euro Term Loans) or one, two, three or six months thereafter, or to the extent available to each Lender of such Eurocurrency Rate Loan (as reasonably determined by each such Lender in good faith), nine or twelve months, as selected by the relevant Borrower in its Committed Loan Notice; provided that:

(a)  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)  no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business consistent with past practice in connection with the cash management activities of Holdings and its Subsidiaries) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning specified in Section 10.23.

“Junior Financing” has the meaning specified in Section 7.12.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed or refinanced as a Refunding Loan in accordance with Section 2.03(c).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit permitted hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender,” together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent and the Company, to make any Loans available to any Overseas Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.01 of this Agreement, the financial institution making such election shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer, provided that any such application or agreement shall not be inconsistent with the terms hereof or impose any additional obligations or liabilities on any Loan Party.  Any Letter of Credit Application delivered to JPMorgan Chase Bank as L/C Issuer for a commercial letter of credit shall be substantially in the form of Exhibit I or such other form as may be reasonably acceptable to JPMorgan Chase Bank.  Any Letter of Credit Application delivered to JPMorgan Chase Bank as L/C Issuer for a standby letter of credit shall be substantially in the form of Exhibit J or such other form as may be reasonably acceptable to JPMorgan Chase Bank.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement intended to create a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a U.S. Term Loan, a Euro Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Letter of Credit Application and (v) the Continuing Agreement (if applicable).

“Loan Parties” means, collectively, each Borrower and each Guarantor; provided that for purposes of Article VII, unless such Person is or becomes a U.S. Guarantor, each Overseas Borrower and each Overseas Guarantor shall not be treated as a Loan Party and shall be treated as a Subsidiary that is not a Loan Party.

“Management Stockholders” means the members of management of Holdings or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01H.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Change” means a material adverse effect on (a) the business, financial condition or results of operations of Reader’s Digest and its subsidiaries, taken as a whole, (b) the ability of Reader’s Digest to perform its obligations under the Purchase Agreement or (c) the ability of Reader’s Digest to consummate the Acquisition and the other Transactions (as defined in the Purchase Agreement) to be performed or consummated by Reader’s Digest, other than any event, change, effect, development, condition or occurrence to the extent arising out of or relating to:  (i) general economic conditions, (ii) conditions generally affecting industries in which any of Reader’s Digest or its subsidiaries operate (except, in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence disproportionately impacts the business, financial condition or results of operations of Reader’s Digest and its subsidiaries, taken as a whole, relative to companies operating in the industries in which Reader’s Digest or its subsidiaries operate), (iii) the public announcement of the Purchase Agreement and the Acquisition, (iv) any changes in law or interpretation thereof or (v) any changes in GAAP or interpretation thereof.

“Material Adverse Effect” means an event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the rights and remedies of the Administrative Agent and the Lenders under any Loan Document.

“Material Real Property” means, on any date, any real property owned by any Loan Party with a fair market value as of such date in excess of $2,500,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, March 2, 2013 and (b) with respect to the Term Loans, March 2, 2014.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger” has the meaning set forth in the preliminary statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit G (with such changes as may be customary to account for local Law matters or as otherwise may be reasonably satisfactory to the Administrative Agent), and any other mortgages executed and delivered pursuant to Section 6.10.

“Mortgage Policies” has the meaning specified in Section 6.12(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)  with respect to the Disposition of any asset by Holdings, the Company or any Restricted Subsidiary or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Company or any Restricted Subsidiary) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary commissions and fees) actually incurred by Holdings, the Company or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such asset or assets and (y) any liabilities associated with such asset or assets and retained by Holdings, the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) the Company’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the assets involved within one year of such Disposition or Casualty Event, and it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by Holdings, the Company or any Restricted Subsidiary in any such Disposition, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) or (D) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (E) above that have not been satisfied in cash within three hundred and sixty-five (365) days after such Disposition or Casualty Event; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)  with respect to the incurrence or issuance of any Indebtedness or Equity Interests by Holdings, the Company or any Restricted Subsidiary, an amount equal to (i)

the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other out-of-pocket fees, transfer and similar taxes and other customary out-of-pocket expenses actually incurred by Holdings, the Company or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Cash Charges” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Non-Consenting Lenders” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a U.S. Term Note, a Euro Term Note or a Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) was not previously applied as a Cure Amount or in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose.  The Company shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (a) monetary obligations of any Loan Party and its Subsidiaries arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) monetary obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement and (c) monetary Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (x) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities, and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (y) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the U.S. Term Loans, Euro Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of U.S. Term Loans, Euro Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Overseas Borrowers” means, collectively, (a) the German Borrower and (b) any other Foreign Subsidiary which has borrowed Incremental Overseas Term Loans in accordance with Section 2.14(b).

“Overseas Guarantees” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Overseas Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Overseas Obligations” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Annex 2 to the Guarantee and Security Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings to the extent permitted hereunder or any capital contribution made to Holdings in respect of its Qualified Equity Interests.

“Permitted Holders” means the Equity Investors other than (i) the Management Stockholders to the extent that the amount of the outstanding voting stock of Holdings owned beneficially or of record by such Management Stockholders in the aggregate at any time exceeds ten percent (10%) of the total amount of the outstanding voting stock of Holdings at such time and (ii) Goldentree Asset Management, LP, GSO Capital Partners LP and Magnetar Financial LLC.

“Permitted Holdings Distributions” means payments, dividends or distributions by the Company to Holdings in order to pay Holdings Operating Expenses.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the Maturity Date with respect to the Term Loans, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the reasonable good faith determination of the Company) as those contained in the documentation governing the

Indebtedness being modified, refinanced, refunded, renewed or extended, and (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate or other pricing terms and redemption or prepayment premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Lenders (in the reasonable good faith determination of the Company) than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Guarantee and Security Agreement.

“Pledged Equity” has the meaning specified in the Guarantee and Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Company and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, with respect to the cost savings related to such actions or such additional costs, as applicable, it may be reasonably assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(a)(ii).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company owned by the Company or any of its Subsidiaries or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) in the reasonable good faith determination of the Company (x) directly attributable to such transaction and (y) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, in the case of the Term Facility, outstanding Term Loans) of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments (or, in the case of the Term Facility, aggregate outstanding Term Loans) under the applicable Facility or Facilities at such time; provided that (if applicable) if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” shall have the meaning set forth in Section 6.01(c).

“Purchase Agreement” means the Agreement and Plan of Merger, dated as of November 16, 2006, among Holdings, Acquisition Co and Reader’s Digest.

“Purchase Price” means the total funds required to consummate the Acquisitions.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering for cash (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Reader’s Digest” has the meaning specified in the introductory paragraph to this Agreement.

“Refunding Loans” has the meaning set forth in Section 2.03(c)(i).

“Register” has the meaning set forth in Section 10.07(d).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of U.S. Term Loans, Euro Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused U.S. Term Commitments, (c) aggregate unused Euro Term Commitments and (d) aggregate unused Revolving Credit Commitments.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitments” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Company pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line

Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $300,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and outstanding Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lenders” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Company payable to any Revolving Credit Lender, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Company to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Rollover Amount” has the meaning set forth in Section 7.14(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Obligations” has the meaning specified in the Guarantee and Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the other Agents, the Lenders, the Hedge Banks, any Affiliate of a Lender to which Obligations are owed, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement Supplement” has the meaning specified in the Guarantee and Security Agreement.

“Senior Subordinated Note Indenture” means the Indenture entered into by the Company and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Company or such Subsidiaries in connection therewith.

“Senior Subordinated Notes” means the $600,000,000 aggregate principal amount of senior subordinated notes of the Company issued on the Closing Date pursuant to the Senior Subordinated Note Indenture.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental U.S. Term Loan, Incremental Overseas Term Loan or Revolving Commitment Increase that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsors” means Ripplewood Holdings L.L.C. and its Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Sponsor Equity Contributions” means, collectively, (a) the contribution by the Equity Investors of an aggregate amount of cash of not less than $374,992,909.09 to Holdings, and (b) the further contribution by Holdings to the Company of any portion of such cash contribution proceeds not used by Holdings to pay Transaction Expenses.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the relevant

Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company, as well as any other entity that, following the consummation of the Acquisitions, will become a Subsidiary of the Company.

“Successful Consent Solicitation” means a Consent Solicitation that results in the receipt of consents in respect of an aggregate amount of Existing Notes necessary to modify the Existing Note Indenture to remove any provisions thereof that would restrict or prohibit the Transactions or the entering into of the Loan Documents or the Senior Subordinated Note Indenture.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means JPMorgan Chase Bank, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Confirmation” has the meaning specified in Section 10.24.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means a U.S. Term Commitment or a Euro Term Commitment, as the context may require.

“Term Lender” means a U.S. Term Lender or a Euro Term Lender, as the context may require.

“Term Loan” means a U.S. Term Loan or a Euro Term Loan, as the context may require.

“Term Note” means a U.S. Term Note or Euro Term Note, as the context may require.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended.

“Threshold Amount” means $20,000,000.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio as of the last day of such Test Period of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Tranche” means a category of Commitments or Credit Extensions thereunder.  For purposes hereof, each of the following comprises a separate Tranche:  (a) the unused Revolving Commitments, (b) the outstanding Revolving Credit Loans and L/C Obligations in respect of Letters of Credit, (c) the outstanding U.S. Term Loans and (d) the outstanding Euro Term Loans.

“Transaction” means, collectively, (a) the Sponsor Equity Contributions, (b) the Acquisition, (c) the Merger, (d) the DH Acquisition, (e) the WRC Acquisition, (f) the issuance of the Senior Subordinated Notes, (g) the issuance of the Holdings PIK Preferred, (h) the issuance of the Holdings Common Equity, (i) the funding of the Term Loans, (j) the consummation of a Successful Consent Solicitation or a Defeasance, (k) the repayment, repurchase or redemption of certain outstanding Indebtedness of Reader’s Digest, WRC Media and Direct Holdings, (l) the consummation of any other transactions in connection with the foregoing and (m) the payment of fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Company or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means (i) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Reader’s Digest and Direct Holdings and their respective Subsidiaries for each subsequent fiscal quarter ended after the fiscal year ended June 30, 2006 and June 24, 2006, respectively, for which such financial statements are available (and which are publicly available, in the case of Reader’s Digest) prior to the Closing Date, and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of WRC Media and its Subsidiaries for each subsequent fiscal quarter ended after the fiscal year ended December 31, 2006, for which such financial statements are available prior to the Closing Date.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Company listed on Schedule 1.01G and (ii) any Subsidiary of the Company designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the date hereof.

“U.S. Guarantees” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“U.S. Guarantor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“U.S. Refinanced Term Loans” has the meaning specified in Section 10.01.

“U.S. Replacement Term Loans” has the meaning specified in Section 10.01.

“U.S. Term Commitment” means, as to each U.S. Term Lender, its obligation to make a U.S. Term Loan to the Company pursuant to Section 2.01(a) in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Term Commitment” or in the Assignment and Assumption pursuant to which such U.S. Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Term Commitments is $1,210,000,000.

“U.S. Term Lender” means, at any time, any Lender that has a U.S. Term Commitment or a U.S. Term Loan at such time.

“U.S. Term Loan” means a Loan made pursuant to Section 2.01(a).

“U.S. Term Note” means a promissory note of the Company payable to any U.S. Term Lender, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Company to such U.S. Term Lender resulting from the U.S. Term Loans made by such U.S. Term Lender.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“WRC Acquisition” has the meaning set forth in the preliminary statements to this Agreement.

“WRC Acquisition Agreement” means the Agreement and Plan of Merger, dated as of January 23, 2007, among RDA Holding Co., WRC Acquisition Co. and WRC Media Inc.

“WRC Media” has the meaning set forth in the preliminary statements to this Agreement.

SECTION 1.02.  Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)  (i)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)  The term “including” is by way of example and not limitation.

(iv)  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03.  Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.  To the extent that any provision of any Loan Document requires or tests for Pro Forma Compliance with Section 7.10 prior to the first test date set forth in Section 7.10, such provision shall be deemed to refer to the first covenant level set forth therein.

SECTION 1.04.  Rounding.  Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.  References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07.  Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08.  Currency Equivalents Generally.  (a)  Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later).  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b)  For purposes of determining compliance under Sections 7.02, 7.05, 7.06, 7.10 and 7.14, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period, provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.  For purposes of determining compliance with Section 7.10, (i) the Dollar Amount of the Euro Term Loans will be determined based on the Exchange Rate in effect on the Closing Date, (ii) the Dollar Amount of any

Incremental Overseas Term Loans will be determined based on the Exchange Rate in effect on the applicable Incremental Overseas Facility Closing Date and (iii) the equivalent in Dollars of any other Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such other Indebtedness.

(c)  For all purposes under this Agreement, the Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan as of the Closing Date, in the case of any Euro Term Loan, and as of the relevant Incremental Overseas Closing Date, in the case of any other Alternative Currency Loan.  Each such determination shall be based on the Exchange Rate on or about the date of the related initial Committed Loan Notice.  Notwithstanding the foregoing, the Exchange Rate applicable to the Euro Term Loans on the Closing Date shall be deemed to be 1.3206.

SECTION 1.09.  Change of Currency.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Company’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01.  The Loans.  (a)  The U.S. Term Borrowings.  Subject to the terms and conditions set forth herein, each U.S. Term Lender severally agrees to make to the Company a single loan denominated in Dollars in a Dollar Amount equal to such U.S. Term Lender’s U.S. Term Commitment on the Closing Date.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  U.S. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)  The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Company as elected by the Company pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that (i) after giving effect to any Revolving Credit Borrowing, the amount of the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, and (ii) the aggregate principal amount of Revolving Credit Loans made on the Closing Date shall not exceed $10,000,000.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c)  The Euro Term Borrowings.  Subject to the terms and conditions set forth herein, each Euro Term Lender severally agrees to make to the German Borrower a single loan denominated in Euros in a Dollar Amount equal to such Euro Term Lender’s Euro Term Commitment on the Closing Date.  Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  Euro Term Loans must be Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02.  Borrowings, Conversions and Continuations of Loans.  (a)  Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the relevant Borrower’s notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 12:30 p.m. (New York time or London time in the case of any Borrowing denominated in an Alternative Currency) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) 11:00 a.m. (New York time) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the relevant Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency Loans).  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the relevant Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of U.S. Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If with respect to Loans denominated in Dollars the Company fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the relevant Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month.

(b)  Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (New York time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01, and, if such Borrowing is made by an Overseas Borrower, Section 4.03), the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of JPMorgan Chase Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such

Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the relevant Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the relevant Borrower as provided above.

(c)  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Company pays the amount due, if any, under Section 3.05 in connection therewith.

(d)  The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in JPMorgan Chase Bank prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)  After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

(f)  The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Letters of Credit.  (a)  The Letter of Credit Commitment.  (i)    On and after the Closing Date, each Existing Letter of Credit will constitute a Letter of Credit under this Agreement and for purposes hereof will be deemed to have been issued on the Closing Date.  Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Company (provided that any Letter of Credit may be for the benefit of Holdings or any Subsidiary of the Company) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit to the extent that, as of the date of such L/C Credit Extension, (x) the amount of the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)  An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; or

(B)  the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer.

(iii)  Each Letter of Credit shall, unless otherwise agreed by the applicable L/C Issuer and subject to Section 2.03(b)(iii), expire no later than the earlier of (x) twelve months after the date of issuance or last renewal and (y) unless Cash Collateralized prior to the Letter of Credit Expiration Date, the Letter of Credit Expiration Date.  An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)  Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)  Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)  If the Company so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Company shall not be required to make a specific request to the relevant L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)  Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Company and the Administrative Agent thereof.  Not later than 1:00 p.m. on (x) if notice that a payment is made on any date by an L/C Issuer under a Letter of Credit is received by the Company on or before 11:00 a.m. (New York time), the Business Day immediately following such date or (y) if notice that a payment is made on any date by an L/C Issuer under a Letter of Credit is received by the Company later than 11:00 a.m. (New York time), the second Business Day immediately following such date (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  In order to reimburse any such drawing, the Company shall have the option to request in accordance with Section 2.02 a Revolving Credit Borrowing of Base Rate Loans (“Refunding Loans”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Revolving Credit Lenders and the conditions set forth in Section 4.02.  If the Company fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof.  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)  Each Revolving Credit Lender (including any Lender acting as an L/C Issuer) shall, upon any notice pursuant to Section 2.03(c)(i) to make a Refunding Loan to the Company, make such funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments not later than 1:00 p.m. on the

Business Day specified in such notice by the Company.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)  With respect to any Unreimbursed Amount, the Company shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, upon demand by the relevant L/C Issuer (through the Administrative Agent), each Revolving Credit Lender shall make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day following the date of such demand, and such payment to the Administrative Agent for the account of the relevant L/C Issuer shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)  Until each Revolving Credit Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)  Each Revolving Credit Lender’s obligation to make Refunding Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Refunding Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)  If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(iii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)  Repayment of Participations.  (i)  If at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)  If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)  Obligations Absolute.  The obligation of the Company to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)  any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)  the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)  any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)  any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee under the Guarantee and Security Agreement or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or

(vi)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Company to the extent permitted by applicable Law) suffered by the Company that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)  Role of L/C Issuers.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)  Cash Collateral.  (i) If as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Company to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Company shall Cash Collateralize the then Outstanding Amount of such Letter of Credit (in the case of clause (i) above) or of all L/C Obligations (in the case of clauses (ii) and (iii) above) (in each case, in an amount equal to 102% of such Outstanding Amount), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Company receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time (which notice, in the case of clause (i) above, shall not be given prior to the Letter of Credit Expiration Date), or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Company receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at JPMorgan Chase Bank and may be invested in readily available Cash Equivalents.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than 102% of the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at JPMorgan Chase Bank as aforesaid, an amount equal to the excess of (a) 102% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds 102% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Company.  If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amount (to the extent not applied as aforesaid) shall be returned to the Company within two Business Days after all Events of Default have been cured or waived.  Notwithstanding the occurrence of the Letter of Credit Expiration Date, any full or partial failure by the Company to Cash Collateralize the Outstanding Amount of any Letter of Credit in the case of clause (i) above shall operate to continue the several obligations of the Revolving Credit Lenders to participate in such Letter of Credit (x) to the extent so not Cash Collateralized and (y) to the extent any such Cash Collateral is required to be returned to the Company under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), and upon any drawing under such Letter of Credit, such participations by the Revolving Credit Lenders in any Unreimbursed Amount shall be deemed to be L/C Borrowings and L/C Advances pursuant to this Section 2.03.

(h)  Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Company shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Company shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)  Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)  Addition of an L/C Issuer.  A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Company, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l)  Continuing Agreement.  Prior to the issuance or renewal of any Letter of Credit for which JPMorgan Chase Bank will act as L/C Issuer, the Company shall have executed and delivered to JPMorgan Chase Bank the Continuing Agreement.

SECTION 2.04.  Swing Line Loans.  (a)  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that, the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)  Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company’s notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless (A) the making of such Swing Line Loan would not be permitted pursuant to the proviso to the first sentence of Section 2.04(a) or (B) one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.

(c)  Refinancing of Swing Line Loans.  (i)  In order to reimburse any such Swing Line Loans, the Company at any time may request that each Revolving Credit Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)  If an Event of Default has occurred and is continuing, or if for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), then upon notice by the Administrative Agent to the Revolving Credit Lenders each of the Revolving Credit Lenders shall fund its risk participation in the relevant Swing Line Loan by making an amount equal to its Pro Rata Share of the amount of such Swing Line Loan available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day such Event of Default occurs or the day specified in such Committed Loan Notice, as the case may be.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(iii)  If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)  Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)  Repayment of Participations.  (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)  Payments Directly to Swing Line Lender.  The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05.  Prepayments.  (a)  Optional.  (i)  Any Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York time or London time in the case of Loans denominated in an Alternative Currency) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency Loans); and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by a Borrower, such

Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of principal of, and interest on, Alternative Currency Loans shall be made in the relevant Alternative Currency.  Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.  Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to repayments thereof required pursuant to Section 2.07(a) in the order selected by the Company.

(ii)  The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)  Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or any portion of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b)  Mandatory.  (i)  Within twenty (20) days after financial statements are required to be delivered pursuant to Section 6.01(a), the Company shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to (A) the ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended June 30, 2008) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments.

(ii)   (A)  If (x) Holdings, the Company or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i) or (m)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, the Company or such Restricted Subsidiary of Net Cash Proceeds, the Company shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate Dollar Amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Company shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B);

(B)  With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Company the Company may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Company’s or a Restricted Subsidiary’s business (provided that such reinvestment is permitted by Section 7.02) within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Company or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within twelve (12) months following the date of such commitment; provided that an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after such Net Cash Proceeds cannot be so reinvested or the Company reasonably determines that such Net Cash Proceeds are no longer intended to be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii)  If Holdings, the Company or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (without prejudice to the restrictions therein), the Company shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.  If any Overseas Borrower incurs or issues any Indebtedness pursuant to Section 2.14(b), the Company or such Overseas Borrower shall cause to be prepaid an aggregate Dollar Amount of U.S. Term Loans in an amount equal to 100% of the Net Cash Proceeds received therefrom on the date of the receipt of such Net Cash Proceeds.

(iv)  If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Company shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.  If the Company is required to provide an amount of Cash Collateral in respect of L/C Obligations pursuant to this clause (iv), such amount plus any accrued interest or realized profits with respect to such amount shall be returned to the Company as and to the extent that, after giving effect to such return, the Company would remain in compliance with this clause (iv) and no Event of Default shall have occurred and be continuing.

(v)  Each prepayment of Term Loans (x) pursuant to clause (i) of this Section 2.05(b) shall be applied to repayments thereof required pursuant to Section 2.07 in the order selected by the Company and (y) pursuant to clauses (ii) and (iii) of this Section 2.05(b) shall be applied first in direct order of maturity to repayments thereof required pursuant to Section 2.07 in the 24-month period following the date such prepayment becomes payable and second ratably to the remaining repayments of Term Loans required pursuant to Section 2.07; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(vi)  The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Company’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(c)  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest

Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.  Notwithstanding any of the provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under Section 2.05(b), other than on the last day of the Interest Period therefor, the relevant Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.05(b).

SECTION 2.06.  Termination or Reduction of Commitments.  (a)  Optional.  The Company may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof (or, if less, the remaining amount of such Commitments) and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company.  Notwithstanding the foregoing, the Company may rescind or postpone any notice of termination or reduction of the Commitments if such termination or reduction would have resulted from a refinancing of all or any portion of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)  Mandatory.  The U.S. Term Commitment of each U.S. Term Lender shall be automatically and permanently reduced to $0 upon the making of such U.S. Term Lender’s U.S. Term Loans pursuant to Section 2.01(a).  The Euro Term Commitment of each Euro Term Lender shall be automatically and permanently reduced to $0 upon the making of such Euro Term Lender’s Euro Term Loans pursuant to Section 2.01(c).  In addition, if any Existing Notes remain outstanding on the Closing Date (in respect of which a Defeasance has not been consummated, or in respect of which funds have not been placed in escrow for the redemption or repayment thereof in a manner reasonably satisfactory to the Administrative Agent, as of the Closing Date), the Term Commitment of each Term Lender shall be automatically and permanently reduced (effective prior to the borrowing of Term Loans on the Closing Date) by the amount of such Term Lender’s Pro Rata Share of the amount that would have been used to purchase such Existing Notes if they had been tendered and purchased on the Closing Date pursuant to the Existing Note Indenture.

(c)  Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07.  Repayment of Loans.  (a)  U.S. Term Loans.  The Company shall repay to the Administrative Agent for the ratable account of the U.S. Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, an aggregate Dollar Amount equal to 0.25% of the aggregate amount of all U.S. Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all U.S. Term Loans outstanding on such date.

(b)  Euro Term Loans.  The German Borrower shall repay to the Administrative Agent for the ratable account of the Euro Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, an aggregate Dollar Amount equal to 0.25% of the aggregate Dollar Amount of all Euro Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Euro Term Loans outstanding on such date.

(c)  Revolving Credit Loans.  The Company shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(d)  Swing Line Loans.  The Company shall repay its Swing Line Loans on the Maturity Date for the Revolving Credit Facility; provided that on each date that a Revolving Credit Loan is borrowed, the Company shall repay all Swing Line Loans then outstanding.

SECTION 2.08.  Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b)  Each Borrower shall pay interest on past due amounts owed by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09.  Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)  Commitment Fee.  The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the average daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans (excluding any Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Company prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility or such earlier date as the Revolving Credit Commitments shall be terminated hereunder, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the average daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)  Other Fees.  The Company shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Company and the applicable Agent).

SECTION 2.10.  Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by JPMorgan Chase Bank’s “prime rate” and for Alternative Currency Loans denominated in Sterling shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  The Administrative Agent shall, upon the reasonable request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.08(a).

SECTION 2.11.  Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)  In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)  Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12.  Payments Generally.  (a)  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after 2:00 p.m. (London time) in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)  Unless any Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)  if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the relevant Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the relevant Borrower, and the relevant Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the relevant Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)  The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but at the direction of Required Lenders shall, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13.  Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14.  Incremental Credit Extensions.  (a)  The Company may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans denominated in Dollars (the “Incremental U.S. Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments on the same terms and conditions as are then applicable to the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that (i) both at the time of any such request and upon the effectiveness of any Incremental U.S. Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental U.S. Term Loan is made or any such Revolving Commitment Increase becomes effective (and after giving effect thereto) no Default or Event of Default shall exist and (ii) the Company shall be in compliance with the covenant set forth in Section 7.10 determined on a Pro Forma Basis as of the date of such Incremental U.S. Term Loan or Revolving Commitment Increase and the last day of the most recent Test Period, in each case, as if such Incremental U.S. Term Loans or Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter of the Company for testing compliance therewith.  Each tranche of Incremental U.S. Term Loans and each Revolving Commitment Increase shall be in an aggregate Dollar Amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate Dollar Amount of the Incremental U.S. Term Loans and the Revolving Commitment Increases shall not exceed $200,000,000.  The Incremental U.S. Term Loans and any Revolving Credit Exposure under any such Revolving Commitment Increase (a) shall rank pari passu in right of payment and of security with the other Revolving Credit Exposure and the U.S. Term Loans, (b) in the case of Incremental U.S. Term Loans, shall not mature earlier than the Maturity Date with respect to the U.S. Term Loans, (c) in the case of Incremental U.S. Term Loans, shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity with respect to the U.S. Term Loans, (d) in the case of Incremental U.S. Term Loans, will accrue interest at rates determined by the Company and the lenders providing such Incremental U.S. Term Loans, which rates may be higher or lower than the rates applicable to the U.S. Term Loans, and (e) in the case of Incremental U.S. Term Loans, except as set forth above, shall be treated substantially the same as, or less favorably to the lenders thereof than, the U.S. Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental U.S. Term Loans may be materially different from those of the U.S. Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) subject to clauses (b), (c) and (d) above, the interest rates, maturity and amortization schedule applicable to the Incremental U.S. Term Loans shall be determined by the Company and the lenders thereof.  Each notice from the Company pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental U.S. Term Loans or Revolving Commitment Increases.  Incremental U.S. Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), in each case as designated by the Company, provided that the Administrative Agent, each L/C Issuer and the Swing Line Lender shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental U.S. Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.  Commitments in respect of Incremental U.S.

Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Company, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.  The Company will use the proceeds of the Incremental U.S. Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental U.S. Term Loans or Revolving Commitment Increases unless it so agrees.  Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)  The Company may from time to time designate any Foreign Subsidiary organized under the Laws of Australia, Canada or the United Kingdom as an additional Overseas Borrower for purposes of this Agreement by delivering written notice thereof to the Administrative Agent duly executed on behalf of such Foreign Subsidiary and the Company.  Any such Overseas Borrower organized under the laws of Australia may, on any one date after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request a tranche of term loans denominated in Australian Dollars, any such Overseas Borrower organized under the laws of Canada may, on any one date after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request a tranche of term loans denominated in Canadian Dollars, and any such Overseas Borrower organized under the laws of the United

Kingdom may, on any one date after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request a tranche of term loans denominated in Sterling or Euros (any and all such term loans, the “Incremental Overseas Term Loans”); provided that both at the time of any such request and upon the effectiveness of any Incremental Overseas Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Overseas Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist.  Each tranche of Incremental Overseas Term Loans shall be in an aggregate initial Dollar Amount of not more than $150,000,000 as of the relevant Incremental Overseas Facility Closing Date; provided that the aggregate initial Dollar Amount of the Incremental Overseas Term Loans shall not exceed $300,000,000.  The Incremental Overseas Term Loans (a) shall rank pari passu in right of payment and of security with the U.S. Term Loans, but may have additional security or Guarantees or limits on security or Guarantees to the extent required by the Collateral and Guarantee Requirement, (b) shall not mature earlier than the Maturity Date with respect to the U.S. Term Loans, (c) shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity with respect to the U.S. Term Loans, (d) will accrue interest at rates determined by the applicable Overseas Borrower and the lenders providing such Incremental Overseas Term Loans, which rates may be higher or lower than the rates applicable to the U.S. Term Loans, and (e) except as set forth above, shall be treated substantially the same as, or less favorably to the lenders thereof than, the U.S. Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Overseas Term Loans may be materially different from those of the U.S. Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) subject to clauses (b), (c) and (d) above, the interest rates, maturity and amortization schedule applicable to the Incremental Overseas Term Loans shall be determined by the applicable Overseas Borrower and the lenders thereof.  Each notice from an Overseas Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Overseas Term Loans.  Incremental Overseas Term Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Overseas Lender”), in each case as designated by the applicable Overseas Borrower, provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Overseas Lender’s making such Incremental Overseas Term Loans if such consent would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Overseas Lender.  Commitments in respect of Incremental Overseas Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Overseas Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Company, the applicable Overseas Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Overseas Lender, if any, and the Administrative Agent.  The Incremental Overseas Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Overseas Borrower, to effect the provisions of this Section.  The effectiveness of any Incremental Overseas Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Overseas Facility Closing Date”) of each of the conditions set forth in Section 4.03 and such other conditions as the parties thereto shall agree.  The proceeds of the Incremental Overseas Term Loans shall be applied to the prepayment of the U.S. Term Loans pursuant to Section 2.05(b)(iii).  No Lender shall be obligated to provide any Incremental Overseas Term Loans unless it so agrees.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.14(b).

(c)  This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15.  Overseas Borrower Costs.  (a)  If as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date any Lender makes any Euro Term Loan or Incremental Overseas Term Loan to the applicable Overseas Borrower, or such Lender’s compliance therewith, the cost to such Lender of making or maintaining such Loan to such Overseas Borrower is increased (or the amount of any sum received or receivable by such Lender or its Lending Office is reduced) by an amount deemed by such Lender to be material, by reason of the fact that such Overseas Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States, such Overseas Borrower shall indemnify such Lender for such increased cost or reduction within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent) (excluding for purposes of this Section 2.15 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 3.01 and Section 10.15 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, (iii) reserve requirements contemplated by Section 3.04(c) (as to which Section 3.04(c) shall govern) and (iv) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost (as to which Section 3.04(a) shall govern).  A certificate of such Lender claiming compensation under this Section 2.15 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be conclusive in the absence of manifest error.

(b)  Each Lender will promptly notify the Company, the relevant Overseas Borrower and the Administrative Agent of any event or circumstance of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.15.  If any Lender requests compensation under this Section 2.15, then such Lender will, if requested by the Company, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01.  Taxes.  (a)  Except as provided in this Section 3.01 and Section 10.15, any and all payments by any Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding in the case of each Agent and each Lender, (x) taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, managed or controlled or maintains a Lending Office or, in the case of Germany, a permanent establishment for tax purposes, and all liabilities (including additions to tax, penalties and interest) with respect thereto and (y) any limited German income tax liability pursuant to § 49 para. 1 no. 5 lit. c) aa) German Income Tax Act imposed on such Agent or such Lender (including any withholding obligation of the German Borrower on behalf of such Agent or such Lender pursuant to § 50a para. 7 German Income Tax Act) due to the fact that the Euro Term Loans are secured by German real property or by any rights treated as German real property under German Civil Law, and all liabilities (including additions to tax, penalties and interest) with respect thereto; provided that the exclusion set forth in clause (y) above shall be inapplicable for so long as the Euro Term Loans are secured by German real property or by any rights treated as German real property under German Civil Law the aggregate fair market value of which real property and rights exceeds 10% of the consolidated total assets of the German Borrower and its Subsidiaries.  All non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities described in the immediately preceding sentence are hereinafter referred to as “Taxes”.  If any Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  If such Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, such Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b)  In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)  Each Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides such Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d)  No Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by any Borrower (and provided that nothing in this clause (d) shall be construed as relieving any Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e)  Notwithstanding anything else herein to the contrary, if a Lender or an Agent is subject to withholding tax imposed by any jurisdiction in which any Borrower is formed or organized at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement (or, if later, the date such Lender or Agent makes an Incremental Overseas Term Loan to any Borrower), withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms required or prescribed by applicable Law certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f)  If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to such Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at such Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Company, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment exercised in good faith of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02.  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the relevant Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the relevant Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, each relevant Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03.  Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify each relevant Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given promptly upon such condition’s ceasing to exist) revokes such notice.  Upon receipt of such notice, each relevant Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04.  Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.  (a)  If any Lender determines (in good faith) that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount covered by Section 2.15 or resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, (iii) reserve requirements contemplated by Section 3.04(c) and (iv) in the case of Eurocurrency Rate Loans denominated in an Alternative Currency, the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of such Eurocurrency Rate Loans, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Company shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b)  If any Lender determines (in good faith) that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender or such Lender’s holding company therewith, has the effect of reducing the rate of return on the capital of such Lender or such Lender’s holding company (or its Lending Office) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such introduction, change or compliance (taking into consideration its policies with respect to capital adequacy, by an amount deemed by such Lender to be material, then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Company shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s holding company for such reduction within fifteen (15) days after receipt of such demand.

(c)  The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than ninety (90) days prior to the date that such Lender demands, or notifies the Company of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Company, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d) or any rights of the Company pursuant to Section 3.07.

SECTION 3.05.  Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of profit) incurred by it as a result of:

(a)  (i) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan or (ii) the CAM Exchange (in each case, whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)  any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06.  Matters Applicable to All Requests for Compensation.  (a)  Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Company setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.

(b)  With respect to any Lender’s claim for compensation under Section 2.15, 3.01, 3.02, 3.03 or 3.04, no Borrower shall be required to compensate such Lender for any amount incurred more than ninety (90) days prior to the date that such Lender notifies the relevant Borrowers of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Company under Section 2.15 or 3.04, the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)  If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such

Lender gives notice as provided below that the circumstances specified in Section 2.15, 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)  to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)  all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)  If any Lender gives notice to the Company (with a copy to the Agent) that the circumstances specified in Section 2.15, 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07.  Replacement of Lenders under Certain Circumstances.  (a)  If at any time (i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 2.15, 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Company may, upon prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Company in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such Person.

(b)  Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Company or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the relevant Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)  Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)  In the event that (i) the Company or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08.  Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01.  Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)  executed counterparts of this Agreement;

(ii)  a Note executed by the Company in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii)  each Collateral Document set forth on Schedule 1.01A, duly executed by each Loan Party thereto, together with:

(A)  certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(B)  to the extent required under the Collateral and Guarantee Requirement, an opinion of local counsel for the Loan Parties in Iowa with respect to the enforceability and perfection of the Mortgage with respect to the Mortgaged Property in Iowa and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(C)  evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and

(D)  a completed Perfection Certificate dated the Closing Date and signed by the associate general counsel or the chief legal officer of the Company, together with all attachments contemplated thereby;

(iv)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v)  opinion from (u) Cravath, Swaine & Moore LLP, special New York counsel to Holdings substantially in the form of Exhibit H-1, (v) local counsel in each of Iowa and Washington as may be reasonably required by the Administrative Agent, (w) Richards, Layton & Finger, special Delaware counsel to the Loan Parties substantially in the form of Exhibit H-2, and (x) Clifford H.R. DuPree, associate general counsel to the Company substantially in the form of Exhibit H-3, (y) Karen E. Andrews, general counsel to WRC Media substantially in the form of Exhibit H-4, and (z) Randolph H. Elkins, general counsel to Direct Holdings substantially in the form of Exhibit H-5;

(vi)  a certificate signed by a Responsible Officer of Holdings certifying that (A) except as set forth (x) in the Company Disclosure Letter (as defined in the Purchase Agreement) or (y) in Reader’s Digest’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC on August 21, 2006, Reader’s Digest’s Current Reports on Forms 8-K filed with the SEC on October 4, 2006 and October 5, 2006, Reader’s Digest’s proxy statement on Schedule 14A filed with the SEC on September 29, 2006, Reader’s Digest’s Registration Statement on Form S-8 filed with the SEC on August 21, 2006, and post-effective amendment thereto dated August 22, 2006, but excluding in each case under this clause (y) any risk factor disclosures or other cautionary, predictive and forward looking disclosures contained in any such document under the heading “Risk Factors” or “Forward Looking Statements” or under any other heading, from June 30, 2006 to November 16, 2006, there has been no state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change, and (B) except as set forth in the Company Disclosure Letter, since November 16, 2006, there has been no event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change;

(vii)  a certificate signed by a Responsible Officer of Holdings certifying that since June 30, 2006 there has been no event, change, effect, development, condition or occurrence with respect to WRC Media, Direct Holdings or any of their respective subsidiaries that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of Reader’s Digest, WRC Media, Direct Holdings and their respective subsidiaries, taken as a whole.

(viii)  a certificate (which shall be reasonably satisfactory to the Administrative Agent) attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transaction, from the Treasurer of Holdings;

(ix)  except as set forth in Section 6.17, evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or additional insured, as appropriate, under each insurance policy with respect to such liability and property insurance as to which the Administrative Agent shall have reasonably requested to be so named;

(x)  a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension; and

(xi)  a certificate signed by a Responsible Officer of the Company certifying compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(b)  All fees and expenses required to be paid hereunder and invoiced before the Closing Date shall have been paid in full in cash.

(c)  Prior to or substantially contemporaneously with the initial Credit Extension, (i) the Sponsor Equity Contributions shall have been funded in full in cash; and (ii) Acquisition Co shall have received (as a common equity capital contribution or, if otherwise, on terms and conditions reasonably satisfactory in all material respects to the Administrative Agent) cash proceeds from the Equity Contribution in an aggregate amount, when combined with (x) the aggregate value of the Company Preferred Stock that is rolled over in connection with the Transactions and (y) the value (which shall be calculated net of the fees and expenses of the Company in connection with the WRC Acquisition and the DH Acquisition in excess of $15,000,000) of the Equity Interests issued by Holdings to the shareholders of WRC Media and Direct Holdings as consideration for the WRC Acquisition and the DH Acquisition, respectively) is equal to at least 29% of the total capitalization of the Company.

(d)  The Acquisition and the Merger shall be consummated in accordance with the terms of the Purchase Agreement without waiver or amendment of any material provisions thereof (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Lenders) unless consented to by the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)  The DH Acquisition shall be consummated in accordance with the terms of the DH Acquisition Agreement without waiver or amendment of any material provisions thereof (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Lenders) unless consented to by the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.  Holdings shall have contributed all of the Equity Interests of Direct Holdings to the Company.

(f)  The WRC Acquisition shall be consummated in accordance with the terms of the WRC Acquisition Agreement without waiver or amendment of any material provisions thereof (other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Lenders) unless consented to by the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.  Holdings shall have contributed all of the Equity Interests of WRC Media to the Company.

(g)  Prior to or substantially contemporaneously with the initial Credit Extensions, the Company shall have received at least $600,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes.

(h)  Prior to or substantially contemporaneously with the initial Credit Extensions, Holdings shall have received at least $274,000,000 in gross cash proceeds from the issuance of the Holdings Senior PIK Preferred.

(i)  Prior to or substantially contemporaneously with the initial Credit Extensions, Holdings shall have received at least $91,333,333.33 in gross cash proceeds from the issuance of the Holdings Common Equity.

(j)  The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans outstanding under the Existing Credit Agreement and the Existing DH/WRC Debt Agreements and all accrued and unpaid interest, fees and other amounts owing thereunder shall have been paid in full, all commitments to extend credit thereunder shall have terminated, and all Liens securing obligations thereunder shall have been released.  A Successful Consent Solicitation or a Defeasance shall have been consummated.  Except for (A) any Existing Notes not repurchased or redeemed on or prior to the Closing Date, (B) Indebtedness listed on Schedule 7.03(b), (C) the Company Preferred Stock, (D) the Loans and L/C Obligations, (E) the Senior Subordinated Notes and (F) the Holdings PIK Preferred, Holdings, the Company and its Subsidiaries shall have no Indebtedness or preferred Equity Interests outstanding after giving effect to the Transaction.

(k)  The Arrangers and the Lenders shall have received (i) the Audited Financial Statements, (ii) the Unaudited Financial Statements and (iii) to the extent made available by each of Reader’s Digest, Direct Holdings and WRC Media, monthly financial data generated by each of Reader’s Digest’s, Direct Holdings’, and WRC Media’s internal accounting systems for use by senior management for each month ended after the latest fiscal quarter for which Unaudited Financial Statements are delivered pursuant to clause (ii) above and at least 30 days before the Closing Date.

(l)  The Arrangers and the Lenders shall have received the Pro Forma Balance Sheet.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (I) the only representations and warranties (and related defaults) made by the Loan Parties relating to Reader’s Digest, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be such of the representations made by Reader’s Digest in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that Holdings and Acquisition Co have the right to terminate their obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (determined without regard to whether any notice is required to be delivered by Holdings or Acquisition Co), and (II) the only other representations and warranties (and related defaults) made by the Loan Parties the making of which shall be a condition to availability of the Facilities on the Closing Date shall be the Specified Representations (as defined below).  For purposes hereof, “Specified Representations” means the representations and warranties set forth in Sections 5.01(a), 5.01(b), 5.02, 5.04, 5.13, 5.16 and 5.18.

SECTION 4.02.  Conditions to All Credit Extensions.  Subject to the last paragraph of Section 4.01, the obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion or a continuation of Loans) is subject to the following conditions precedent:

(a)  The representations and warranties of the Company and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b)  No Default shall have occurred and be continuing at the time of or immediately after giving effect to such proposed Credit Extension.

(c)  The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion or a continuation of Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

SECTION 4.03.  Conditions of Initial Credit Extension to Overseas Borrower.  Subject to the last paragraph of Section 4.01, the obligation of each Lender to make any Euro Term Loan or Incremental Overseas Term Loan to any Overseas Borrower is subject to satisfaction or waiver of the following further conditions:

(a)  receipt by the Administrative Agent of an opinion of counsel for such Overseas Borrower reasonably acceptable to the Administrative Agent, covering such customary matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(b)  receipt by the Administrative Agent of all documents with respect to such Overseas Borrower satisfying the requirements set forth in Section 4.01(a)(iv) with respect thereto;

(c)  to the extent required by the Collateral and Guarantee Requirement, all Overseas Obligations shall have been (i) unconditionally guaranteed by each required Guarantor and (ii) secured by a security interest in the required Collateral with the priority required by the Collateral Documents, and the Administrative Agent shall have received evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(d)  receipt by the Administrative Agent of a Note executed by such Overseas Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of date of the relevant Credit Extension;

(e)  receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company certifying compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02; and

(f)  receipt by the Administrative Agent of a certificate signed by a Responsible Officer of such Overseas Borrower certifying that the representations and warranties set forth in Sections 5.01, 5.02, 5.03 and 5.04 are true and correct in all material respects as to such Overseas Borrower and any Loan Document to which such Overseas Borrower is a party on and as of the date of such Credit Extension; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants (provided that, on the Closing Date, only the Specified Representations shall be made as to the Company and its Subsidiaries, and the Specified Representations shall be made by Acquisition Co only) to the Agents and the Lenders that:

SECTION 5.01.  Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of such Person’s Organization Documents, (b) violate or result in any breach of, or the creation of any Lien under (other than Liens created by the Loan Documents and other Liens permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or which is binding upon such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any violation or breach (but not creation of Liens) referred to in clause (b) and (c) above, to the extent that such violation or breach could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03.  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the

Collateral Documents (including the priority thereof), except for (i) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.  Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.05.  Financial Statements; No Material Adverse Effect.  (a)  (i)  The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of Reader’s Digest, WRC Media, Direct Holdings and their respective Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and, in the case of the Unaudited Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)  The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”) has been prepared giving effect (as if such events had occurred on such date) to the Transaction, each material acquisition by Reader’s Digest, WRC Media, Direct Holdings or any of their respective Subsidiaries consummated after June 30, 2006 (and, with respect to WRC Media, after December 31, 2005) and prior to the Closing Date and all other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act.  The Pro Forma Balance Sheet has been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and presents fairly in all material respects in accordance with GAAP the pro forma financial position of the Company and its Subsidiaries as at December 31, 2006 and their pro forma results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)  Since June 30, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)  The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries for each fiscal year through 2013, copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith on the basis of assumptions believed to be reasonable at the time made, it being understood that forecasts are, by their nature, inherently uncertain and actual results may vary from such forecasts and that such variations may be material.

(d)  As of the Closing Date, except as disclosed in any schedule to this Agreement, neither the Company nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the Indebtedness, obligations and liabilities reflected on Schedule 5.05, (ii) obligations arising under this Agreement, the Senior Subordinated Note

Indenture, the Company Preferred Stock and the Holdings PIK Preferred, (iii) liabilities arising as a result of the Transaction and (iv) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.  Litigation.  As of the Closing Date, there are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Company, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.  No Default.  Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation (other than any Contractual Obligation pursuant to which the Company or such Subsidiary has issued or incurred Indebtedness) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.08.  Ownership of Property; Liens.  Each Loan Party (other than any Immaterial Subsidiary) and each of its Subsidiaries (other than any Immaterial Subsidiary) has good title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets material to the ordinary conduct of its business (including all Material Real Property), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01.  Each Immaterial Subsidiary has good title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets material to the ordinary conduct of the business of the Company and the Subsidiaries taken as a whole (including all Material Real Property), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01.

SECTION 5.09.  Environmental Compliance.  (a)  There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  Except as specifically disclosed in Schedule 5.09 or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Company, is adjacent to any such property; and (ii) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or, to the knowledge of the Company, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location, in each case in a manner that could reasonably be expected to result in Environmental Liability.

(c)  The properties owned, leased or operated by the Company and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental

Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)  Except as specifically disclosed in Schedule 5.09, neither the Company nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)  All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, by any Loan Party or any of its Subsidiaries, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)  Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10.  Taxes.  The Company and its Subsidiaries have filed all Federal and state and other tax returns and reports required to be filed, and have paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days, (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which reserves have been provided to the extent required by GAAP or (c) set forth in Schedule 5.10 and except as the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  ERISA Compliance.  (a)  Except as set forth in Schedule 5.11 or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)  (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (v) the present value of all benefit liabilities under each Pension Plan does not exceed the aggregate current value of the assets of such Pension Plan (based on those assumptions used to fund the Pension Plans); except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12.  Subsidiaries; Equity Interests.  As of the Closing Date, neither Holdings nor any Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in material Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings or a Loan Party that are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.  As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Company and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13.  Margin Regulations; Investment Company Act.  (a)  The Company is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)  None of the Company, any Person Controlling the Company, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14.  Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood that projections are, by their nature, inherently uncertain and such projections may vary from actual results and that such variances may be material.

SECTION 5.15.  Intellectual Property; Licenses, Etc.  Each of the Loan Parties and their Subsidiaries owns, licenses or possesses the right to use, all of the United States and foreign trademarks, service marks, logos, trade names, domain names, copyrights, patents, patent rights, licenses, trade secrets, proprietary information, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe upon any IP Rights held by any Person and no Person infringes upon any IP Rights of the Company and its Subsidiaries, except in each case as could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the IP Rights is pending or, to the knowledge of any

Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16.  Solvency.  On the Closing Date after giving effect to the Transaction, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17.  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against any of Holdings, the Company or any Subsidiary pending or, to the knowledge of Holdings or the Company, threatened; (b) hours worked by and payment made to employees of each of Holdings, the Company or any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of Holdings, the Company or any Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.  The consummation of the Transaction will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Company or any Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18.  Collateral.  (a)   The Guarantee and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, legal, valid and enforceable (subject to the effect of Debtor Relief Laws and subject to general principles of equity) security interests in the Collateral described therein and proceeds thereof to the extent governed by the Uniform Commercial Code.  In the case of the Pledged Equity or Pledged Debt described in any of the Collateral Documents, when stock certificates representing such Pledged Equity or promissory notes representing such Pledged Debt are delivered to the Administrative Agent together with the necessary endorsements (provided that stock certificates representing the Pledged Equity of any Foreign Immaterial Subsidiary need not be delivered to the Administrative Agent for so long as such Foreign Immaterial Subsidiary remains a Foreign Immaterial Subsidiary), and in the case of the other Collateral described in any of the Collateral Documents, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Guarantee and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for their respective Obligations to the extent a Lien on such Collateral can be perfected by the filing of a financing statement, by filings to be made in respect of Intellectual Property in the United States Patent and Trademark Office and the United States Copyright Office or, in the case of the Pledged Equity and Pledged Debt, by possession or control, in each case prior and superior in right to any other Person (except (x) in the case of Collateral constituting Pledged Equity and Pledged Debt, nonconsensual Liens permitted by Section 7.01 and (y) in the case of Collateral other than Pledged Equity and Pledged Debt, Liens permitted by Section 7.01).

(b)  Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (subject to the effect of Debtor Relief Laws and subject to general principles of equity) Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the Liens permitted by Section 7.01).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01.  Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)  as soon as available, but in any event within ninety (90) days (or, in the case of the fiscal year ending June 30, 2007, one hundred twenty (120) days) after the end of each fiscal year of the Company beginning with the fiscal year ending June 30, 2007, a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)  as soon as available, but in any event within forty-five (45) days (or, in the case of the fiscal quarter ending March 31, 2007, ninety (90) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries (or, at the Company’s option, with respect to the fiscal quarter of the Company ending March 31, 2007, of each of Reader’s Digest and its consolidated Subsidiaries, WRC Media and its consolidated Subsidiaries and Direct Holdings and its consolidated Subsidiaries) as at the end of such fiscal quarter, and the related unaudited (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year for the applicable entities and the corresponding portion of the previous fiscal year for the applicable entities, all certified by a Responsible Officer of the Company as fairly presenting in all material respects the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries (or, at the Company’s option, with respect to the fiscal quarter of the Company ending March 31, 2007 or the corresponding fiscal quarter ended March 31, 2006, of each of Reader’s Digest and its consolidated Subsidiaries, WRC Media and its consolidated Subsidiaries and Direct Holdings and its consolidated Subsidiaries) in accordance with GAAP (other than the comparative financial statements for the fiscal quarter ended March 31, 2006 and the fiscal year ended June 30, 2006), subject only to normal year-end audit adjustments and the absence of footnotes;

(c)  as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Company beginning with the fiscal year ending June 30, 2007, a reasonably detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”); and

(d)  simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Company and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02.  Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)  simultaneously with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.10 or, if any such Event of Default shall exist, stating the nature and status of such event (which certificate may be limited to the extent required by such firm’s general accounting and auditing rules, policies or guidelines);

(b)  simultaneously with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.10, any of the Equity Investors may deliver, together with such Compliance Certificate or at any time prior to the end of the applicable Cure Period, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c)  promptly after the same are publicly available, copies of all annual, quarterly and current reports and registration statements which the Company files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on

Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)  promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of the Senior Subordinated Note Indenture or any other Junior Financing Documentation in a principal amount greater than the Threshold Amount or to any holder of preferred equity securities of any Loan Party and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)  together with the delivery of each Compliance Certificate pursuant to Section 6.02(b) required to be delivered concurrently with the delivery of financial statements referred to in Section 6.01(a), (i) a certificate of a Responsible Officer of the Company (x) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (y) identifying, based on Collateral owned, and Laws in effect, as of the date of such certificate, all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral that will be required to be filed of record within the 18 months following the date of such certificate, in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary and required under the Collateral Documents to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period), (ii) a reasonably detailed calculation of Excess Cash Flow for such fiscal year, (iii) a description of any change in the status of a Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate and (iv) a description of any change in the status of any Subsidiary as a Foreign Immaterial Subsidiary as of the date of delivery of such Compliance Certificate; and

(f)  promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) such documents are publicly available on the SEC’s website pursuant to the SEC’s EDGAR system; provided that:  (i) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the

Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.03.  Notices.  Promptly (but in any event within five Business Days) after any Responsible Officer of the Company obtains knowledge thereof, notify the Administrative Agent (for prompt notification to each Lender):

(a)  of the occurrence of any continuing Default; and

(b)  of any dispute, litigation, investigation or proceeding between any Loan Party or any Subsidiary and any Governmental Authority or other Person that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

SECTION 6.04.  Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (other than Indebtedness), including in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default; provided, however, that such payment, discharge or satisfaction shall not be required hereunder with respect to any such obligation, liability, tax, assessment, charge or levy (i) so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company or Subsidiary shall have set aside on its books reserves with respect thereto to the extent required by and in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge or (ii) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05.  Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (i) in the case of any Subsidiary of the Company, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (ii) in a transaction permitted by Section 7.04 or 7.05, and (b) take all reasonable action to maintain all privileges (including its good standing), material rights, material permits, material licenses and material franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06.  Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07.  Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) and with deductible levels as are customarily carried under similar circumstances by such other Persons and ensure that the Administrative Agent is an additional insured and/or loss payee under such liability and property insurance as reasonably requested by the Administrative Agent.

SECTION 6.08.  Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.  Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to (a) visit and inspect any of its properties, (b) examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and (c) discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company, in all cases subject to applicable Law and the terms of any applicable confidentiality agreements not entered into for purposes of obstructing the operation of this Section 6.09; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the continuation of an Event of Default and only one (1) such time shall be at the Company’s expense; provided further that when an Event of Default shall have occurred and be continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.

SECTION 6.10.  Covenant to Guarantee Obligations and Give Security.  At the Company’s expense, take all action reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)  upon the formation or acquisition of any new direct or indirect Restricted Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.15 of any existing direct or indirect Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary):

(i)  within (x) thirty (30) days after the formation, acquisition or designation of any such Domestic Subsidiary or such longer period as may be reasonably acceptable to the Administrative Agent and (y) ninety (90) days after the formation, acquisition or designation of any such Foreign Subsidiary or such longer period as may be reasonably acceptable to the Administrative Agent:

(A)  cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement or becomes a Guarantor to furnish to the Administrative Agent a description of the Material Real Property owned by such Restricted Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(B)  cause (x) each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a Guarantor to duly execute and deliver to the Administrative Agent Mortgages, Security Agreement Supplements and other security agreements and documents and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions reasonably requested by the Administrative Agent in order to create a perfected security interest with the priority required by the Collateral Documents in all of its assets required to constitute Collateral under the Loan Documents (including, with respect to Mortgages, the documents listed in Section 6.12(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Guarantee and Security Agreement and other security agreements in effect on the Closing Date), and (y) each direct parent of each such Restricted Subsidiary (if such parent is a Borrower or is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a Guarantor) to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions reasonably requested by the Administrative Agent in order to create a perfected security interest with the priority required by the Collateral Documents in any uncertificated Equity Interests of such Restricted Subsidiary that are required to constitute Collateral under the Loan Documents, as reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Guarantee and Security Agreement in effect on the Closing Date);

(C)  (x) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a Guarantor to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and any instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent and (y) cause each direct parent of such Restricted Subsidiary (if such parent is a Borrower or is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement or becomes a Guarantor) to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and any instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Administrative Agent;

(D)  take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, delivery of stock and membership interest certificates, delivery of promissory notes duly endorsed in favor of the Administrative Agent, and the execution, delivery, filing and recording of any such other documents, statements, assignments, instruments, agreements or other papers) may be reasonably requested by the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity;

(E)  cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to Guarantee the Obligations; and

(F)  cause each such Restricted Subsidiary to deliver to the Administrative Agent copies of its Organization Documents,

(ii)  within thirty (30) days (with respect to any Domestic Subsidiary) or ninety (90) days (with respect to any Foreign Subsidiary) after the request therefor by the Administrative Agent (or such longer period as may be reasonably acceptable to the Administrative Agent), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the other Agents and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.10(a) as the Administrative Agent may reasonably request, and

(iii)  as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent, with respect to each parcel of Material Real Property that is owned by such Restricted Subsidiary, any existing title reports, existing surveys or existing environmental assessment reports; and

(b)  after the Closing Date, concurrently with the acquisition of any Material Real Property by any Loan Party and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Company shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent and at such times as shall be required by the Collateral and Guarantee Requirement and the Collateral Documents, as the case may be, and will take, or cause the relevant Loan Party to take, such actions and at such times as shall be reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.12(b).

SECTION 6.11.  Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable

Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.12.  Further Assurances.  (a)  Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)  In the case of any Material Real Property referred to in Section 6.10(b), provide the Administrative Agent with Mortgages with respect to such Material Real Property within sixty (60) days of the acquisition of such real property (or such longer period as may be reasonably acceptable to the Administrative Agent) together with:

(i)  evidence that counterparts of any such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)  fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances except for minor defects in title that do not materially interfere with the Loan Party’s ability to conduct business and subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii)  opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of any such Mortgage and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)  such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in each such Mortgage has been taken.

SECTION 6.13.  Use of Proceeds.  Apply the proceeds of the Term Loans, Revolving Credit Loans and Swing Line Loans and the Letters of Credit solely to the uses described in the fourth paragraph of the preliminary statements to this Agreement and in the last sentence of Section 2.05(b)(iii).

SECTION 6.14.  Interest Rate Protection.  Within 180 days after the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), enter into, and thereafter maintain, Swap Contracts to the extent necessary to provide that at least 50% of the aggregate principal amount of the Funded Debt of the Company and the Restricted Subsidiaries is subject to either a fixed interest rate or interest rate protection for a minimum of three years, which Swap Contracts shall have terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 6.15.  Designation of Subsidiaries.  The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Company and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.10 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Subordinated Notes or any other Junior Financing, as applicable, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Borrower.  The designation of any Subsidiary that is a Loan Party as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the net book value of the applicable Loan Party’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.16.  Ownership of Overseas Borrowers.  Each of the Overseas Borrowers shall, at all times, be a direct or indirect Subsidiary of the Company.

SECTION 6.17.  Post-Closing Covenants.  (a)  Within 90 days following the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), (i) the Company will enter into, and cause W.A. Publications, LLC to enter into, a pledge agreement under the laws of Australia in form and substance reasonably satisfactory to the Administrative Agent and provide legal opinions reasonably satisfactory to the Administrative Agent with respect to the pledge of the outstanding Equity Interests (limited, with respect to outstanding voting Equity Interests, to 65%) in The Reader’s Digest Assoc. Pty. Limited and (ii) the Company will enter into a pledge agreement under the laws of France in form and substance reasonably satisfactory to the Administrative Agent and provide legal opinions reasonably satisfactory to the Administrative Agent with respect to the pledge of the outstanding Equity Interests (limited, with respect to outstanding voting Equity Interests, to 65%) in Selection du Reader’s Digest S.A.

(b)  Within 90 days following the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), (i) the German Borrower will enter into, and cause each of its Overseas Guarantors to enter into (and the Company shall cause the direct parent entity of the German Borrower to enter into, if such direct parent entity is a Foreign Subsidiary), foreign law security agreements and pledge agreements and (in the case of such Overseas Guarantors and the direct parent entity of the German Borrower, if such Person is a Foreign Subsidiary) Overseas Guarantees, in each case in form and substance reasonably satisfactory to the Administrative Agent, and provide legal opinions reasonably satisfactory to the Administrative Agent with respect thereto, in each case to the extent required to satisfy the Collateral and Guarantee Requirement under clauses (c), (e) and (f) thereof, and (ii) each of the Company and any U.S. Guarantor that directly owns Equity Interests in a Subsidiary organized under the laws of Germany (other than the German Borrower) will enter into a foreign law pledge agreement with respect to such Equity Interests, in each case in form and substance reasonably satisfactory to the Administrative Agent, and provide legal opinions reasonably satisfactory to the Administrative Agent with respect thereto, in each case to the extent required to satisfy the Collateral and Guarantee Requirement under clauses (d) and (f) thereof.

(c)  Within 30 days following the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), the Company will enter into a pledge agreement under the laws of the United Kingdom in form and substance reasonably satisfactory to the Administrative Agent and provide legal opinions reasonably satisfactory to the Administrative Agent with respect to the pledge of the outstanding Equity Interests (limited, with respect to outstanding voting Equity Interests, to 65%) in The Reader’s Digest Association Limited.

(d)  Within 60 days following the Closing Date (or such longer period as may be reasonably acceptable to the Administrative Agent), deliver to the Administrative Agent any and all certificates representing Equity Interests of Das Beste aus Reader’s Digest AG, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, in each case to the extent required to satisfy the Collateral and Guarantee Requirement under clause (d) thereof.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Company shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01.  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)  Liens pursuant to any Loan Document;

(b)  Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c)  Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if reserves with respect thereto are maintained on the books of the applicable Person to the extent required by and in accordance with GAAP;

(d)  statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, workmen, suppliers, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if reserves with respect thereto are maintained on the books of the applicable Person to the extent required by and in accordance with GAAP;

(e)  (i) Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to Holdings, the Company or any Restricted Subsidiary;

(f)  Liens or deposits (including deposits made to satisfy statutory or other legal obligations in connection with sweepstakes or similar contests) to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds and leases (other than Indebtedness for borrowed money and Capitalized Leases), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company or any Subsidiary;

(h)  Liens securing judgments, decrees, attachments or awards for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)  Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)  leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Subsidiary or (ii) secure any Indebtedness;

(k)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)  Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(m)  Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(f), (i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)  Liens on property or Equity Interests of any Foreign Subsidiary (other than a Borrower) (i) that is not a Loan Party and (ii) which property or Equity Interests do not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 7.03;

(o)  Liens securing Indebtedness permitted under Section 7.03(d) (i) of the Company or a Restricted Subsidiary in favor of a Loan Party and (ii) of any Restricted Subsidiary that is not a Loan Party in favor of any other Restricted Subsidiary that is not a Loan Party;

(p)  Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.15), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than improvements and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g), (h) or (k);

(q)  any interest or title of a lessor under leases entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(r)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(s)  Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(t)  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)  Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to Cash Management Obligations or to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(v)  Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w)  (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure a Guarantee by such Restricted Subsidiary and its Subsidiaries of any such Indebtedness incurred pursuant to Section 7.03(g);

(x)  ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Restricted Subsidiary;

(y)  Liens on equipment (including printing presses and data-processing equipment) owned by the Company or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business; and

(z)  other Liens securing obligations, including Indebtedness, outstanding in an aggregate principal amount not to exceed $100,000,000.

SECTION 7.02.  Investments.  Make or hold any Investments, except:

(a)  Investments by the Company or a Restricted Subsidiary in cash and assets that were Cash Equivalents when such Investment was made;

(b)  loans or advances to officers, directors and employees of Holdings, the Company and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(c)  Investments (i) by Holdings, the Company or any Restricted Subsidiary in the Company or any Subsidiary that is a Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party, and (iii) by the

Company or any Restricted Subsidiary (A) in any Restricted Subsidiary; provided that the aggregate amount of such Investments in Restricted Subsidiaries that are not Loan Parties (together with the aggregate consideration paid in respect of Permitted Acquisitions of Persons that do not become Loan Parties pursuant to Section 7.02(i)(B)) shall not exceed (x) $350,000,000 for the period from the Closing Date to the first anniversary of the Closing Date, (y) $400,000,000 for the period from the Closing Date to the second anniversary of the Closing Date and (z) $500,000,000 for the period from the Closing Date to the Maturity Date with respect to the Term Loans (in each case, net of any return representing a return of capital in respect of any such Investment), (B) in any Foreign Subsidiary that is a Loan Party, consisting of the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Company or such Restricted Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made, (C) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (D) constituting Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party; provided that any Indebtedness incurred by a Loan Party pursuant to Section 7.03(h)(i)(B) to finance a Permitted Acquisition and loaned, advanced or contributed to a Restricted Subsidiary that is not a Loan Party to consummate such Permitted Acquisition (which, but for the operation of this proviso, would have been treated as an Investment by such Loan Party pursuant to this clause (c) and a subsequent Investment by such Restricted Subsidiary that is not a Loan Party pursuant to Section 7.02(i)) shall be treated as a single Investment by such Restricted Subsidiary that is not a Loan Party pursuant to Section 7.02(i);

(d)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)  Investments (i) resulting from the creation of a Lien permitted under Section 7.01, (ii) resulting from the incurrence of Indebtedness permitted under Section 7.03, (iii) made to effect Dispositions permitted under Section 7.04 or Section 7.05 (other than Section 7.05(e)) or (iv) made to effect Restricted Payments permitted under Section 7.06;

(f)  (i) Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Company or any Restricted Subsidiary in the Company or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g)  Investments in Swap Contracts permitted under Section 7.03;

(h)  promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)  the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of the Company (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A)  subject to clause (B) below, each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be a Guarantor and shall have complied with the requirements of and granted the security interests required by Section 6.10 within the times specified therein;

(B)  the aggregate amount of consideration (cash and non-cash (other than Qualified Equity Interests of Holdings and the Net Cash Proceeds of Permitted Equity Issuances after the Closing Date Not Otherwise Applied), including (i) the fair market value (on the date of such Permitted Acquisition) of all Equity Interests issued or transferred to the sellers thereof and (ii) all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith; provided that any such liability or future payment pursuant to clause (ii) above that is subject to a contingency shall be considered consideration for a Permitted Acquisition for purposes of this clause (B) only to the extent of the amount of such liability or payment, if any, required under GAAP to be reflected on the face of a consolidated balance sheet of the Company or the reserve, if any, required under GAAP to be established in respect thereof by the Company or any of its Restricted Subsidiaries, in each case at the time such Permitted Acquisition is consummated) paid in respect of acquisitions of Persons that do not become Loan Parties (together with the aggregate amount of all Investments in Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.02(c)(iii)) shall not exceed (x) $350,000,000 for the period from the Closing Date to the first anniversary of the Closing Date, (y) $400,000,000 for the period from the Closing Date to the second anniversary of the Closing Date and (z) $500,000,000 for the period from the Closing Date to the Maturity Date with respect to the Term Loans (in each case, net of any return representing a return of capital in respect of any such Investment);

(C)   (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition (including any Indebtedness incurred pursuant thereto as permitted under Sections 7.03(e), (g) and (h)), no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Company and the Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail; and

(D)  the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j)  the Transaction;

(k)  Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l)  Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)  loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Sections 7.06(f) or (g);

(n)  Investments that do not exceed the sum of (i) $200,000,000 plus (ii) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances after the Closing Date (other than Permitted Equity Issuances made pursuant to Section 8.05) that have been contributed to the Company as common equity and Not Otherwise Applied plus (iii) if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such Investments) the Total Leverage Ratio is less than 4.00:1.00, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied;

(o)  advances of payroll payments to employees and advances to authors in the ordinary course of business;

(p)  Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings;

(q)  existing Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Company or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)  Guarantees by Holdings, the Company or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)  lease, utility and other similar deposits in the ordinary course of business; and

(t)  loans by any Restricted Subsidiary to any other Restricted Subsidiary of the proceeds of Incremental Overseas Term Loans provided that such proceeds are ultimately received by the Company and applied in accordance with Section 2.05(b)(iii);

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings that would not be permitted by this Agreement if made by the Company.

SECTION 7.03.  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness of Holdings, the Company and any of its Subsidiaries under the Loan Documents;

(b)  (i)(x) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and (y) any Permitted Refinancing thereof (to the extent (A) such Permitted Refinancing is incurred by the Person who is the obligor of the Indebtedness subject to such Permitted Refinancing, (B) such Permitted Refinancing, if incurred by a Person who is not a Loan Party, is in respect of Indebtedness originally incurred by a Person who is not a Loan Party, or (C) such incurrence is otherwise permitted under this Section 7.03) and (ii) intercompany Indebtedness outstanding on the Closing Date;

(c)  Guarantees by Holdings, the Company and the Restricted Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Company or any Restricted Subsidiary to the extent constituting an Investment permitted under Section 7.02; provided that (A) no Guarantee by any Restricted Subsidiary of the Senior Subordinated Notes or any other Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guarantee and Security Agreement, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders (in the reasonable good faith determination of the Company) as those contained in the subordination of such Indebtedness and (C) a Loan Party may not Guarantee Indebtedness of a Restricted Subsidiary that is not a Loan Party unless such Loan Party could have incurred such Indebtedness or such Guarantee is subordinated to the Obligations on the terms set forth in Section 5.1(b) of the Guarantee and Security Agreement;

(d)  Indebtedness of the Company or any Restricted Subsidiary owing to the Company or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.1(b) of the Guarantee and Security Agreement;

(e)  (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided that the aggregate principal amount of all Indebtedness permitted under this Section 7.03(e) shall not exceed $50,000,000 at any time outstanding;

(f)  Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(g)  Indebtedness of the Company or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business (including any Equity Interests) acquired in the applicable Permitted Acquisition and so long as both immediately prior and after giving effect thereto, (A) no Event of Default shall exist or result therefrom, (B) the Company and the

Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been assumed or incurred as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail, (C) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) (together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.03(h)(y)) does not exceed $150,000,000, and (D) the aggregate principal amount of Indebtedness pursuant to this clause (g) and clause (h) below assumed by Restricted Subsidiaries that are not Loan Parties in connection with or incurred by Restricted Subsidiaries that are not Loan Parties to finance Permitted Acquisitions of Persons that do not become Loan Parties and all Indebtedness resulting from any Permitted Refinancing thereof shall not exceed (I) with respect to any such Permitted Acquisition, 65% of the aggregate amount of consideration paid in respect thereof pursuant to Section 7.02(i)(B), and (II) with respect to all such Permitted Acquisitions, (a) $175,000,000 for the period from the Closing Date to the first anniversary of the Closing Date, (b) $200,000,000 for the period from the Closing Date to the second anniversary of the Closing Date and (c) $250,000,000 for the period from the Closing Date to the Maturity Date with respect to the Term Loans;

(h)  (i) Indebtedness of the Company and the Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (t) is unsecured, (u) both immediately prior and after giving effect thereto, (1) no Event of Default shall exist or result therefrom and (2) the Company and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been assumed or incurred as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail, (v) subject to clause (y) below, matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (w) hereof), (w) subject to clause (y) below, has terms and conditions (other than interest rate and other pricing terms, redemption and prepayment premiums and subordination terms) which, when taken as a whole, are not materially less favorable to the Lenders (in the reasonable good faith determination of the Company) than the terms and conditions of the Senior Subordinated Note Indenture as of the Closing Date; provided that the Company shall deliver to the Administrative Agent, at least five Business Days prior to the incurrence of such Indebtedness, a certificate of a Responsible Officer, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement; (x) subject to clause (y) below, with respect to such Indebtedness described in the immediately preceding clause (B), is incurred by the Company or a Subsidiary that is a Loan Party; (y) the aggregate principal amount of such Indebtedness incurred pursuant to clause (B) and all Indebtedness resulting from any Permitted Refinancing thereof, in each case which Indebtedness or Refinancing Indebtedness would otherwise not be permitted by clauses (v), (w) or (x) above, at any time outstanding pursuant to this paragraph (h) (together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.03(g) and all Indebtedness resulting from any Permitted Refinancing thereof) does not exceed $150,000,000, and (z) the aggregate principal amount of Indebtedness pursuant to clause (g) above and this clause (h) assumed by Restricted Subsidiaries that are not Loan Parties in connection with or incurred by Restricted Subsidiaries that are not Loan Parties to finance Permitted Acquisitions of Persons that do not become Loan Parties and all Indebtedness resulting from any Permitted Refinancing thereof shall not exceed (I) with respect to any such Permitted Acquisition, 65% of the aggregate amount of consideration paid in respect thereof pursuant to Section 7.02(i)(B), and (II) with respect to all such Permitted Acquisitions, (a) $175,000,000 for the period from the Closing Date to the first anniversary of the Closing Date, (b) $200,000,000 for the period from the Closing Date to the second anniversary of the Closing Date and (c) $250,000,000 for the period from the Closing Date to the Maturity Date with respect to the Term Loans;

(i)  Indebtedness representing deferred compensation to employees of the Company and the Restricted Subsidiaries incurred in the ordinary course of business;

(j)  Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 7.06;

(k)  Indebtedness incurred by the Company or the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l)  Indebtedness consisting of (i) obligations of Holdings, the Company or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder or (ii) unsecured Indebtedness at any time outstanding that is owed to the seller of a business in a Permitted Acquisition to the extent constituting consideration for such Permitted Acquisition, provided that (x) such Indebtedness shall not mature or amortize any principal prior to the date that is 91 days after the Maturity Date with respect to the Term Loans, (y) unless, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to the incurrence of such Indebtedness) the Total Leverage Ratio is less than 4.00:1.00, the aggregate amount of such Indebtedness shall not exceed $25,000,000 outstanding at any time and (z) such Indebtedness shall not be incurred in contemplation of the transfer by such seller to one or more financial institutions;

(m)  Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course of business in connection with cash management activities;

(n)  Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

(o)  Indebtedness consisting of (a) the financing of insurance premiums with the providers of such insurance or their affiliates or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)  Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q)  obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r)  Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(s)  any Existing Notes not tendered and purchased on the Closing Date pursuant to the Existing Note Indenture;

(t)  Indebtedness in respect of the Senior Subordinated Notes and any Permitted Refinancing thereof;

(u)  Foreign Jurisdiction Deposits;

(v)  Indebtedness of Holdings represented by the obligations of Holdings to make payments with respect to the cancellation or repurchase of its common stock or stock options or warrants in respect of its common stock granted to management investors; provided that any payments with respect to such obligations shall be subject to Section 7.06;

(w)  to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 8.01(h);

(x)  to the extent constituting Indebtedness, Indebtedness in respect of the Holdings PIK Preferred;

(y)  Indebtedness resulting from an Investment permitted by clauses (e)(i), (m) or (p) of Section 7.02; and

(z)  all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

SECTION 7.04.  Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)  any Restricted Subsidiary may merge with (i) the Company; provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Borrower or a Loan Party is merging with another Restricted Subsidiary, a Borrower or a Loan Party shall be the continuing or surviving Person;

(b)  (i) any Subsidiary (other than a Borrower) that is not a Loan Party may merge or consolidate with or into any other Subsidiary (other than a Borrower) that is not a Loan Party, (ii) any Overseas Guarantor may merge or consolidate with or into the applicable Overseas Borrower, provided that the Overseas Borrower shall be the continuing or surviving Person, and (iii) any Subsidiary (other than a Borrower) may liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and its Subsidiaries and is not materially disadvantageous to the Lenders;

(c)  any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or a Borrower, then either (i) the transferee must either be the Company or a U.S. Guarantor, (ii) in the case of a transfer by an Overseas Guarantor, the transferee must be the applicable Overseas Borrower or another Overseas Guarantor of such Overseas Borrower, or (iii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)  so long as no Event of Default exists or would result therefrom, the Company may merge with any other Person; provided that (i) the Company shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Company (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Company under this Agreement and the other Loan Documents to which the Company is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each U.S. Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee and Security Agreement confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under this Agreement, and (E) the Company shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Company under this Agreement;

(e)  any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.10;

(f)  the Company and the Restricted Subsidiaries may consummate the Acquisitions and Merger and any Permitted Acquisition; and

(g)  a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05.  Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Company and the Restricted Subsidiaries;

(b)  Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)  Dispositions of property (i) to the Company or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or the Company, the transferee thereof must either be the Company or a Guarantor, or in the case of a transfer by an Overseas Guarantor, the applicable Overseas Borrower, (ii) to the extent such transaction constitutes an Investment permitted under Section 7.02, or (iii) consisting of Equity Interests of Foreign Subsidiaries to other Foreign Subsidiaries;

(e)  Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f)  Dispositions of cash and Cash Equivalents;

(g)  Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)   leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Company and the Restricted Subsidiaries;

(i)  transfers of property to the extent subject to Casualty Events;

(j)  Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) shall not exceed $300,000,000 in the aggregate and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $25,000,000, the Company or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(u)); provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash:  (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition;

(k)  Dispositions listed on Schedule 7.05(k);

(l)  Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(m)  the Disposition for consideration not in excess of €15,000,000 of the building owned by Verlag Das Beste GmbH located at Augustenstrasse 1, Stuttgart 70178.

provided that any Disposition of any property pursuant to this Section 7.05(j), (k) and (m) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, the Company or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents without further action by the Administrative Agent, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06.  Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)  each Restricted Subsidiary may make Restricted Payments to the Company and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)  Holdings, the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions to the extent payable in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03 or such dividend payments or distributions that would cause a Change of Control) of such Person;

(c)  Restricted Payments made to consummate the Transaction;

(d)  to the extent constituting Restricted Payments, Holdings, the Company and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08;

(e)  repurchases of Equity Interests in Holdings, the Company or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)  Holdings may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such parent of Holdings) by any future, present or former employee or director of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Holdings or any of its

Subsidiaries; provided that the aggregate amount of payments under this clause (f) shall not exceed $16,000,000 in any fiscal year of the Company;

(g)  the Company and its Restricted Subsidiaries may make Restricted Payments to Holdings:

(i)  the proceeds of which will be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent) attributable to Holdings, the Company or its Subsidiaries;

(ii)  consisting of Permitted Holdings Distributions plus an additional amount of $500,000 per fiscal year (which amount shall be available only to pay Holdings Operating Expenses);

(iii)  the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 7.06(c), (d) or (f);

(iv)  to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Company or its Restricted Subsidiaries in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10;

(h)  so long as immediately before and after giving effect to any such Restricted Payment, no Default shall have occurred and be continuing or would result therefrom, the Company may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount not to exceed the sum of (i) $100,000,000 plus (ii) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances after the Closing Date (other than Permitted Equity Issuances made pursuant to Section 8.05) that have been contributed to the Company as common equity and Not Otherwise Applied plus (iii) if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such Restricted Payment) the Total Leverage Ratio is less than 4.00:1.00, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied;

(i)  so long as immediately before and after giving effect to any such Restricted Payment, no Default shall have occurred and be continuing or would result therefrom, the Company may make additional Restricted Payments in cash to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments in cash if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such Restricted Payment) the Total Leverage Ratio is less than 4.00:1.00;

(j)  Holdings may declare and pay dividend payments or other distributions in respect of (i) Holdings Senior PIK Preferred to the extent payable in additional shares of Holdings Senior PIK Preferred or accrued and added to the liquidation preference thereof and (ii) Holdings Junior PIK Preferred to the extent payable in additional shares of Holdings Junior PIK Preferred or accrued and added to the liquidation preference thereof; and

(k)  the Company may (i) declare and pay regular quarterly dividends required pursuant to the terms of the Company Preferred Stock and (ii) to the extent any holder of Company Preferred Stock exercises appraisal rights in respect of its shares of Company Preferred Stock as a result of the Transaction, pay amounts required to be paid with respect thereto.

SECTION 7.07.  Change in Nature of Business.  Engage to any material extent in a line of business substantially different from those lines of business conducted by the Company and the Restricted Subsidiaries on the date hereof or any business reasonably related, ancillary or complementary thereto.

SECTION 7.08.  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to Holdings, the Company or such Restricted Subsidiary (in the reasonable good faith determination of the Company) as would be obtainable by Holdings, the Company or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transaction and the payment of fees and expenses related to the Transaction, (d) the issuance of Qualified Equity Interests of Holdings and the granting of registration or other customary rights in connection therewith, (e) so long as immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, the payment of management fees to the Sponsors in an aggregate amount in any fiscal quarter not to exceed $1,875,000, (f) reimbursement of out-of-pocket costs and expenses to the Sponsors and their Affiliates, (g) loans, Investments, Restricted Payments and other transactions to the extent otherwise permitted under this Article VII, (h) employment, incentive, benefit and severance arrangements between Holdings, the Company and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) payments by Holdings (and any direct or indirect parent thereof), the Company and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Company and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (j) customary compensation and benefits and reimbursement of reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Company and the Restricted Subsidiaries, (k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) dividends, redemptions and repurchases permitted under Section 7.06, (m) customary payments by Holdings, the Company and any Restricted Subsidiaries to the Sponsors or their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) up to 5.0% of the value of transactions with respect to which such services are provided, (n) the existence of, and the performance by Holdings, the Company or any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to the Lenders as in effect on the Closing Date, and similar organizational agreements (including any registration rights agreements or purchase agreements related thereto) it may enter into thereafter, provided that the existence of, or the performance by Holdings, the Company or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement (including any registration rights agreements or purchase agreements related thereto) entered into after the Closing Date shall only be permitted by this Section 7.08(n) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the reasonable good faith determination of the Company) than any of such documents and agreements as in effect on the Closing Date, and (o) transactions with landlords, customers, clients, suppliers, authors, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement.

SECTION 7.09.  Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary of the Company that is not a U.S. Guarantor to make Restricted Payments to the Company or any U.S. Guarantor; provided that the foregoing shall not apply to Contractual Obligations which (i)(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto or (y) are set forth in any agreement evidencing any permitted amendment, renewal, extension or refinancing of any Contractual Obligation permitted by clause (x) so long as such amendment, renewal, extension or refinancing is not materially more restrictive (in the reasonable good faith determination of the Company) than such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Company, or are imposed by any permitted amendment, renewal, extension or refinancing of any such Contractual Obligation so long as the terms of any such amendment, renewal, extension or refinancing, taken as a whole, are not materially more restrictive (in the reasonable good faith determination of the Company) than such Contractual Obligation; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.15, (iii) represent Indebtedness of a Restricted Subsidiary of the Company which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to 7.03(g) to the extent that such restrictions apply only to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (xi) comprise restrictions imposed by a Lien permitted by Section 7.01 restricting the transfer of the property subject thereto.

SECTION 7.10.  Financial Covenant.  Permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on March 31, 2008) to be greater than the ratio set forth below opposite the last day of such Test Period:

Year	March 31	June 30	September 30	December 31

2008	8.75:1.00	8.75:1.00	8.75:1.00	8.75:1.00
2009	8.75:1.00	8.00:1.00	8.00:1.00	8.00:1.00
2010	8.00:1.00	6.50:1.00	6.50:1.00	6.50:1.00

Year	March 31	June 30	September 30	December 31

2011	6.50:1.00	5.75:1.00	5.75:1.00	5.75:1.00
2012	5.75:1.00	5.00:1.00	5.00:1.00	5.00:1.00
2013	5.00:1.00	5.00:1.00	5.00:1.00	5.00:1.00

SECTION 7.11.  Accounting Changes.  Make any change in fiscal year; provided, however, that (i) each of WRC Media and its Subsidiaries may change its fiscal year to June 30 and (ii) each of the Company and its Subsidiaries may, upon written notice to the Administrative Agent, change its fiscal year to a calendar year or to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12.  Prepayments, Etc. of Indebtedness.  (a)  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Senior Subordinated Notes, any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or the Holdings PIK Preferred or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), to the extent not required to prepay any Loans or Facility pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary to the extent permitted by the Collateral Documents, and (iv) so long as immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings or the Holdings PIK Preferred prior to their scheduled maturity in an aggregate amount not to exceed the sum of (x) $100,000,000 plus (y) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances after the Closing Date (other than Permitted Equity Issuances made pursuant to Section 8.05) that (other than with respect to any prepayment, redemption, purchase, defeasance or other payment of the Holdings PIK Preferred) have been contributed to the Company as common equity and Not Otherwise Applied plus (z) if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such prepayment, redemption, purchase, defeasance or other payment) the Total Leverage Ratio is less than 4.00:1.00, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

(b)  Amend, modify or change in any manner materially adverse to the interests of the Lenders (i) any term or condition of any Junior Financing Documentation, (ii) any term or condition of the Company Preferred Stock or (iii) any Organization Document of Holdings, the Company or any Restricted Subsidiary, in any case without the consent of the Administrative Agent.

SECTION 7.13.  Holding Company.  In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests in, and its management of, the Company, (ii) the maintenance of its legal existence and its compliance with applicable Laws, (iii) the performance of the Loan Documents, the documents in respect of the Holdings PIK Preferred, the Purchase Agreement, the DH

Acquisition Agreement, the WRC Acquisition Agreement and the other agreements contemplated by the Purchase Agreement, the DH Acquisition Agreement or the WRC Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article VII, and (v) the issuance, acquisition or maintenance of any Indebtedness or Investments, or the making of any Restricted Payments, that Holdings is expressly permitted to enter into or consummate under this Article VII; provided that, notwithstanding the foregoing, Holdings shall not own, lease, manage, acquire or otherwise operate any properties or assets (other than the ownership of Equity Interests in, and its management of, the Company, cash and Cash Equivalents and de minimis amounts of other assets incidental to the conduct of its business) or incur any material consensual liabilities (other than liabilities related to its existence and permitted business and activities specified above).

SECTION 7.14.  Capital Expenditures.  (a)   Commencing with the fiscal year ending June 30, 2008, make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for the Company and the Restricted Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount

2008	$40,000,000
2009	$40,000,000
2010	$40,000,000
2011	$45,000,000
2012	$45,000,000
2013	$45,000,000
2014	$45,000,000

; provided that the amount of Capital Expenditures permitted to be made in respect of any fiscal year shall be increased (i) after the consummation of any Permitted Acquisition in an amount equal to 10% of the pro forma aggregate consolidated revenues of the Acquired Entity or Business so acquired during the fiscal year of such Acquired Entity or Business beginning after such Permitted Acquisition and (ii) by an amount equal to the sum of (x) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances after the Closing Date (other than Permitted Equity Issuances made pursuant to Section 8.05) that have been contributed to the Company as common equity and Not Otherwise Applied plus (y) if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such Capital Expenditure) the Total Leverage Ratio is less than 4.00:1.00, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

(b)  Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Company and the Restricted Subsidiaries in any fiscal year pursuant to Section 7.14(a) is less than the maximum amount of Capital Expenditures permitted by Section 7.14(a) with respect to such fiscal year (without taking into consideration any amounts available pursuant to clause (ii) of the proviso thereto), the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year; provided that Capital Expenditures in any fiscal year shall be counted against the base amount set forth in Section 7.14(a) (without taking into consideration any amounts available pursuant to clause (ii) of the proviso thereto) with respect to such fiscal year prior to being counted against any Rollover Amount available with respect to such fiscal year.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01.  Events of Default.  Any of the following shall constitute an Event of Default:

(a)  Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest or any other amount (including Cash Collateral) payable hereunder or with respect to any other Loan Document; or

(b)  Specific Covenants.  (i) Any Group Member fails to perform or observe (or to cause the performance or observance of) any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the existence of Holdings and the Company), 6.17 or Article VII or (ii) Holdings fails to observe any term, covenant or agreement contained in Section 7.13; provided that any Event of Default under Section 7.10 is subject to cure as contemplated by Section 8.05; or

(c)  Other Defaults.  Any Group Member fails to perform or observe (or to cause the performance or observance of) any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Company; or

(d)  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)  Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition contained in any instrument or agreement evidencing or governing any such Indebtedness, or any other “default” (or like term) occurs, the effect of which failure or other “default” is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due (automatically or otherwise) prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)  Insolvency Proceedings, Etc.  Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief approving or ordering any of the foregoing is entered in any such proceeding; or

(g)  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes generally unable or admits in writing its inability generally or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)  Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent due and payable and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a  period of sixty (60) consecutive days; or

(i)  ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any of its Subsidiaries or ERISA Affiliates shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan which could reasonably be expected to result in a Material Adverse Effect, or (iv) any other event or condition shall occur or exist with respect to a Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)  Invalidity of Collateral Documents.  Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document; or

(k)  Change of Control.  There occurs any Change of Control; or

(l)  Liens on Collateral.  Any Collateral Document shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral

Documents, (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party or Affiliate thereof shall so assert in writing, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not disputed coverage; or

(m)  Junior Financing Documentation.  Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in the Senior Subordinated Note Indenture or in any other Junior Financing Documentation.

SECTION 8.02.  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)  require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03.  Exclusion of Immaterial Subsidiaries.  Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Company, have assets with a value in excess of 5% of the consolidated total assets of the Company and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of the Company and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04.  Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the termination value under Secured Hedge Obligations and Cash Management Obligations and to Cash Collateralize the portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Company.

Notwithstanding anything to the contrary in this Agreement, amounts received from any Foreign Subsidiary on account of the Obligations of any Foreign Subsidiary shall be applied solely to the payment of Obligations of Foreign Subsidiaries.

SECTION 8.05.  Company’s Right to Cure.  (a)   Notwithstanding anything to the contrary contained in Section 8.01, in the event that Holdings and the Company fail to comply with the requirements of Section 7.10 at the end of any fiscal quarter, at any time during the period beginning with the first day of such fiscal quarter and ending on the expiration of the twentieth (20th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder (the “Cure Period”), Holdings shall have the right to engage in a Permitted Equity Issuance for cash or otherwise receive cash contributions to the capital of Holdings (which, or the cash proceeds of which, shall be contributed to the Company prior to the end of the Cure Period), and upon receipt by the Company of such amount in cash (the “Cure Amount”) to the extent Not Otherwise Applied, (i) to the extent the Cure Amount is applied to prepay Term Loans on or prior to the last day of the Cure Period, such prepayment shall be deemed to have occurred prior to the end of such fiscal quarter and (ii) the Cure Amount shall be added to Consolidated EBITDA for purposes of determining compliance with Section 7.10 for the last fiscal quarter of the four fiscal quarter period for which such failure to comply would have otherwise occurred (and future four fiscal quarter periods which include such fiscal quarter).  If, after giving effect to the foregoing recalculation, the Company shall then be in compliance with the requirements of Section 7.10, the Company shall be deemed to have satisfied the requirements of Section 7.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.10 that would have otherwise occurred but for the prepayment of the Term Loans pursuant to clause (i) above and/or the receipt by the Company of the Cure Amount and the addition thereof to Consolidated EBITDA pursuant to clause (ii) above shall be deemed not to have occurred for the purposes of the Loan Documents.  The parties hereby acknowledge that, other than as set forth in clause (i) above, this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA as referred to in this Section 8.05(a).

(b)  Notwithstanding anything herein to the contrary, (i) in each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.05(a) is made and (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.10 for the most recently completed four fiscal quarter period.

SECTION 8.06.  CAM Exchange.  On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated in accordance with Section 8.02, (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Tranche in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Tranches and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Amount, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.  Each Lender, each person acquiring a participation from any Lender as contemplated by Section 10.07 and each Borrower hereby consents and agrees to the CAM Exchange.  Each of the Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph below).

In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an L/C Issuer that is not reimbursed by the Company, then (i) each Revolving Lender shall, in accordance with Section 2.03(c), promptly make its L/C Advance in respect of such Unreimbursed Amount (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such disbursement and the making of such L/C Advances and the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Tranches (and the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Amount of such amount in accordance with the first sentence of this Section 8.06), and (iii) in the event distributions shall have been made in accordance with clause (i) of the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each such disbursement and L/C Advance been outstanding on the CAM Exchange Date.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01.  Appointment and Authorization of Agents.  (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)  Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings or payments in Alternative Currencies, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03.  Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04.  Reliance by Agents.  (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06.  Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07.  Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; and provided, further, that to the extent the indemnification of the L/C Issuer is required hereunder, such obligation shall be limited solely to the Revolving Credit Lenders.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08.  Agents in their Individual Capacities.  JPMorgan Chase Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMorgan Chase Bank were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, JPMorganChase Bank or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans,JPMorgan

Chase Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include JPMorgan Chase Bank in its individual capacity.

SECTION 9.09.  Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Company.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Company shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent, which shall be a Lender or a bank with an office in New York, New York or an Affiliate of such Lender or bank, and which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Company shall not be unreasonably withheld).  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 9.10.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11.  Collateral and Guarantee Matters.  The Lenders irrevocably agree:

(a)  that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Company or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 10.01), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the Guarantee and Security Agreement pursuant to clause (c) below, or (v) at the time such property subject to such Lien becomes a Specified Asset (as defined in the Guarantee and Security Agreement) described in clause (b) of the definition thereof (taking into account the proviso thereto);

(b)  (i) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) and (ii) that the Administrative Agent is authorized (but not required) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by any other clause of Section 7.01; and

(c)  that any Guarantor shall be automatically released from its obligations under the Guarantee and Security Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 10.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Security Agreement pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee and Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12.  Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “documentation agent”, “joint bookrunner” or “co-lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13.  Appointment of Supplemental Administrative Agents.  (a)  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)  In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)  Should any instrument in writing from the Company, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Company or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  Amendments, Etc.  Except as otherwise set forth in this Agreement or any other Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)  extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)  postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)  reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (iii) of the second proviso to this Section 10.01) any fees (including fees set forth in Section 2.09 or other amounts payable hereunder or under any other Loan Document), or extend, postpone or waive the date upon which any fees are to be paid, without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)  change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share”, Section 2.06(c), the third sentence of Section 2.12(a), Section 2.13, Section 8.04 or Section 10.07(a)(x) without the written consent of each Lender affected thereby;

(e)  other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f)  other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the U.S. Term Loans, the Euro Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Company and the Lenders (and, in the case of any amendment with respect to Euro Replacement Term Loans (as defined below), the German Borrower) providing the relevant U.S. Replacement Term Loans or Euro Replacement Term Loans (as defined below) to permit the refinancing of all outstanding U.S. Term Loans (“U.S. Refinanced Term Loans”) or Euro Term Loans (the “Euro Refinanced Term Loans”) with a replacement U.S. term loan tranche denominated in Dollars (“U.S. Replacement Term Loans”) or Euro term loan tranche denominated in Euros (“Euro Replacement Term Loans”), respectively, hereunder; provided that (a) the aggregate principal amount of such U.S. Replacement Term Loans or Euro Replacement Term Loans shall not exceed the aggregate principal amount of such U.S. Refinanced Term Loans or Euro Refinanced Term Loans, respectively, (b) the Applicable Rate for such U.S. Replacement Term Loans or Euro Replacement Term Loans shall not be higher than the Applicable Rate for such U.S. Refinanced Term Loans or Euro Refinanced Term Loans, respectively, (c) the Weighted Average Life to Maturity of such U.S. Replacement Term Loans or Euro Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such U.S. Refinanced Term Loans or Euro Refinanced Term Loans, respectively, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such U.S. Replacement Term Loans or Euro Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such U.S. Replacement Term Loans or Euro Replacement Term Loans than, those applicable to such U.S. Refinanced Term Loans or Euro Refinanced Term Loans, respectively, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Company without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02.  Notices and Other Communications; Facsimile Copies.  (a)  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)  if to any Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made, if given or made during the recipient’s normal business hours (and if not, shall be deemed to be given or made on the next succeeding Business Day), upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(d)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)  Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or “PDF” (subject to Section 10.02(d).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)  Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, liabilities and related reasonable out-of-pocket costs and expenses resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d)  Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Articles II and III, if such Lender has notified the Administrative Agent that it is incapable of receiving notices thereunder by electronic communication.  The Administrative Agent or the Company may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)  Designation by Overseas Borrowers.  Each Overseas Borrower hereby designates the Company as its representative and agent on its behalf for the purposes of giving and receiving all notices (other than Committed Loan Notices) and any other documentation required to be delivered to it pursuant to this Agreement and any other Loan Document by the Administrative Agent or any Lender.  The Company hereby accepts such appointment.  The Agents and the Lenders may regard any notice (other than Committed Loan Notices) or other communication pursuant to any Loan Document from the Company as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Overseas Borrower or Overseas Borrowers hereunder to the Company on behalf of such Overseas Borrower or Overseas Borrowers.  Each Overseas Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Company shall be deemed for all purposes to have been made by such Overseas Borrower and shall be binding upon and enforceable against such Overseas Borrower to the same extent as if the same had been made directly by such Overseas Borrower.

Section 10.03.  No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04.  Attorney Costs, Expenses and Taxes.  The Company agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Simpson Thacher & Bartlett LLP and, if necessary, one local counsel in each applicable jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders and, if necessary, one local counsel in each applicable jurisdiction).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Company of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05.  Indemnification by the Company.  Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each

Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments and suits and related reasonable out-of-pocket expenses (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Company, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits or expenses are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, any Affiliate of such Indemnitee or any officer, director, employee, advisor, representative or agent of such Indemnitee or any such Affiliate.  No Indemnitee shall be liable to any Group Member for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement.  No Indemnitee shall be liable (whether direct or indirect, in contract, tort or otherwise) to any Group Member (other than the Lenders’ contractual liability for breach under this Agreement) except to the extent such liability is found in a non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, any Affiliate of such Indemnitee or any officer, director, employee, advisor, representative or agent of such Indemnitee or any such Affiliate.  No Indemnitee shall have any liability to any Group Member, nor any Group Member to any Indemnitee, for any special, punitive, indirect or consequential damages (including, without limitation, loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund any amount received under this Section 10.05 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06.  Payments Set Aside.  To the extent that any payment by or on behalf of the Company is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither Holdings nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) or 10.07(i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee;

(B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)  each L/C Issuer at the time of such assignment, provided that no consent of the L/C Issuers shall be required for any assignment of a Term Loan; and

(D)  the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment of a Term Loan.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of each Revolving Credit Facility), or $1,000,000 (in the case of a Term Loan) and in increments of $1,000,000 in excess thereof unless each of the Company and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)  the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (1) an Administrative Questionnaire in which the assignee designates one or more Credit Contacts (as defined in the Administrative Questionnaire) to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrowers, the other Loan Parties and their Affiliates and related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the

Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f)  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the relevant Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the relevant Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the relevant Borrower, to comply with Section 10.15 as though it were a Lender.

(g)  Any Lender may at any time, without the consent of the Company or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the relevant Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that

(i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the relevant Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the relevant Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)  Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may, without the consent of the Company or the Administrative Agent, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents.

(j)  Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Company and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Company willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable.  In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Company shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08.  Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof); (b) to the extent requested by any Governmental Authority; (c) to the extent  required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement for the benefit of the Company containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information (i) is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN

ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 10.09.  Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the case of any such deposits or other Indebtedness for the credit or the account of any Foreign Subsidiary, such set off may only be against any Obligations of Foreign Subsidiaries.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.  Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obligations of the Company or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is not a Loan Party do not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrowers’ obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

SECTION 10.10.  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.11.  Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12.  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14.  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15.  Tax Forms.  (a)  (i)  Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Company and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Company or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Company and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Company with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Company and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Company and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Company and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Company or the Administrative Agent, and (B) promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)  Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Company and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Company or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii)  Each Lender and Agent (or Participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is formed or organized, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, or at a reduced rate, provided that such Lender or Agent (or Participant) is legally entitled to complete, execute and deliver such documentation.  Each Lender and Agent (or Participant) shall promptly notify such Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(iv)  No Borrower shall be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Lender if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this or Section 10.15(b), as applicable, on the date such Lender became a Lender or, if later, the date such Lender made an Incremental Overseas Term Loan to any Borrower or the date a CAM Exchange occurred, or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve any Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve any Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of Section 10.15(a)(ii) or 10.15(a)(iii) have not been satisfied if such Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(v)  The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b)  Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Company two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form.  If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.  Thereafter and from time to time, each such U.S. Lender shall (A) promptly submit to the Company and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Company and the Administrative Agent of any available exemption from United States back up withholding taxes in respect of all payments to be made to such U.S. Lender by the Company or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form or evidence previously delivered by it to the Company and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Company or the Administrative Agent, and (B) promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption.

SECTION 10.16.  Governing Law.  (a)  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)  ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES

ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH COURTS IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.17.  Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers and Holdings and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Company, each Agent and each Lender and their respective permitted successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.19.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20.  USA PATRIOT Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 10.21.  Agent for Service of Process.  The Company agrees that promptly following request by the Administrative Agent it shall cause each Foreign Subsidiary which is a Loan Party or for whose account a Letter of Credit is issued to appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City on behalf of such Foreign Subsidiary.

SECTION 10.22.  Effectiveness of the Merger; Assignment and Delegation to and Assumption by Reader’s Digest.  Reader’s Digest shall have no rights or obligations hereunder until the consummation of the Merger and any representations and warranties of Reader’s Digest hereunder shall not become effective until such time.  Upon consummation of the Merger, and without any further action by any Person, (a) Reader’s Digest hereby irrevocably and unconditionally (i) assumes and agrees punctually to pay, perform and discharge when due each of the Obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by the Company under the Loan Documents, (ii) agrees to be bound by all the terms, provisions and conditions of the Loan Documents applicable to the Company and (iii) agrees that it will be responsible for and deemed to have made all the representations and warranties of the Company, whenever made or deemed to have been made and (b) Reader’s Digest automatically assumes and agrees to perform all the obligations of Acquisition Co under the Commitment Letter dated November 16, 2006, among Holdings, Acquisition Co, the Arrangers and the Agents and the Fee Letter referred to therein.  Upon the effectiveness of the assumption provided for above, Reader’s Digest will be the Company for all purposes of this Agreement and the other Loan Documents and may exercise every right and power of the Company under this Agreement and the other Loan Documents.

SECTION 10.23.  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.24.  German Tax Confirmation.  (a)   If, at any time after the Closing Date, the German Borrower determines that a confirmation by the Administrative Agent and/or each of the Euro Term Lenders substantially in the form of the Decree issued by the German Federal Ministry of Finance as of October 20, 2005 (substantially in the form of Exhibit L, the “Tax Confirmation”) may be required under the decrees to § 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz or KStG) dated July 15, 2004, July 22, 2005, and October 20, 2005 (as in effect on the date hereof, the “Decrees”) with respect to the Euro Term Loans, the German Borrower may prepare and deliver to the Euro Term Lenders (through the Administrative Agent) a complete and accurate draft Tax Confirmation listing all guarantees and security interests securing the claims of the Euro Term Lenders under the Loan Documents and the Secured Hedge Agreements and provide to the Euro Term Lenders any further information which may reasonably be required by the Administrative Agent or any Euro Term Lender to issue the

Tax Confirmation (based on the then applicable practice of the German tax authorities), such information to be requested within fifteen (15) Business Days after the delivery of the draft Tax Confirmation by the German Borrower to the Euro Term Lenders (through the Administrative Agent).

(b)  The Tax Confirmation shall only include factual but not legal statements to be issued by the Euro Term Lenders.  The Tax Confirmation shall not contain any statement that any Euro Term Lender is not permitted to issue by law, administrative rule or regulation of the jurisdiction to which the relevant Euro Term Lender is subject.

(c)  Each Euro Term Lender (including any Person that becomes a Euro Term Lender subsequent to the date hereof pursuant to Section 10.07) hereby authorizes the Administrative Agent on behalf of such Euro Term Lender to issue a Tax Confirmation and provide it to the German Borrower within sixteen (16) Business Days after such Euro Term Lender’s receipt of the following (which receipt shall be deemed to have occurred upon the Administrative Agent’s posting of the following to Intralinks or other similar information transmission system):

(i)  the German Borrower’s request therefor,

(ii)  a complete and accurate draft of such Tax Confirmation listing all guarantees and security interests pursuant to clause (a) above, and

(iii)  all further information reasonably requested within the period set forth for such request pursuant to clause (a) above to enable the Euro Term Lenders to complete such Tax Confirmation,

unless such Euro Term Lender notifies the Administrative Agent within the 15-Business Day period described in clause (a) above that (x) it is prohibited from doing so by law, administrative rule or regulation of the jurisdiction to which such Euro Term Lender is subject or (y) it has reasonably determined that the factual information provided by the German Borrower is not correct or not complete or, in the view of such Euro Term Lender (acting in good faith), is misleading or (z) such Euro Term Lender has not been released from confidentiality obligations to any Loan Party under applicable banking secrecy rules with respect to confidential information with respect to such Loan Party contained in such Tax Confirmation or, to the extent applicable, has not been instructed to disclose any such information by the relevant Loan Party.  Subject to the terms of the preceding sentence, within the 16-Business Day period set forth above, the Administrative Agent acting also on behalf of the Euro Term Lenders shall issue and provide to the German Borrower the requested Tax Confirmation.

(d)  The Company agrees to pay or reimburse the Administrative Agent and each Euro Term Lender for all reasonable expenses incurred in connection with any Tax Confirmation in accordance with the principles set forth in Section 10.04, including Attorney Costs.  The Company shall indemnify and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments and suits and related reasonable expenses (including all reasonable Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with any Tax Confirmation in accordance with the principles set forth in Section 10.05.  The agreements in this clause (d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations.

(e)  The German Borrower confirms to the Administrative Agent and each Euro Term Lender that (i) the Euro Term Lenders will issue their respective Tax Confirmations exclusively at the request of the German Borrower and solely for the purpose of providing information to the German tax authorities as required pursuant to the Decrees, (ii) the Euro Term Lenders are not responsible for examining any Borrower’s tax position or for achieving any certain tax treatment with respect to any Borrower and (iii) no Loan Party will raise any claims against the Administrative Agent or any Euro Term Lender based on, or in connection with, any Tax Confirmation and no Euro Term Lender will have any liability to any Loan Party with respect to any Tax Confirmation (other than, subject to the principles of Section 10.05, for failure to comply with the last sentence of Section 10.24(c)).

(f)  It is the common understanding of the parties hereto that no party is providing any legal and/or tax advice to any other party with respect to this Agreement or, in particular, with respect to the application of § 8a KStG and the interpretation of § 8a KStG in the Decrees, and that it is the responsibility of each party, in particular each Loan Party, to consult with its own legal/tax advisers.

(g)  Each Loan Party releases each Euro Term Lender from its duty of confidentiality and/or obligation of bank secrecy (Bankgeheimnis) with regard to the issuance of a Tax Confirmation to the German Borrower and its submission to the German tax authorities.

(h)  If, after the date of this Agreement, changes occur to German tax legislation or its interpretation materially prejudicing the tax treatment of interest payments of the German Borrower, the Administrative Agent and the Euro Term Lenders agree that they will negotiate in good faith (without any legal obligation to agree) with the Company and the German Borrower to restructure the Collateral securing the Euro Term Loans to seek to reduce the impact of such materially prejudicial tax treatment while retaining Collateral acceptable to the Euro Term Lenders.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DOCTOR ACQUISITION CO.

by
/s/ Christopher Minnetian
Name: Christopher Minnetian
Title:

Senior Secured Credit Agreement

RDA HOLDING CO.
by

/s/ Christopher Minnetian
Name: Christopher Minnetian
Title:

Senior Secured Credit Agreement

THE READER’S DIGEST ASSOCIATION, INC.

by
/s/ William H. Magill
Name: William H. Magill
Title: Vice President and Treasurer

Senior Secured Credit Agreement

RD GERMAN HOLDINGS GMBH

by
/s/ Werner Neunzig
Name: Werner Neunzig
Title: Managing Director

Senior Secured Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender,

by
/s/ Gary L. Spevack
Name: Gary L. Spevack
Title: Vice President

Senior Secured Credit Agreement

CITICORP NORTH AMERICA, INC., as Co-Syndication Agent and a Lender,

by
/s/ Caesar Wyszomirski
Name: Caesar Wyszomirski
Title: Vice President

Senior Secured Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Co- Syndication Agent, Co-Lead Arranger and Joint Bookrunner

by
/s/ Gregory Margolies
Name: Gregory Margolies
Title: Managing Director

Senior Secured Credit Agreement

MERRILL LYNCH CAPITAL CORPORATION, as a Lender,

by
/s/ Gregory Margolies
Name: Gregory Margolies
Title: Vice President

Senior Secured Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and a Lender,

by
/s/ Jim Kuster
Name: Jim Kuster
Title: Managing Director

Senior Secured Credit Agreement

Credit Industrial ET Commercial,
as a Lender

by	/s/ Marcus Edward
	Name:	Marcus Edward
	Title:	Managing Director

by	/s/ Anthony Rock
	Name:	Anthony Rock
	Title:	Managing Director

General Electric Capital Corporation, as a Lender

by	/s/ Karl E. Kleffer
	Name:	Karl E. Kleffer
	Title:	Duly Authorized Signatory

Toronto Dominion (Texas) LLC, as a Lender

by	/s/ Debbi Brito
	Name:	Debbi Brito
	Title:	Authorized Signatory

The CIT Group/Equipment Financing, Inc., as a Lender

by	/s/ Peter Connolly
	Name:	Peter Connolly
	Title:	EVP

J.P. Morgan Securities Inc., as Co-Lead Arranger and Joint Bookrunner

by:	/s/ Gary L. Spevack
	Name:	Gary L. Spevack
	Title:	Vice President

Citigroup Global Markets, Inc., as Co-Lead Arranger and Joint Bookrunner

by	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	Director

RBS Securities Corporation, as Co-Lead Arranger and Joint Bookrunner

by	/s/ Jim Kuster
	Name:	Jim Kuster
	Title:	Managing Director

Schedule 1.01A

Certain Security Interests and Guarantees

•                                          Guarantee and Collateral Agreement; and

•                                          Mortgages with respect to each real property listed in Schedule 1.01B.

Schedule 1.01B

Mortgaged Properties

Record Owner	Property Address
Books Are Fun, Ltd.	1680 Highway 1 North Fairfield, Iowa 111 North Main Street Fairfield, Iowa 123 North Main Street Fairfield, Iowa

Reiman Media Group, Inc.	5400 South 60th Street Greendale, Wisconsin

Schedule 1.01C

Management Adjustments

Reader’s Digest adjustments:

•                                          In connection with the Transactions, Reader’s Digest will record a pro forma balance sheet adjustment to decrease unearned revenue by approximately $175.0 million. This adjustment is expected to reduce net revenue by approximately $133.0 million in the first year following the Transactions. The remaining balance is expected to impact net revenue in periods thereafter.

•                                          Restructuring activities comprised:

•                                          Charges of $2.8 million for severance, $2.6 million for asset impairments and $0.5 million for other costs associated with the restructuring plan at Books Are Fun, Ltd.. These charges were taken at Books Are Fun, Ltd. to lower the cost base, upgrade the management team and sales force and improve the business model. The actions associated with these initiatives are expected to be completed by the end of fiscal 2007. Asset impairment charges were primarily attributed to write-offs of capitalized software costs related to abandoned assets. The remaining costs are those incurred to close Books Are Fun Ltd.’s jewelry business and to terminate contractual lease obligations.

•                                          Charges of $3.5 million for severance, $0.2 million for asset impairments, and $1.4 million in other costs to lower Reader’s Digest’s cost base commensurate with Reader’s Digest’s current revenue and in an effort to streamline Reader’s Digest’s operations. Approximately 29%, 54% and 17% of these costs related to Reader’s Digest North America, Reader’s Digest International and Consumer Business Services, respectively. These actions are expected to be completed by the end of fiscal 2007.

•                                          Income of $2.0 million related to reversals of charges, primarily severance, recorded in previous years and the reversal of amortized gains related to the sale and partial lease-back of the Reader’s Digest headquarters facility. Reader’s Digest reviews its restructuring plans periodically to determine the appropriateness of existing accruals in light of current circumstances. Accordingly, these charges were reversed because of the occurrence of events that affected the original plans.

•                                          Reader’s Digest disposed of American Woodworker magazine in the second quarter of fiscal 2007 at a book loss of $6.2 million.

•                                          Represents a charge of $5.6 million because Reader’s Digest determined that it was probable that QSP, Inc. would not satisfy the minimum tonnage purchase requirement during calendar 2006 in its World’s Finest Chocolate licensing agreement. In the event QSP, Inc. does not satisfy the purchase requirement in future calendar years, QSP, Inc.

will be required to make similar payments. QSP, Inc. paid $2.0 million and $0.8 million in fiscal 2003 and 2004, respectively, in penalties to World’s Finest Chocolate for failure to satisfy minimum purchase requirements.

•                                          Includes $2.0 million of expense under Reader’s Digest’s key employee long-term incentive compensation plan, primarily attributable to the increase in the market price of Reader’s Digest’s common stock in connection with the Transactions. Also includes additional compensation of $0.6 million to retain key personnel in connection with the Transactions.

•                                          Compensation and benefits paid to, and other expenses in the aggregate amount of $4.2 million associated with, Reader’s Digest’s chairman of the board during the twelve months ended December 31, 2006. Reader’s Digest’s chairman of the board retired from that capacity on December 31, 2006.

•                                          Professional fees of $4.0 million relating to an international tax planning initiative that ultimately was not implemented.

•                                          Books Are Fun, Ltd. adjustments relate to: (a) a $7.0 million charge in fiscal 2006 to write down the value of old and discontinued items, (b) $6.1 million of legal expenses incurred in connection with suits against the founder of Books Are Fun, a competitor of Books Are Fun, Ltd. and certain former executives of Books Are Fun, Ltd. and (c) $1.1 million of expenses to relocate the Books Are Fun, Ltd. headquarters from Iowa to the Chicago area and recruit new management.

•                                          Stock-based compensation of $11.4 million includes: (a) compensation costs for all share-based payments granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant date fair values estimated in accordance with the provisions of SFAS No. 123R and (b) the expensing of restricted and deferred stock awards over the two- to four-year restriction period.

•                                          Anticipated cost savings include (a) $4.0 million of estimated annual cost savings expected to be recognized through the restructuring of certain of Reader’s Digest’s operations and (b) $7.0 million of estimated annual cost savings as a consequence of the conversion to a private company. These costs savings will generally be in the areas of eliminating or reducing public company director fees, director and officer insurance, and certain professional services and staff.*

WRC Media adjustments:

•                                          Restructuring and other non-recurring items include:

•                                          Costs related to the shutdown of CompassLearning facilities in San Diego, California ($2.6 million) and Weston, Florida ($0.5 million) and a Gareth Stevens facility in Milwaukee, Wisconsin ($0.4 million). San Diego facility costs include $2.0 million in employee-related expenses (including severance and relocations) and $0.6 million in vacated facility rent and fixed asset moving expenses. Weston, Florida-related charges of $0.5 million relate to employee severance and relocation. The Gareth Stevens-related charges include $0.2 million of employee severance and relocation costs and $0.2 million of fixed asset write-offs.

•                                          Indemnification costs of $0.7 million for defense of former WRC Media’s employees with regard to an SEC investigation regarding such employees.

•                                          Costs of $1.5 million associated with the closure of two warehouse facilities (Cleveland, Ohio and Milwaukee, Wisconsin) in connection with the opening of WRC Media’s new warehouse in Strongsville, Ohio. Expenses include $0.9 million in rent payments on vacated facilities, $0.3 million in relocation and moving costs and $0.2 million of employee severance costs.

•                                          Impairment of goodwill and intangibles charge of $5.0 million.

•                                          Anticipated cost savings include (1) estimated annual cost savings of $7.4 million attributable to transitioning corporate functions to Reader’s Digest and consolidating operations in Austin, Texas and Stamford, Connecticut, and (2) estimated annual cost savings of $1.9 million attributable to consolidation of fulfillment systems and renegotiation of supply contracts.*

Direct Holdings adjustments:

•                                          $1.4 million stock-based compensation expense attributable to equity-based awards to Direct Holdings employees.

•                                          Restructuring and other non-recurring items include (1) a write-off of $20.6 million related to a loan to Lillian Vernon Corporation (LVC), a former affiliate of Direct Holdings, (2) $1.0 million of transaction fees related to the sale of LVC and (3) $0.8 million of expenses related to the European and other restructuring activities.

•                                          Portion of annualized cost savings attributable to restructuring actions taken during the twelve months ended December 31, 2006 that are not reflected in historical results of $1.4 million. These actions primarily related to the restructuring of Direct Holdings’ European operations.

•                                          Anticipated cost savings include: (1) anticipated cost savings of $5.9 million attributable to closing certain offices and transitioning corporate functions to Reader’s Digest and (2) anticipated fulfillment savings of $5.6 million.*

•                                          Annual monitoring fee of $7.5 million to be paid to the Sponsors following the consummation of the Transactions.

*  The adjustments for the anticipated cost savings described do not include anticipated cash costs to implement such cost savings. Reader’s Digest has budgeted $40 million in expected cash costs to achieve these anticipated annual cost savings.

Schedule 1.01D

Excluded Subsidiaries

Direct Holdings IP L.L.C.

Schedule 1.01E

Foreign Subsidiaries

Foreign Subsidiary	Country of Organization
Reader’s Digest Argentina, SRL	Argentina
The Reader’s Digest Association Pty. Limited	Australia
Reader’s Digest (Australia) Pty. Ltd.	Australia
Verlag Das Beste GmbH	Austria
Reader’s Digest N.V. - S.A.	Belgium
Reader’s Digest World Services S.A.	Belgium
Reader’s Digest Brasil Ltda.	Brazil
Reader’s Digest EOOD	Bulgaria
1302791 Alberta ULC	Canada
Quality Service Programs, Inc.	Canada
eFundraising.com Corporation Incorporated/Corporation eFundraising.com Incorporee (Canada)	Canada
The Reader’s Digest Association (Canada) Ltd.	Canada
Reader’s Digest Magazines Limited	Canada
3634116 Canada Inc.	Canada
Shanghai Ying Cui Advertising Company Ltd.	China
Guangdong Pegasus Marketing Information & Services Co. Ltd	China
Reader’s Digest (Guangzhou) Direct Mail Service Co. Ltd.	China
Reader’s Digest Vyber s.r.o.	Czech Republic
Oy Valitut Palat - Reader’s Digest Ab	Finland
Sélection du Reader’s Digest S.A.	France
Sélection du Reader’s Digest Assurances SARL	France
RD German Holdings GmbH	Germany
Verlag Das Beste GmbH	Germany
Optimail Direkwerbeservice GmbH	Germany
Pegasus Medien Produktions-und Vertriebsgesellschaft mbH	Germany
Reader’s Digest Deutschland Holding GmbH	Germany
Reader’s Digest Hellas Publications Company with Limited Liability	Greece
Asian Qualiproducts Services, Ltd.	Hong Kong
Reader’s Digest Global Advertising Ltd.	Hong Kong
Reader’s Digest Association Far East Limited	Hong Kong
Reader’s Digest Asia, Ltd.	Hong Kong
Reader’s Digest (China) Direct Marketing Services Co., Ltd.	Hong Kong
Reader’s Digest (East Asia) Limited	Hong Kong
R.D. Properties, Ltd.	Hong Kong
Reader’s Digest Kiadó Korlátolt Felelosségu Társaság	Hungary
Reader’s Digest Book and Home Entertainment (India) Private Limited	India

Foreign Subsidiary	Country of Organization
Libri e più, S.r.l.	Italy
The Reader’s Digest Ltd.	Japan
LLC Publisher Reader’s Digest	Kazakhstan
Pegasus Netherlands Services Lux Primary SC	Luxembourg
Pegasus Netherlands Services Lux Secondary SCS	Luxembourg
RD Luxembourg Tertiary Services	Luxembourg
Reader’s Digest (Malaysia) Sdn. Bhd	Malaysia
Caribe Condor S.A. de C.V.	Mexico
Reader’s Digest México, S.A. de C.V.	Mexico
Corporativo Reader’s Digest Mexico, S. de R.L. de C.V.	Mexico
Grupo Editorial Reader’s Digest, S. de R.L. de C.V.	Mexico
Distrimedia Services B.V.	Netherlands
Pegasus Netherlands Services CV	Netherlands
RD Netherlands Holdings BV	Netherlands
Uitgeversmaatschappij The Reader’s Digest N.V.	Netherlands
Reader’s Digest European Shared Services B.V.	Netherlands
Reader’s Digest Netherlands Holdings B.V.	Netherlands
Reader’s Digest (Philippines) Inc.	Philippines
Reader’s Digest Przeglad Sp. z.o.o.	Poland
Selecçoes do Reader’s Digest (Portugal) S.A.	Portugal
Euroselecçoes — Publicaçoes E Artigos Promocionais, Lda. Promocionals, Lda.	Portugal
Editura Reader’s Digest SRL	Romania
LLC Digest Direct	Russia
JSC Publishing House Reader’s Digest	Russia
Reader’s Digest Asia Pte. Ltd.	Singapore
Reader’s Digest Vyber Slovensko, s.r.o.	Slovak Republic
Reader’s Digest Selecciones S.A.	Spain
Sociedad Difusión Cultural, S.L.	Spain
Reader’s Digest Aktiebolag	Sweden
Das Beste aus Reader’s Digest AG	Switzerland
Reader’s Digest (Thailand) Limited	Thailand
Reader’s Digest Secilmis Yayincilik Dagitim Pazarlama Ticaret Limited Sirketi	Turkey
LLC Direct Digest	Ukraine
LLC Publisher Reader’s Digest	Ukraine
Pegasus UK Holdings Limited	United Kingdom
The Reader’s Digest Association Limited	United Kingdom
RD Publications Limited	United Kingdom
Money Magazine Limited	United Kingdom
Reader’s Digest Financial Services Limited	United Kingdom
Fundraising For You Limited	United Kingdom
Reader’s Digest Europe Limited	United Kingdom

Foreign Subsidiary	Country of Organization
Reader’s Digest Children’s Publishing Limited	United Kingdom
Reader’s Digest European Systems Ltd.	United Kingdom
Reader’s Digest Central & Eastern Europe Limited	United Kingdom
Reader’s Digest Holdings Limited	United Kingdom

Direct Holdings (N.Z.) Pty Limited	Australia
Direct Holdings Asia Pacific Pty Limited	Australia
Direct Holdings Australia Pty Limited	Australia
Shop Australia Pty Limited	Australia
Direct Entertainment U.K. Limited	England and Wales
Target Direct Marketing Services GmbH	Germany
Direct Holdings Holland B.V.	Netherlands
Direct Holdings International B.V.	Netherlands
Direct Holdings Switzerland GmbH	Switzerland

Schedule 1.01F

Holdings Contractual Obligations

Agreement and Plan of Merger dated as of November 16, 2006, among RDA Holding Co. (f/k/a Doctor Acquisition Holding Co.), Doctor Acquisition Co. and The Reader’s Digest Association, Inc.

Stock Acquisition Agreement dated as of January 23, 2007, among Direct Holdings U.S. Corp., RDA Holding Co., and the Transferors (as defined therein).

Agreement and Plan of Merger dated as of January 23, 2007, among RDA Holding Co., WRC Acquisition Co., a Delaware corporation, and WRC Media Inc.

Procurement Agreement dated as of February 2, 2007, between Opera Solutions, LLC and RDA Holding Co.(1)

(1) The obligations of RDA Holding Co. (other than the issuance of equity interests) under this agreement to be assigned to a Restricted Subsidiary on or prior to the Closing Date.

Schedule 1.01G

Unrestricted Subsidiaries

None.

Schedule 1.01H

Mandatory Cost Formulae

1.                                       The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                                  the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                                 the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.  The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.                                       The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.                                       The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                  in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	p per cent per annum
100 - (A+C)

(b)                                 in relation to any Loan in any currency other than Sterling:

E x 0.01	p percent per annum
300

Where:

“A”                          is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                            is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”                            is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                           is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                             is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Regulations” means the rules or periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.                                       Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                  its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.                                 The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.01I

Letters of Credit

Each of the following letters of credit are issued by JPMorgan Chase Bank, N.A.:

Letter of Credit No.	Beneficiary	Stated Amount	Expiry Date
T-612818	COGNAC WILLOW, LLC C/O PRUDENTIAL REAL ESTATE INVESTORS	$559,667.06	12-Oct-07
IBTI580368	TRANSFAR INTERNATIONAL CORP.	$56,749.20	5-Mar-07
IBTI580368	TRANSFAR INTERNATIONAL CORP.	$60,283.20	5-Mar-07
IBTI580368	TRANSFAR INTERNATIONAL CORP.	$90,424.80	13-Mar-07
IBTI580368	TRANSFAR INTERNATIONAL CORP.	$42,271.20	19-Mar-07
IBTI580368	TRANSFAR INTERNATIONAL CORP.	$30,141.60	19-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$26,769.60	6-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$26,769.60	6-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$26,769.60	7-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$26,769.60	16-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$9,235.20	13-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$53,539.20	13-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$26,769.60	13-Mar-07
IBTI581571	TRANSFAR INTERNATIONAL CORP.	$26,769.60	13-Mar-07
IBTI582020	SUN VIGOR INDUSTRIAL CO. LTD.	$86,793.18	6-Apr-07
IBTI583478	M. K. DISTRIBUTORS INC.	$340,470.00	20-Mar-07
IBTI583479	WOODMAX KY INDUSTRIES CORP.	$151,988.94	7-Mar-07
IBTI583944	YOA LING INDUSTRY CO LTD	$148,751.80	13-Mar-07
IBTI584462	SUN VIGOR INDUSTRIAL CO. LTD.	$98,455.00	8-Mar-07
I584463	SUN VIGOR INDUSTRIAL CO. LTD.	$162,086.64	2-May-07
I585750	SUN VIGOR INDUSTRIAL CO. LTD.	$106,898.30	16-Apr-07

Schedule 2.01

Commitments

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT	EURO TERM LOAN COMMITMENT(1)
JPMorgan Chase Bank, N.A.	$77,666,666.68	$403,333,333.34	$100,000,000
Citicorp North America, Inc.	$77,666,666.66	$403,333,333.33	$0
Merrill Lynch Capital Corporation	$77,666,666.66	$403,333,333.33	$0
The Royal Bank of Scotland plc	$35,000,000	$0	$0
General Electric Capital Corporation	$25,000,000	$0	$0
Toronto Dominion (Texas) LLC	$5,000,000	$0	$0
The CIT Group/Equipment Financing, Inc.	$2,000,000	$0	$0
Total	$300,000,000	$1,210,000,000	$100,000,000

(1) To be funded in Euros.

Schedule 5.05

Certain Liabilities

•                                          The Reader’s Digest Pension Scheme (U.K.), approved, is currently under funded by approximately $70 million.

•                                          Lindner, et al. v. the Company.  The Company is a defendant in a putative class action before the U.S. District Court for the Central District of California, Southern Division.  The class action claims that Reader’s Digest magazine’s continuous renewal program violates federal and state consumer protection status.  As of September 25, 2006, this matter was fully briefed on appeal to the 9th Circuit Court of Appeals following the trial court’s dismissal of the action.

•                                          The following table lists ongoing audits or examinations by taxing authorities of Reader’s Digest or any of its Subsidiaries:

Company	Taxing Jurisdiction	Type of Tax	Period Under Audit
Domestic Tax Audits
The Reader’s Digest Association, Inc.	Federal	Income	2001 - 2003
The Reader’s Digest Association, Inc.	Federal	Employment	2000 - 2003
The Reader’s Digest Association, Inc.	New York	Income	1997 - 1999
The Reader’s Digest Association, Inc.	New York	Income	2000 - 2003
The Reader’s Digest Association, Inc.	Texas	Franchise	TBD(2)
Books Are Fun, Ltd.	Minnesota	Sales	1/03 - 5/06
Books Are Fun, Ltd.	Wisconsin	Income	2002 - 2005
QSP, Inc.	Arizona	Sales	4/00 - 3/04
QSP, Inc.	Florida	Sales	12/03 - 11/06
QSP, Inc.	Illinois	Sales	2003 - 2005
QSP, Inc.	Minnesota	Income	2001 - 2004
QSP, Inc.	New York	Income	2002 - 2003
QSP, Inc.	Ohio	Franchise	2002 - 2003
QSP, Inc.	Washington	Sales & B&O	2002 - 2005
Taste of Home Entertaining, Inc.	Shelby County, AL	Sales	TBD(3)
Taste of Home Productions, Inc.	South Dakota	Sales	2002 - 2006
World Wide Country Tours, Inc.	Minnesota	Income	2003 - 2005
World Wide Country Tours, Inc.	Texas	Income & Sales	2002 - 2006

Foreign Tax Audits
The Reader’s Digest Association (Canada), Ltd.	Federal Revenue	Income	2001 - 2004

(2) State to inform company regarding period being audited.

(3) County to inform company regarding period being audited.

The Reader’s Digest Association (Canada), Ltd.	Ontario	Sales	1/02 - 7/05
Quality Service Programs, Inc. (Canada)	Federal Revenue	Income	2002 - 2003
Quality Service Programs, Inc. (Canada)	Provincial - Quebec	Sales	6/03 - 6/06
Selecceous do Reader’s Digest (Portugal) S.A.	Federal	Income	2001 - 2005
Selecceous do Reader’s Digest (Portugal) S.A.	Federal	Withholding	2002
JSC Publishing House Reader’s Digest (Russia)	Federal	Income	2002 - 2003
Das Beste Aus Reader’s Digest AG (Switzerland)	Federal	Income	2004
Reader’s Digest N.V. - S.A. (Belgium)	Federal	Income	2004 - 2005
eFundraising.com Corporation Incorporated/Corporation eFundraising.com Incorporee (Canada)	Provincial - Quebec	Income	2003 - 2005
Reader’s Digest (Guangzhou) Direct Mail Service Co. Ltd. (China)	Federal	Income	2004
Reader’s Digest Vyber S.R.O. (Czech)	Federal	Income	2006
LLC Publisher Reader’s Digest (Kazakhstan)	Federal	VAT	2005
The Reader’s Digest Assoc. Ltd. (UK)	Federla	Income	2004

•                                          Direct Holdings U.S. Corp. will assume the indemnification obligations of Direct Holdings Worldwide L.L.C. under the Stock Purchase Agreement dated as of May 26, 2006, among LV Catalog Holding Corp., LVC, Direct Holdings Worldwide L.L.C., and Lillian Vernon.

•                                          By email dated December 2, 2005, a representative of Warner Music Group advised DHAI of several issues they considered open in connection with an agreement between Rhino Entertainment Company and DHAI entered into in 2001 regarding a music product called “Treasury of Folk” or “The Folk Years” and an agreement entered into between Warner Strategic Marketing, Inc. and DHAI entered into in 2002 regarding a video product called “Doo Wop”.  The email asserted, among other things, that Rhino has never received any accounting or payments on certain incremental sales associated with Treasury of Folk or The Folk Years purportedly due, that a royalty reduction on the Doo Wop product was subject to conditions that had not been satisfied and that underpayment of royalties based on the unreduced rate was $791,626 through March 2005, and that WQED has separately brought a breach of contract claim against Warner Strategic Marketing on the basis that DHAI’s inclusion of WQED’s “This Land is Your Land” 2-CD music set in non-pledge box set sales was not authorized.  By subsequent email dated January 11, 2006, a representative of Warner Music Group stated, among other things, that nearly $800,000 in royalties remain unpaid and that, as a result of Time Life’s actions, Warner Music Group has had to settle a related royalty dispute with WQED for over $400,000.  The matter is still pending.

•                                          SEC v. Martin E. Kenney, 05 Civ. 7944 (S.D.N.Y. Sept. 13, 2005):  The Securities and Exchange Commission (SEC) filed a complaint against Martin E. Kenney, former Chief Executive Officer of the Company, alleging various securities law violations.  The Company was not named as a defendant in the lawsuit.  A tentative settlement has been reached and remains subject to final agreement among the parties and SEC approval.

The terms of the tentative settlement would require Kenney to pay a penalty of $60,000, for which he could not be reimbursed by the Company.  Kenney requested indemnification by the Company in a letter dated March 10, 2004, pursuant to Article VII of the Company’s By-Laws, which provides for indemnification of officers for expenses, judgments, fines and amounts paid in settlement expenses.  The Company incurred approximately $3.4 million in legal fees in connetion with this case, including fees incurred during the initial investigation by the SEC, the defense of an officer of CompassLearning, other employees of CompassLearning, and Kenney.  Kenney’s attorneys have indicated that they intend to take the position that the Company should pay whatever legal fees are not covered by the insurance company.  To date, the Company’s directors and officers insurance carrrier has taken the position that it will cover only reasonable counsel fees for Kenney’s attorney following the commencement of the action, potentially leaving approximately $2.1 million or more in legal fees uncovered, of which the Company has already paid all but approximately $600,000.

•                                          Kindle Publishing LLC v. CompassLearning, Inc. and American Guidance Service, Inc., No. A06CA948-SS (W.D. Tex. Dec. 4, 2006):  Kindle Publishing has filed a complaint against CompassLearning alleging copyright infringement and unfair competition and seeking a preliminary injunction in connection with a license agreement between CompassLearning and Lindy Acquisition, which subsequently assigned its rights to Kindle Publishing.  CompasLearning intends to deny any liability under the license agreement, but it projects that it will nevertheless incur approximately $1.25 million in expenses in replacing such content since Kindle has effectively terminated the license agreement effective August 2007.

Schedule 5.09

Environmental Matters

None.

Schedule 5.10

Taxes

•                                          The Reader’s Digest Association, Inc. currently has a tax reserve for possible state and local income tax liabilities related to QSP, Inc. for tax returns that have not been filed in prior years in the following states and localities:

Arizona

Colorado

Connecticut

Florida

Georgia

Hawaii

Louisiana

Maryland

Massachusetts

Minnesota

New Mexico

New York City

Ohio

Tennessee

Texas

•                                          Weekly Reader Corporation.  Connecticut Income/Franchise tax assessment (12/31/1994-12/31/1999).  $592,000.  Connecticut has imputed interest income on the taxpayer’s intercompany balances.  In addition, the state has challenged the Company’s apportionment of intangibles outside of the state (franchise component).  An informal conference has been requested (indmenified by Primedia, Inc.).  The Company contests the assessment on the basis of procedural grounds (the statute of limitations has expired) as well as technical merits.

•                                          Weekly Reader Corporation.  Connecticut Income/Franchise tax assessment (11/17/1999).  $740,000.  The assessment relates to a state challenge to the taxpayer’s unitary apportionment filing method.  The state recalculated the Company’s tax liability based upon a separate filing method.  The liability is materially due to the apportionment of IRC 338(h)(10) gain to Connecticut.  An informal conference was requested (indemnified by Primedia, Inc.)  The Company contests the assessment on technical merits and abuse of Commissioner of Revenue Services’ discretion in granting an alternative apportionment method.

•                                          Lifetime Learning Systems, Inc.  Connecticut Income/Franchise tax assessment (Primedia, Inc. Combined Return).  (1/1/1999-11/17/1999).  $1,395,000.  The assesstment relates to a state challenge to the taxpayer’s unitary apportionment filing method.  The state recalculated the Company’s tax liability based upon a separate filing method.  The liability is materially due to the apportionment of IRC 338(h)(10) gain to Connecticut.  An informal conference was requested (indemnified by Primedia, Inc.)  The

Company contests the assessment on technical merits and abuse of Commissioner of Revenue Services’ discretion in granting an alternative apportionment method.

•                                          Additional tax exposure related to the pushdown and allocation of interest to its subsidiaries was reflected in the 12/31/2005 financial statements.

24

Schedule 5.11

ERISA Compliance

None.

Schedule 5.12

Subsidiaries and Other Equity Investments(4)

Domestic

Loan Party	Subsidiary	Subsidiary Jurisdiction of Organization	Ownership Interest	Percent Ownership	Equity Interest Required to be Pledged
RDA Holding Co.	The Reader’s Digest Association, Inc.	Delaware	1,000 shares common	100%	100%
The Reader’s Digest Association, Inc.	Allrecipes.com, Inc.	Washington	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Ardee Music Publishing, Inc.	Delaware	100 shares common	100%	100%
The Reader’s Digest Association, Inc.	Books Are Fun, Ltd.	Iowa	100 shares common	100%	100%
The Reader’s Digest Association, Inc.	Christmas Angel Productions, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Pegasus Asia Investments Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Pegasus Finance Corp.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Pegasus Investment, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Pegasus Sales, Inc.	Delaware	1,000 shares common	100%	100%
The Reader’s Digest Association, Inc.	Pleasantville Music Publishing, Inc.	Delaware	100 shares common	100%	100%
The Reader’s Digest Association, Inc.	QSP, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	R. D. Manufacturing Corporation	Delaware	1,000 shares common	100%	100%
The Reader’s Digest Association, Inc.	RD Publications, Inc. (f/k/a Travel Publications, Inc.)	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Reader’s Digest Children’s Publishing, Inc. (f/k/a Reader’s Digest Sub Five, Inc.)	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Reader’s Digest Consumer Services, Inc.	Delaware	10 shares common	100%	100%

(4) Reflects final structure on the Closing Date, following the consummation of the Acquisitions and the contribution by RDA Holding Co. to The Reader’s Digest Association, Inc. of the Equity Interests of each of Direct Holdings U.S. Corp. and WRC Media Inc.

The Reader’s Digest Association, Inc.	Reader’s Digest Entertainment, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Reader’s Digest Financial Services, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Reader’s Digest Latinoamerica S.A.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Reader’s Digest Sales and Services, Inc.	Delaware	1,000 shares common	100%	100%
The Reader’s Digest Association, Inc.	Reader’s Digest Sub Nine, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Reader’s Digest Young Families, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	SMDDMS, Inc.	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	Taste of Home Entertaining, Inc. (f/k/a Reader’s Digest Home Parties)	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	The Reader’s Digest Association (Russia) Incorporated (f/k/a Reader’s Digest Sub Four, Inc.)	Delaware	10 shares common	100%	100%
The Reader’s Digest Association, Inc.	W.A. Publications, LLC	Delaware	100%	100%	100%
QSP, Inc.	Family Reading Program Corp.	Delaware	10 shares common	100%	100%
QSP, Inc.	Fundraising.com, Inc. (f/k/a Reader’s Digest Sub Eight, Inc.)	Delaware	10 shares common	100%	100%
QSP, Inc.	QSP Distribution Services, LLC	Delaware	100%	100%	100%
QSP, Inc.	QSP Products and Programs, LLC	Delaware	100%	100%	100%
QSP, Inc.	QSP Sales, LLC	Delaware	100%	100%	100%
QSP, Inc.	QSP Services, LLC	Delaware	100%	100%	100%
QSP, Inc.	QSP Ventures, LLC	Delaware	100%	100%	100%
QSP, Inc.	Reiman Media Group, Inc. (f/k/a Reader’s Digest Media Group, Inc.)	Delaware	10 shares common	100%	100%
QSP, Inc.	VideOvation, Inc. (f/k/a Reader’s Digest Sub Three, Inc.)	Delaware	10 shares common	100%	100%
RD Publications, Inc. (f/k/a Travel Publications, Inc.)	Home Service Publications, Inc.	Delaware	10 shares common	100%	100%

27

RD Publications, Inc.	RD Large Edition, Inc.	Delaware	10 shares common	100%	100%
RD Publications, Inc.	RD Trade Shows, Inc.	Delaware	10 shares common	100%	100%
RD Publications, Inc.	RD Walking, Inc.	Delaware	10 shares common	100%	100%
RD Publications, Inc.	Retirement Living Publishing Company, Inc.	Delaware	10 shares common	100%	100%
RD Publications, Inc.	Travel Publications, Inc. (f/k/a RD Publications, Inc.)	Delaware	10 shares common	100%	100%
Reader’s Digest Consumer Services, Inc.	RD Magazine Value Partners, Inc.	Delaware	10 shares common	100%	100%
Reader’s Digest Latinoamerica, S.A.	WAPLA, LLC	Delaware	100 units limited liability interests	100%	100%
Reiman Media Group, Inc. (f/k/a Reader’s Digest Media Group, Inc.)	Taste of Home Media Group, Inc. (f/k/a Reader’s Digest RAP, Inc.)	Delaware	10 shares common	100%	100%
Reiman Media Group, Inc. (f/k/a Reader’s Digest Media Group, Inc.)	Taste of Home Productions, Inc. (f/k/a Reader’s Digest HV, Inc.)	Delaware	10 shares common	100%	100%
Reiman Media Group, Inc. (f/k/a Reader’s Digest Media Group, Inc.)	World Wide Country Tours, Inc. (f/k/a Reader’s Digest WWCT, Inc.)	Delaware	10 shares common	100%	100%
Travel Publications, Inc.	RD Member Services, Inc.	Delaware	10 shares common	100%	100%

The Reader’s Digest Association, Inc.	Direct Holdings U.S. Corp.	Delaware	200,000 shares common	100%	100%
Direct Holdings U.S. Corp.	Direct Holdings Americas Inc. (f/k/a Time-Life Books Inc.)	Delaware	1,000 shares common	100%	100%
Direct Holdings U.S. Corp.	Direct Holdings IP L.L.C.	Delaware	100%	100%	100%
Direct Holdings Americas Inc. (f/k/a Time Life Inc.)	Direct Holdings Custom Publishing Inc. (f/k/a Time Life Custom Publishing Inc.)	Delaware	100 shares common	100%	100%
Direct Holdings Americas Inc. (f/k/a Time Life Inc.)	Direct Holdings Education Inc. (f/k/a Time Life Education Inc.)	Delaware	100 shares common	100%	100%
Direct Holdings Americas Inc. (f/k/a Time Life Inc.)	Alex Inc.	Delaware	100 shares common	100%	100%
Direct Holdings Americas Inc. (f/k/a Time-Life Books Inc.)	Direct Holdings Customer Service, Inc. (f/k/a Time-Life Customer Service Inc.)	Delaware	100 shares common	100%	100%
Direct Holdings Americas Inc. (f/k/a Time Life Inc.)	Direct Holdings Libraries Inc. (f/k/a Time-Life Libraries, Inc.)	New York	10,000 shares common	100%	100%

28

The Reader’s Digest Association, Inc.	WRC Media Inc.	Delaware	1,000 shares common	100%	100%
WRC Media Inc.	CompassLearning, Inc.	Delaware	10,000 shares common	100%	100%
WRC Media Inc.	Weekly Reader Corporation	Delaware	2,685,670 shares common	94.9%	100%
Weekly Reader Corporation	Lifetime Learning Systems, Inc.	Delaware	1,000 shares common	100%	100%
Weekly Reader Corporation	World Almanac Education Group, Inc.	Delaware	1,000 shares common	100%	100%
World Almanac Education Group, Inc.	Funk & Wagnalls Yearbook Corp.	Delaware	1,000 shares common	100%	100%
World Almanac Education Group, Inc.	Gareth Stevens, Inc.	Wisconsin	2,314,305 shares common	100%	100%

Foreign

Loan Party	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership	Equity Interest Required to be Pledged
W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	1 872,237 469,665	The Reader’s Digest Association Pty. Limited	Australia	100%	65%
Doctor Acquisition Co.	1,000	1302791 Alberta ULC	Canada	100%	0	%(5)
The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	72,000 38,000	Oy Valitut Palat - Reader’s Digest Ab	Finland	100%	65%
The Reader’s Digest Association, Inc.	1	RD German Holdings GmbH	Germany	100%	65 100	%(6) %(7)

(5) Not required to be delivered.

(6) With respect to the Obligations.

(7) With respect to the Obligations of the German Borrower.

29

Loan Party	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership	Equity Interest Required to be Pledged
The Reader’s Digest Association, Inc.	80,000 DM 20,000 DM 1,900,000 DM 1,000,000 DM 9,000,000 DM 8,000,000 DM	Verlag Das Beste GmbH	Germany	100%	10	%(8)
W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	5 45 33 12	Reader’s Digest Association Far East Limited	Hong Kong	100%	65%
W.A. Publications, LLC W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	1 9 65 25	Reader’s Digest Asia, Ltd.	Hong Kong	100%	65%
W.A. Publications, LLC W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	1 9 65 24	Reader’s Digest (East Asia) Limited	Hong Kong	100%	65%
W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	1 6,500 3,499	R.D. Properties, Ltd.	Hong Kong	100%	65%
Reader’s Digest Association Far East Limited The Reader’s Digest Association, Inc.	1 99	Reader’s Digest Book and Home Entertainment (India) Private Limited	India	100%	65%
The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	130 70	The Reader’s Digest Ltd.	Japan	100%	65%
W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	1 17,913,286 9,645,615	Caribe Condor S.A. de C.V.	Mexico	100%	65%
W.A. Publications, LLC	1	Reader’s Digest Mexico S.A. de C.V.	Mexico	1%	65	%(9)

(8) 90% to be transferred to the RD German Holdings GmbH.

(9) Certificated, but not to be delivered given that W.A. Publications, LLC only owns one share.

30

Loan Party	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership		Equity Interest Required to be Pledged
W.A. Publications, LLC	1	Corporativo Reader’s Digest Mexico S. de R.L. de C.V.	Mexico	1%		65%
W.A. Publications, LLC	1	Grupo Editorial Reader’s Digest S. de R.L. de C.V.	Mexico	1%		65%
W.A. Publications, LLC W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	100 100 1,300 495	Reader’s Digest (Philippines) Inc.	Philippines	100	%(10)	65%
Selecções do Reader’s Digest (Portugal), SA The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	20 5 5 5 5 5 5 50 4,900 1,100 443,900	Selecções do Reader’s Digest (Portugal) S.A.	Portugal	100%		65%
Selecções do Reader’s Digest (Portugal), SA The Reader’s Digest Association, Inc.	€1,796 €199	Euroselecções - Publicações E Artigos Promocionais, Lda.	Portugal	100%		65%
W.A. Publications, LLC The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	2 4,550 2,448	Reader’s Digest Selecciones S.A.	Spain	100%		65%
The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	15,750 29,250	Reader’s Digest Aktiebolag	Sweden	100%		65%
The Reader’s Digest Association, Inc.	497	Das Beste aus Reader’s Digest AG/ Sélection du Reader’s Digest SA/ Selezione dal Reader’s Digest SA	Switzerland	100	%(11)	65%

(10) Five shares held by each of the five directors.

(11) 3 shares held by individuals.

31

Loan Party	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership		Equity Interest Required to be Pledged
The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	9,993 571,996 298,004	Reader’s Digest (Thailand) Limited	Thailand	100	%(12)	65%
The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	201,500,000 108,500,000	The Reader’s Digest Association Limited	United Kingdom	100%		65%
The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	1,089,573 586,692	Reader’s Digest Children’s Publishing Limited	United Kingdom	100%		65%
The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc. The Reader’s Digest Association, Inc.	1 34 65	Reader’s Digest Europe Limited	United Kingdom	100%		65%
Reader’s Digest Latinoamerica, S.A. WAPLA, LLC	11,880 interests 120 interests	Reader’s Digest Argentina, SRL	Argentina	100%		65	%*
The Reader’s Digest Association, Inc.	500,000	Verlag Das Beste GmbH	Austria	100%		65	%*
W.A. Publications, LLC The Reader’s Digest Association, Inc.	1 253,845	Reader’s Digest World Services, S.A.	Belgium	100%		65	%*
W.A. Publications, LLC The Reader’s Digest Association, Inc.	164,200 656,800	Reader’s Digest N.V. - S.A.	Belgium	100%		65	%*
W.A. Publications, LLC The Reader’s Digest Association, Inc.	10% 90%	Reader’s Digest Brasil, Ltda.	Brazil	100%		65	%*
The Reader’s Digest Association, Inc.	193,846,000,000 CZK (no shares issued)	Reader’s Digest Vyber s.r.o.	Czech Republic	100%		65	%*
The Reader’s Digest Association, Inc.	61,992	Sélection du Reader’s Digest S.A.	France	100	%(13)	65	%*
The Reader’s Digest Association, Inc.	25,000	Reader’s Digest Deutschland Holding GmbH	Germany	100%		65	%*
The Reader’s Digest Association, Inc.	599	Reader’s Digest Hellas Publications Company with Limited Liability	Greece	100	%(14)	65	%*

(12) 7 shares held by individuals.

(13) 8 shares held by individuals.

(14) 1 share held by an individual.

32

Loan Party	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership		Equity Interest Required to be Pledged
The Reader’s Digest Association, Inc.	600,000,000 HUF (no shares issued)	Reader’s Digest Kiadó Korlátolt Felelosségu Társaság	Hungary	100%		65	%*
The Reader’s Digest Association, Inc.	€10,000	Libri e più, S.r.l.	Italy	100%		65	%*
The Reader’s Digest Association, Inc.	182	Reader’s Digest European Shared Services B.V.	Netherlands	100%		65	%*
The Reader’s Digest Association, Inc.	100%	Uitgeversmaatschappij The Reader’s Digest N.V.	Netherlands	100%		65	%*
The Reader’s Digest Association, Inc.	16,162	Reader’s Digest Przeglad Sp Z.o.o.	Poland	100%		65	%*
The Reader’s Digest Association, Inc.	299,999	Reader’s Digest Asia Pte. Ltd.	Singapore	100	%(15)	65	%*
The Reader’s Digest Association, Inc.	4,500 YTL	Reader’s Digest Secilmis Yayincilik Dagitim Pazarlama Ticaret Limited Sirketi	Turkey	90	%(16)	65	%*

Direct Holdings U.S. Corp.	404 shares common	Direct Holdings International B.V.	Netherlands	100%		65	%*

* Uncertificated.

(15) 1 share owned by an individual.

(16) 10% owned by an individual.

33

Non-first tier foreign subsidiaries/equity investments:

Foreign	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership		Equity Interest Required to be Pledged
The Reader’s Digest Association (Pty.) Limited	9,998 1 1	Reader’s Digest (Australia) Pty. Ltd.	Australia	100%		0%
The Reader’s Digest Association (Canada) Ltd.	1 4,999 5,000	Quality Service Programs, Inc.	Canada	100%		0%
Quality Service Programs, Inc. (100%)	Quality Service Programs, Inc. (100 Common Shares) The Reader’s Digest Association (Canada) Ltd. (5,500,000 Class A preferred shares)	eFundraising.com Corporation Incorporated / Corporation eFundraising.com Incorporée	Canada	100%		0%
1302791 Alberta ULC	1,000	The Reader’s Digest Association (Canada) Ltd.	Canada	100%		0%
The Reader’s Digest Association (Canada) Ltd.	50,000	Reader’s Digest Magazines Limited	Canada	25	%(17)	0%
The Reader’s Digest Association (Canada) Ltd.	1	3634116 Canada Inc.	Canada	100%		0%
Reader’s Digest Far East Ltd.	100%	Shanghai Ying Cui Advertising Company Ltd.	China	100	%**	0%
Asian Qualiproducts. Services Ltd.	CNY945,000	Guangdong Pegasus Marketing Information & Service Co. Ltd.	China	90	%(18)**	0%

(17) 150,000 shares owned by Reader’s Digest Foundation of Canada.

34

Foreign	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership		Equity Interest Required to be Pledged
Reader’s Digest (China) Direct Marketing Service Co. Ltd.	HK$1,890,000	Reader’s Digest (Guangzhou) Direct Mail Service Co. Ltd.	China	90	%(19)**	0%
Sélection du Reader’s Digest S.A.	1,999	Sélection du Reader’s Digest Assurances SARL	France	100	%(20)	0%
Verlag Das Beste GmbH	100,000 DEM	Optimail Direktwerbeservice GmbH

Germany

				100	%**	0%
Verlag Das Beste GmbH	DM200,000	Pegasus Medien Produktions- und Vertriebsgesellschaft GmbH

Germany

				100	%**	0%
Reader’s Digest Association Far East Limited Reader’s Digest Asia, Ltd.	99 1	Asian Qualiproducts Services, Ltd.

Hong Kong

				100%		0%
Reader’s Digest (East Asia), Ltd. Reader’s Digest Asia, Ltd.	9,999 1	Reader’s Digest Global Advertising Ltd.

Hong Kong

				100%		0%
Reader’s Digest Association Far East Ltd.	1 59,999	Reader’s Digest (China) Direct Marketing Services Co., Ltd.

Hong Kong

				60	%(21)	0%
JSC Publishing House Reader’s Digest	No shares issued	LLC Publisher Reader’s Digest

Kazakhstan

				100%		0%
Pegasus Netherlands Services CV (99%), RD Primary European Holdings, LLC (1%)	124,000 euro of share capital	Pegasus Netherlands Services Lux Primary SC

Luxembourg

				100	%**	0%
Pegasus Netherlands Services CV (99%), RD Secondary European Holdings, LLC (1%)	€ 83,000 share capital	Pegasus Netherlands Services Lux Secondary SCS

Luxembourg

				100	%**	0%
Pegasus Netherlands Services Lux Secondary SCS	1,000 shares of € 25 each	RD Luxembourg Tertiary Services

Luxembourg

				100	%**	0%

(18) 10% owned by third party.

(19) 10% owned by third party.

(20) 1 share owned by an individual.

(21) 40% owned by third party.

35

Foreign	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership		Equity Interest Required to be Pledged
Reader’s Digest (East Asia) Limited Reader’s Digest Asia Ltd.	98 1 99,990 400,000 1	Reader’s Digest (Malaysia) Sdn. Bhd

Malaysia

				100%		0%
Caribe Condor, S.A. de C.V.	$23,965,884	Reader’s Digest México, S.A. de C.V.	Mexico	99%		0%
Caribe Condor, S.A. de C.V.	$3,620,460	Corporativo Reader’s Digest Mexico, S. de R.L. de C.V.	Mexico	99%		0%
Caribe Condor, S.A. de C.V.	$4,999	Grupo Editorial Reader’s Digest, S. de R.L. de C.V.	Mexico	100%		0%
Uitgeversmaatschappij The Reader’s Digest N.V.	35	Distrimedia Services B.V.	Netherlands	100	%**	0%
Reader’s Digest World Services S.A. Reader’s Digest N.V. - S.A.	270,000 shares of € 1 each	Pegasus Netherlands Services CV	Netherlands	100%		0%
Pegasus UK Holdings Ltd.	90,000 shares of € 1 each	RD Netherlands Holdings BV	Netherlands	100%		0%
Uitgeversmaatschappij The Reader’s Digest N.V.	100 shares	Reader’s Digest Netherlands Holdings B.V.	Netherlands	100	%**	0%
Reader’s Digest Vyber s.r.o. (Czech Republic)	3,380 shares of 10 RON each , 1 class	Editura Reader’s Digest SRL	Romania	100	%**	0%
JSC Publishing House Reader’s Digest	No shares issued	LLC Digest Direct	Russia	100	%**	0%
Reader’s Digest Deutschland Holding GmbH	10	JSC Publishing House Reader’s Digest	Russia	100	%**	0%
Reader’s Digest Vyber s.r.o. Reader’s Digest Kiado KFT (Hungary)	99.7059% 0.2941% No shares issued	Reader’s Digest Vyber Slovensko, s.r.o.	Slovak Republic	100%		0%
Reader’s Digest Selecciones S.A.	199	Sociedad Difusión Cultural, S.L.	Spain	100	%(22)	0%

(22) 1 share held by an individual.

36

Foreign	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership	Equity Interest Required to be Pledged
JSC Publishing House Reader’ Digest [Russia] LLC Digest Direct [Russia]	90% 10% No shares issued	LLC Direct Digest	Ukraine	100%	0%
JSC Publishing House Reader’s Digest [Russia] LLC Direct Digest [Ukraine]	29% 71%	LLC Publisher Reader’s Digest	Ukraine	100%	0%
The Reader’s Digest Association, Inc.	100,000,000 ordinary shares of ₤ 1 each	Pegasus UK Holdings Limited	United Kingdom	100%	0%
Reader’s Digest Holdings Limited	100	RD Publications Limited (Previously Berkeley Magazine Ltd.)	United Kingdom	100%	0%
Reader’s Digest Holdings Limited	100	Money Magazine Limited	United Kingdom	100%	0%
Reader’s Digest Holdings Limited	201,000	Reader’s Digest Financial Services Limited	United Kingdom	100%	0%
Reader’s Digest Holdings Limited	100	Fundraising For You Limited	United Kingdom	100%	0%
Reader’s Digest Holdings Limited	19,184,000	Reader’s Digest European Systems Ltd.	United Kingdom	100%	0%
Reader’s Digest Holdings Limited	1	Reader’s Digest Central & Eastern Europe Limited	United Kingdom	100%	0%

37

Foreign	No. of Shares	Subsidiary / Equity Investment	Country of Incorporation	Percent Ownership	Equity Interest Required to be Pledged
Reader’s Digest Association Ltd.	402 Ordinary shares of nominal value £1 issued as follows: 100 shares at £1 per share at a premium of £171,665 per share 100 shares at £1 per share at a premium of £2,009 per share 202 shares at £1 per share (including original subscriber share)	Reader’s Digest Holdings Limited	United Kingdom	100%	0%

** Uncertificated.

38

Schedule 5.18

Collateral Matters

Loan Party	Filing Office
RDA Holding Co.	Delaware Secretary of State
Doctor Acquisition Co.	Delaware Secretary of State
The Reader’s Digest Association, Inc.	Delaware Secretary of State United States Patent and Trademark Office United States Copyright Office
Allrecipes.com, Inc.	Washington Secretary of State United States Patent and Trademark Office
Ardee Music Publishing, Inc.	Delaware Secretary of State
Books Are Fun, Ltd.	Iowa Secretary of State United StatesPatent and Trademark Office United States Copyright Office
Christmas Angel Productions, Inc.	Delaware Secretary of State
Pegasus Asia Investments Inc.	Delaware Secretary of State
Pegasus Finance Corp.	Delaware Secretary of State
Pegasus Investment, Inc.	Delaware Secretary of State
Pegasus Sales, Inc.	Delaware Secretary of State
Pleasantville Music Publishing, Inc.	Delaware Secretary of State
QSP, Inc.	Delaware Secretary of State United States Patent and Trademark Office
Family Reading Program Corp.	Delaware Secretary of State
QSP Distribution Services, LLC	Delaware Secretary of State
QSP Products and Programs, LLC	Delaware Secretary of State
QSP Sales, LLC	Delaware Secretary of State
QSP Services, LLC	Delaware Secretary of State
QSP Ventures, LLC	Delaware Secretary of State
Fundraising.com, Inc.	Delaware Secretary of State
Reiman Media Group, Inc.	Delaware Secretary of State United States Patent and Trademark Office United States Copyright Office
Taste of Home Productions, Inc.	Delaware Secretary of State
Taste of Home Media Group, Inc.	Delaware Secretary of State
World Wide Country Tours, Inc.	Delaware Secretary of State
VideOvation, Inc.	Delaware Secretary of State
R. D. Manufacturing Corporation	Delaware Secretary of State
RD Publications, Inc.	Delaware Secretary of State United States Patent and Trademark Office
Home Service Publications, Inc.	Delaware Secretary of State
RD Large Edition, Inc.	Delaware Secretary of State
RD Trade Shows, Inc.	Delaware Secretary of State

RD Walking, Inc.	Delaware Secretary of State
Retirement Living Publishing Company, Inc.	Delaware Secretary of State
Travel Publications, Inc.	Delaware Secretary of State
RD Member Services, Inc.	Delaware Secretary of State
Reader’s Digest Children’s Publishing, Inc.	Delaware Secretary of State United States Patent and Trademark Office
Reader’s Digest Consumer Services, Inc.	Delaware Secretary of State
RD Magazine Value Partners, Inc.	Delaware Secretary of State
Reader’s Digest Entertainment, Inc.	Delaware Secretary of State
Reader’s Digest Financial Services, Inc.	Delaware Secretary of State
Taste of Home Entertaining, Inc.	Delaware Secretary of State
Reader’s Digest Latinoamerica S.A.	Delaware Secretary of State
WAPLA, LLC	Delaware Secretary of State
Reader’s Digest Sales and Services, Inc.	Delaware Secretary of State
Reader’s Digest Sub Nine, Inc.	Delaware Secretary of State
Reader’s Digest Young Families, Inc.	Delaware Secretary of State United States Patent and Trademark Office
SMDDMS, Inc.	Delaware Secretary of State
The Reader’s Digest Association (Russia) Incorporated	Delaware Secretary of State
W.A. Publications, LLC	Delaware Secretary of State

Alex Inc.	Delaware Secretary of State
Direct Holdings Americas Inc.	Delaware Secretary of State United States Patent and Trademark Office United States Copyright Office
Direct Holdings Custom Publishing Inc.	Delaware Secretary of State
Direct Holdings Customer Service, Inc.	Delaware Secretary of State
Direct Holdings Education Inc.	Delaware Secretary of State
Direct Holdings Libraries Inc.	New York Secretary of State
Direct Holdings U.S. Corp.	Delaware Secretary of State

WRC Media Inc.	Delaware Secretary of State United States Patent and Trademark Office
CompassLearning, Inc.	Delaware Secretary of State United States Patent and Trademark Office United States Copyright Office
Weekly Reader Corporation	Delaware Secretary of State United States Patent and Trademark Office
Lifetime Learning Systems, Inc.	Delaware Secretary of State United States Patent and Trademark Office
World Almanac Education Group, Inc.	Delaware Secretary of State United States Patent and Trademark Office United States Copyright Office
Funk & Wagnalls Yearbook Corp.	Delaware Secretary of State
Gareth Stevens, Inc.	Wisconsin Secretary of State

40

Schedule 7.01(b)

Existing Liens

•                                          UCC-1 financing statement number 52446723 filed with the Delaware Secretary of State on August 8, 2005.  Reader’s Digest Entertainment, Inc. is the debtor.  Screen Actors Guild, Inc. is the secured party.  Collateral includes made-for-television motion picture tentatively entitled “Prisoner of Silence.”

•                                          Cash Collateral Security Agreement made as of July 22, 2005 by and between Weekly Reader Corporation, CompassLearning, Inc., WRC Media, Inc., World Almanac Education Group, Inc. and Bank of America, regarding outstanding letters of credit in an aggregate amount of $2,872,500.

•                                          Duplicating and Replicating Services Agreement effective as of June 7, 2004, by and between Technicolor Videocassette, Inc. and Technicolor Videocassette of Michigan, Inc. (collectively, “Technicolor”), and Direct Holdings Americas Inc.  Technicolor has a possessory lien on videocassets, dvds and certain other materials.

Schedule 7.02(f)

Existing Investments

Issuer	State/Country of Incorporation	Equity Interests	No. of Interests	Record and Beneficial Owner
BrandDirect Marketing, Inc.	Delaware	Series A Preferred Stock	69,512 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series A Preferred Stock	41,707 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series A Preferred Stock	41,708 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series A Preferred Stock	41,707 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series A Preferred Stock	41,708 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series A Preferred Stock	69,512 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series B Preferred Stock	55,610 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series B Preferred Stock	69,512 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series B Preferred Stock	55,610 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series B Preferred Stock	69,512 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series D Preferred Stock	1,112,200 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series D Preferred Stock	278,050 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series D Preferred Stock	834,150 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series D Preferred Stock Warrant	Variable	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series D Preferred Stock Warrant	839,807 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing, Inc.	Delaware	Series D Preferred Stock Warrant	839,807 shares	The Reader’s Digest Association, Inc.
BrandDirect Marketing (UK) Limited	U.K.	Shares	1,000 shares	The Reader’s Digest Association, Inc.
Dynegy, Inc.	Illinois	Class A Common Stock	2,426 shares	The Reader’s Digest Association, Inc.
Finet Group Limited (formerly known as Finet International Holdings Ltd. and China Markets Limited)	Cayman Islands	Series B Common Shares	341,516 shares	The Reader’s Digest Association, Inc.
Infocrossing, Inc.	Delaware	Common Stock Purchase Warrant	50,000 shares	The Reader’s Digest Association, Inc.
LoyaltyPoint, Inc.	Delaware	Common Stock	3,335,263 shares	The Reader’s Digest Association, Inc.
Onvia.com, Inc.	Delaware	Common Stock	2,558 shares	The Reader’s Digest Association, Inc.
Onvia.com, Inc.	Delaware	Common Stock	639 shares	Reader’s Digest Sales and Services, Inc.

•              Direct Holdings Australia Pty Limited is party to an Alliance Sales Agreement for Japan dated as of February 22, 2005, as amended, with Oak Lawn Marketing Inc.  Although the relationship under the agreement is not structured as a joint venture entity or partnership for legal purposes, the arrangement is accounted for as a joint venture.

•              CompassLearning, Inc. has a minority investment in ThinkBox, Inc. represented by 13,632,838 shares of Series C preferred stock, convertible into common stock equal to 31.06% of Think Box, Inc.’s outstanding common stock.

Schedule 7.03(b)

Existing Indebtedness

Three letters of credit issued by Bank of America on behalf of Weekly Reader Corporation/WRC Media Inc. in an aggregate amount of $2,872,500.

Schedule 7.05(k)

Dispositions

•              Dispositions of the businesses of (or Equity Interests in) QSP, Inc., Family Reading Program Corp., QSP Distribution Services, LLC, QSP Products and Programs, LLC, QSP Sales, LLC, QSP Services, LLC, QSP Ventures, LLC, Fundraising.com, Inc., RD Magazine Value Partners, Inc., EFundraising.com Corporation Incorporated/Corporation eFundraising.com Incorporee (Canada), Books are Fun, Ltd., Weekly Reader Corporation, CompassLearning, Inc. and World Almanac Education Group.

•              The Company is in the process of negotiating the sale of a 15% interest in Reader’s Digest Book and Home Entertainment (India) Private Limited to Living Media India Ltd.

Schedule 7.08

Transactions with Affiliates

•                                          Consulting Agreement between Direct Holdings U.S. Corp., ZelnickMedia Corp. and Strauss Zelnick dated as of January 23, 2007, providing for the payment of $750,000.  Agreement expires December 31, 2008.

•                                          Management Agreement dated as of November 17, 1999 among Ripplewood Holdings L.L.C. and CompassLearning, Inc.*

•                                          Management Agreement dated as of November 17, 1999 among Ripplewood Holdings L.L.C. and Weekly Reader Corporation.*

*  Together with the payment of management fees to the Sponsors, not to exceed $1,875,000 in any fiscal quarter.

Schedule 7.09

Existing Restrictions

None.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

If to the Administrative Agent, to:

For Houston Loan and Agency:

Cynthia E. Jasso
JPMorgan Chase Bank N.A.
Americas Investment Bank Loan Operations
Phone: 713-750-2119
Fax:713-750-2782

For London:

J.P.Morgan Europe Limited
125 London Wall, London EC2Y 5AJ
Attn : The Manager
Tel : +44 207 777 2434 / +44 207 7772940
Fax: +44 207 777 2360

If to Holdings or Acquisition Co, to:
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10010
Attention: Christopher Minnetian, Esq.

If to Reader’s Digest, to:

The Reader’s Digest Association, Inc.
Reader’s Digest Road
Pleasantville, NY 10570
Attention: Treasurer

Telephone number:	914-244-7683
Facsimile number:	914-244-5904
Electronic mail address:	william.magill@rd.com
Website address:	www.rd.com

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent
Loan & Agency Services
1111 Fannin, 10th Floor
Houston, TX 77002-6925
Attention: Antonio Adollo

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined herein), the “Company”), RDA Holding Co., a Delaware corporation (“Holdings”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Company hereby requests (select one):

☐  A Borrowing of new Loans

☐  A conversion of Loans

☐  A continuation of Loans

to be made on the terms set forth below:

(A)	Class of Borrowing (Term or Revolving Credit)

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Aggregate principal amount

(D)	Type of Loan (Eurodollar or Base Rate)

(E)	Initial Interest Period (23)

[The undersigned Company hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.](24)

[COMPANY],

by

Name:
Title:

(23) Applicable for Eurodollar Borrowings/Loans only.

(24) Insert bracketed language if the Borrowing is the initial Credit Extension, to include only those Specified Representations in Section 4.01 of the Credit Agreement.

EXHIBIT B

[FORM OF]

SWING LINE LOAN NOTICE

To:	JPMorgan Chase Bank, N.A., as Swing Line Lender and Administrative Agent
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: Antonio Adollo

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined herein), the “Company”), RDA Holding Co., a Delaware corporation (“Holdings”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

(A)	Aggregate principal amount to be borrowed(25)

(B)	Date of Borrowing (which is a Business Day)

[THE READER’S DIGEST ASSOCIATION, INC.],

by

Name:
Title:

(25) Shall be a minimum of $250,000.

EXHIBIT C-1

LENDER: [•]

PRINCIPAL AMOUNT: $[•]

[FORM OF] TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined herein), the “Company”), hereby promises to pay to the Lender set forth above (the “Lender”), in lawful money of the United States of America in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of March 2, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, RDA Holding Co., a Delaware corporation, The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders from time to time party thereto, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent (i) on the Maturity Date the principal sum of                  Dollars ($        ) or, if less, the then unpaid principal amount of all Term Loans made by the Lender to the Company pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Company pursuant to the Credit Agreement.

The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by applicable Law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Company under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the continuance of an Event of Default, for optional and mandatory prepayment of the principal hereof prior to the Maturity Date with respect to the Term Loans and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions specified in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

***********************************************

DOCTOR ACQUISITION CO.,

by

Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C-2

LENDER: [•]

PRINCIPAL AMOUNT: $[•]

[FORM OF] REVOLVING CREDIT NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined herein), the “Company”), hereby promises to pay to the Lender set forth above (the “Lender”), in lawful money of the United States of America in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of March 2, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, RDA Holding Co., a Delaware corporation, The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders from time to time party thereto, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent (i) on the Maturity Date the principal sum of                  Dollars ($        ) or, if less, the then unpaid principal amount of all Term Loans made by the Lender to the Company pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Company pursuant to the Credit Agreement.

The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by applicable Law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Company under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the continuance of an Event of Default, for optional and mandatory prepayment of the principal hereof prior to the Maturity Date with respect to the Revolving Credit Facility and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions specified in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

DOCTOR ACQUISITION CO.,

by

Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C-3

LENDER: [•]

PRINCIPAL AMOUNT: € [•]

[FORM OF] EURO TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, RD German Holdings GmbH, a German corporation (the “Company”), hereby promises to pay to the Lender set forth above (the “Lender”), in Euros in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of March 2, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Doctor Acquisition Co., a Delaware corporation, RDA Holding Co., a Delaware corporation, The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders from time to time party thereto, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent (i) on the Maturity Date the principal sum of                  Euros (€        ) or, if less, the then unpaid principal amount of all Euro Term Loans made by the Lender to the Company pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Euro Term Loans made by the Lender to the Company pursuant to the Credit Agreement.

The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by applicable Law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Company under this note.

This note is one of the Euro Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the continuance of an Event of Default, for optional and mandatory prepayment of the principal hereof prior to the Maturity Date with respect to the Euro Term Loans and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions specified in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

***********************************************

RD GERMAN HOLDINGS GMBH,

by

Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined herein), the “Company”), RDA Holding Co., a Delaware corporation (“Holdings”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.02 of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Company certifies as follows:

1.                                       [Attached hereto as Exhibit [A] is the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of the fiscal year ended [     ] and related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by a report and opinion of [        ], prepared in accordance with generally accepted auditing standards in the United States and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.]

2.                                       [Attached hereto as Exhibit [B] is the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of the fiscal quarter ended [     ] and the related unaudited (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year.  These present fairly in all material respects the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]

3.                                       To my knowledge, on the date hereof, no Default or Event of Default has occurred and is continuing.  [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

4.                                       The following represent true and accurate calculations to be used to determine whether the Company is in compliance with the financial covenant set forth in Section 7.10 of the Credit Agreement as of the last day of the Test Period ended [   ] (the “Certificate Period”):

Total Leverage Ratio.

Consolidated Total Debt=	[ ]
Consolidated EBITDA=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	[ ] to 1.0

Supporting detail showing the calculation of Consolidated Total Debt, as of the last day of the Certificate Period, is attached hereto as Schedule 1.  Supporting detail showing the calculation of Consolidated EBITDA, for the Certificate Period, is attached hereto as Schedule 2.

5.                                       The Company and its Restricted Subsidiaries are in compliance with Section 7.14 of the Credit Agreement.  For the current fiscal year the limit on Capital Expenditures is $[     ] [, which amount includes the unused amount carried forward from the previous fiscal year pursuant to Section 7.14 of the Credit Agreement].  The amount of Capital Expenditures incurred by the Company and its Restricted Subsidiaries in the current fiscal year through the end of the fiscal quarter most recently ended is $[     ].  Supporting detail showing the calculation of the foregoing Capital Expenditures is attached hereto as Schedule 4.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Company, has executed this certificate for and on behalf of the Company and has caused this certificate to be delivered this          day of                   .

THE READER’S DIGEST ASSOCIATION, INC.

by

Name:
Title:

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined herein), the “Company”), RDA Holding Co., a Delaware corporation (“Holdings”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit or Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                       Assignor (the “Assignor”):

2.                                       Assignee (the “Assignee”):

Assignee is an Affiliate of: [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3.                                       Borrowers:  The Reader’s Digest Association, Inc.

4.                                       Administrative Agent:  JPMorgan Chase Bank, N.A.

5.                                       Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(26)
Revolving Credit Facility	$	$	%
Term Loans	$	$	%
Euro Term Loans	€	€	%

Effective Date:

[To be inserted by Administrative Agent and which shall be the Effective Date of Recordation of Transfer in the Register therefore.]

(26)  The Assignee (in the case an Assignee is not a Lender) agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

JPMORGAN CHASE BANK, N.A., as Assignor,

by

Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by

Name:
Title:

[Consented to and](27) Accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

by

Name:
Title:

[Consented to:

[L/C ISSUER], as L/C Issuer,

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Swing Line Lender,

by

Name:
Title:]](28)

(27)  No consent of the Administrative Agent shall be required for an assignment of a Term Loan or a Euro Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(28)  No consent of any L/C Issuer or the Swing Line Lender shall be required for an assignment of a Term Loan or a Euro Term Loan.

[THE READER’S DIGEST ASSOCIATION, INC.

by

Name:
Title:](29)

(29)  No consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing, any Assignee.

Annex 1

CREDIT AGREEMENT(30)

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of Holdings, the Company, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by Holdings, the Company, or any of their Subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the

(30)  Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of March [  ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined herein), the “Company”), RDA Holding Co., a Delaware corporation (“Holdings”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent.

Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT F

GUARANTEE AND COLLATERAL AGREEMENT

made by

DOCTOR ACQUISITION CO.,

RDA HOLDING CO.,

THE READER’S DIGEST ASSOCIATION, INC.

and

THE GUARANTORS IDENTIFIED HEREIN

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 2, 2007

i

SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Commercial Tort Claims

ANNEX
Annex 1	Form of Security Agreement Supplement
Annex 2	Form of Perfection Certificate

ii

GUARANTEE AND COLLATERAL AGREEMENT, dated as of March 2, 2007, made by each of the signatories hereto (other than the German Borrower, and together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the lending and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DOCTOR ACQUISITION CO., a Delaware corporation (to be merged with and into Reader’s Digest (as defined below), the “Company”), RDA HOLDING CO., a Delaware corporation (“Holdings”), THE READER’S DIGEST ASSOCIATION, INC., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers from time to time party thereto (together with the Company, the “Borrowers”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrowers, the Lenders and the Administrative Agent have entered into the Credit Agreement, pursuant to which the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Borrower is a member of an affiliated group of companies that, following the consummation of the Acquisitions, will include each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, and in order to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and in order to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.                                DEFINED TERMS

1.1.                              Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC:  Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents,

Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter of Credit Rights and Supporting Obligations.

(b)         The following terms shall have the following meanings:

“Agreement”:  this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Governmental Authority”:  as defined in Section 5.7(c).

“Borrower Obligations”:  the “Obligations” as defined in the Credit Agreement.

“Collateral”:  as defined in Section 3.

“Collateral Account”:  any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”:  (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”:  any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”:  as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time savings, passbook or like account maintained with a depositary institution.

“Excluded Property”: as defined in Section 3.

“Foreign Subsidiary”:  any direct or indirect Restricted Subsidiary of the Company which (i) is not a Domestic Subsidiary or (ii) is set forth on Schedule 1.01E to the Credit Agreement.

“Foreign Subsidiary Voting Stock”:  the voting Equity Interests of any Foreign Subsidiary and of any Domestic Subsidiary substantially all of whose assets consist of voting Equity Interests of one or more Foreign Subsidiaries.

“Guarantor Obligations”:  with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document or any Secured Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or

2

otherwise (including, without limitation, all Attorney Costs that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”:  the collective reference to each Grantor other than the Company; provided that the term “Guarantors” shall include the Company in the case of the Overseas Obligations.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”:  any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Investment Property”:  the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock and any Equity Interests of Unrestricted Subsidiaries excluded from the definition of “Pledged Equity”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Debt and all Pledged Equity.

“Issuers”:  the collective reference to each issuer of any Investment Property.

“LTIBR”:  any interest-bearing receivables, including deposits or other funds, with a maturity that qualifies as long-term pursuant to section 8 no. 1 German Trade Tax Act (Gewerbesteuergesetz) to be applied mutatis mutandis in accordance with marginal notes 20 and 37 of the decree to § 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) dated July 15, 2004.

“New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”:  (i) in the case of each Borrower, its Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”:  (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”:  all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in

3

whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Perfection Certificate” means a certificate substantially in the form of Annex 2, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the associate general counsel or the chief legal officer of Reader’s Digest.

“Pledged Debt”:  all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Equity”:  the Equity Interests listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall (i) more than 65% of the issued and outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary or of any Domestic Subsidiary substantially all of whose assets consist of voting Equity Interests of one or more Foreign Subsidiaries, (ii) Equity Interests of any Unrestricted Subsidiary, (iii) the Company Preferred Stock or (iv) Equity Interests of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) of the Credit Agreement constitute Pledged Equity or be required to be pledged hereunder.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”:  any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”:  the collective reference to the Administrative Agent, the other Agents, the L/C Issuers, the Lenders, the Hedge Banks, any Affiliate of a Lender, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement, to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”:  the Securities Act of 1933, as amended.

“Specified Assets” means (a) LTIBR and (b) following any amendment or replacement of § 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz), any other property or assets owned by any Loan Party or any other provider of security, direct or indirect access to which property or assets (whether through inclusion in the Collateral or otherwise) would result in adverse tax

4

consequences to Holdings and its Subsidiaries as a consequence of any such amendment or replacement, provided that the aggregate fair market value of the property and assets included in the definition of Specified Assets pursuant to this clause (b) shall not exceed an amount equal to 10% of the consolidated total assets of the German Borrower and its Subsidiaries.

“Subsidiary Guarantor”:  any Subsidiary of the Company that is or becomes a party to this Agreement.

“Trademarks”:  (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”:  any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

1.2.                              Other Definitional Provisions.  (a)  The words “hereof,” “herein, “ “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)          Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.                                GUARANTEE

2.1.                              Guarantee.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors and permitted indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b)         Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

5

(c)          Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)         The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations (other than contingent indemnification and contingent expense reimbursement obligations, any Obligations in respect of Secured Hedge Agreements and Cash Management Obligations) shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Borrower Obligations.

(e)          Except as provided in Section 8.15, no payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any setoff, appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit is outstanding and the Commitments are terminated.

2.2.                              Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3.                              No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any other Guarantor or any collateral security, guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Borrower Obligations are paid in full, no Letter of Credit is outstanding and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not

6

have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.  For the avoidance of doubt, nothing in the foregoing shall operate as a waiver of any subrogation rights.

2.4.                              Amendments, etc., with respect to the Borrower Obligations.  To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon them or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5.                              Guarantee Absolute and Unconditional.  To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the Guarantors with respect to the Borrower Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 2, to the fullest extent permitted by applicable law, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance)

7

which may at any time be available to or be asserted by any Borrower or any other Person against the Administrative Agent or any Lender or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6.                              Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7.                              Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Administrative Agent’s Office.

SECTION 3.                                GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest other than Excluded Property (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)          all Accounts;

(b)         all Chattel Paper;

8

(c)          all Deposit Accounts;

(d)         all Documents;

(e)          all Equipment;

(f)            all Fixtures;

(g)         all General Intangibles;

(h)         all Instruments;

(i)             all Intellectual Property;

(j)             all Inventory;

(k)          all Investment Property;

(l)             all Letter of Credit Rights;

(m)       all Commercial Tort Claims with respect to the matters described on Schedule 7;

(n)         all other personal property not otherwise described above;

(o)         all books and records pertaining to the Collateral; and

(p)         to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, the term Collateral and the terms set forth in this Section defining the components of Collateral shall not include, and this Agreement shall not constitute a grant of a security interest in, any of the following (the “Excluded Property”): (i) any property to the extent that such grant of a security interest is prohibited by any applicable Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Law or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than Holdings, the Company and the Company’s Subsidiaries to terminate (or materially modify) or requires any consent not obtained under any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Equity or Pledged Debt, any applicable shareholder or similar agreement, except to the extent that such Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under applicable law, (ii) any property owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money, project financing or capital or finance lease obligation permitted to be incurred pursuant to the Credit Agreement if

9

the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money, project financing or capital or finance lease obligation) prohibits the creation of any other Lien on such property, (iii) any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of any Grantor, (iv) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments or any other Deposit Account with an average annual balance of less than $5,000,000 and (v) the Equity Interests of Direct Holdings IP L.L.C., a Delaware limited liability company, and any joint venture in respect of which Holdings or any of its Subsidiaries holds an Equity Interest if (and only so long as), in any case, the grant of any such security interest is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than Holdings, the Company and the Company’s Subsidiaries to terminate (or materially modify) or requires any consent not obtained under any contract, license, agreement, instrument or other document evidencing or giving rise to such property or any applicable shareholder, joint venture or similar agreement; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to above and such Proceeds shall not constitute “Excluded Property” (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to above).  If an Event of Default shall have occurred and be continuing, each Grantor shall, if requested to do so by the Administrative Agent, use commercially reasonable efforts to obtain any required consent that is reasonably obtainable with respect to Collateral which the Administrative Agent reasonably determines to be material.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1.                              Title; No Other Liens.  Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens.  No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement or as to which documentation to terminate the same shall have been delivered to the Administrative Agent.  For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.  Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

10

4.2.                              Perfected First Priority Liens.  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material aspects as of the Closing Date.  The security interests granted pursuant to this Agreement (i) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and, where required, duly executed form) (x) will constitute valid perfected security interests in all of the Collateral (other than Intellectual Property) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, to the extent a security interest therein may be perfected by filing, recording or registration in the United States pursuant to the New York UCC, and (y) will constitute valid perfected security interests in all of the Collateral consisting of Intellectual Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, to the extent a security interest therein may be perfected by filings to be made in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law (including the priority rules under the New York UCC) or which, in the case of Collateral consisting of Pledged Equity and Pledged Debt, are nonconsensual Liens permitted pursuant to Section 7.01 of the Credit Agreement to be prior to the security interests granted pursuant to this Agreement or which, in the case of Collateral other than Pledged Equity and Pledged Debt, are permitted pursuant to Section 7.01 of the Credit Agreement to be prior to the security interests granted pursuant to this Agreement.

4.3.                              Jurisdiction of Organization.  On the date hereof, such Grantor’s jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 4.  Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.4.                              Inventory and Equipment.  On the date hereof, the Inventory and the Equipment of each Grantor are kept at the locations listed on Schedule 5.  The provisions of this Section 4.4 shall not apply to Equipment or Inventory in transit, that has been sold (including sales on consignment or approval in the ordinary course of business), that is out for repair, that is at other locations for purposes of onsite maintenance or repair or to Equipment and Inventory at locations with less than $5,000,000 in aggregate value.

4.5.                              Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6.                              Investment Property.  (a)  On the date hereof, the shares of Pledged Equity pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Restricted Subsidiary owned by such Grantor or, in the case of Restricted Subsidiaries that are Foreign Subsidiaries or Domestic Subsidiaries substantially all of

11

whose assets consist of voting Equity Interests of one or more Foreign Subsidiaries, the shares of such Issuers pledged by such Grantor constitute 65% of the outstanding Foreign Subsidiary Voting Stock of each such Issuer (or, if such Grantor owns less than 65% of the outstanding Foreign Subsidiary Voting Stock of any such Issuer, constitute all the Foreign Subsidiary Voting Stock of such Issuer owned by such Grantor) in each case to the extent required by clause (d) of the Collateral and Guarantee Requirement.

(b)         All the shares of the Pledged Equity as to which the Company or a Restricted Subsidiary of the Company is the Issuer have been duly and validly issued and are fully paid and nonassessable.

(c)          To the best of such Grantor’s knowledge, each of the Pledged Debt constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)         Such Grantor is the beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of any other Person, except the security interest created by this Agreement or nonconsensual Liens permitted pursuant to Section 7.01 of the Credit Agreement.

4.7.                              Receivables.  (a)  No amount payable to such Grantor under or in connection with any Receivable of an amount greater than $5,000,000 is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(b)         As of the Effective Date, the aggregate amount of Receivables required to be included in Collateral owed by Governmental Authorities to the Grantors does not exceed $5,000,000.

4.8.                              Intellectual Property.  Schedule 6 lists all Intellectual Property (other than Copyright Licenses and Trademark Licenses) that is registered in the United States or for which application for registration in the United States has been filed and that is material to the operation of the business of the Company and its Subsidiaries taken as a whole owned by such Grantor in its own name on the date hereof.

4.9.                              Commercial Tort Claims.  On the date hereof, except to the extent listed in Section 3 above, no Grantor has knowledge of rights in any Commercial Tort Claim as to which it reasonably expects to recover more than $5,000,000.

SECTION 5.                                COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations (other than contingent indemnification and contingent expense reimbursement obligations, any Obligations

12

in respect of Secured Hedge Agreements and Cash Management Obligations) shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1.                              Delivery of Instruments, Certificated Securities and Chattel Paper.  (a)  If (i) any amount in excess of $5,000,000 owed by any Subsidiary of the Company to any Grantor or (ii) any other amount in excess of $5,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be delivered as soon as reasonably practicable to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b)         Any Guarantee required to be subordinated pursuant to Section 7.03(c)(C) of the Credit Agreement and any Indebtedness required to be subordinated pursuant to Section 7.03(d) of the Credit Agreement shall, in each case, be fully subordinated to the payment in full of the Obligations.

5.2.                              Maintenance of Insurance.  (a)  Such Grantor will maintain the insurance required by Section 6.07 of the Credit Agreement.

(b)         All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days or, in the case of insurance existing as of the date hereof, at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

5.3.                              Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall take all actions reasonably requested by the Administrative Agent to maintain the security interest created by this Agreement as a security interest having at least the perfection and priority described in Section 4.2 and shall take all commercially reasonable actions to defend such security interest against the claims and demands of all Persons whomsoever, subject in each case to, in the case of Collateral consisting of Pledged Equity and Pledged Debt, nonconsensual Liens permitted by Section 7.01 of the Credit Agreement and, in the case of Collateral other than Pledged Equity and Pledged Debt, Liens permitted by the Credit Agreement and to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)         Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a) of the Credit Agreement, the Company shall deliver to the Administrative Agent a certificate executed by the associate general counsel or the chief legal officer of the Company setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 5.3(b).

13

(c)          At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property not issued by the Company or its Subsidiaries, Deposit Accounts, Letter of Credit Rights and any other relevant Collateral, using commercially reasonable efforts to take, at any time after the occurrence and during the continuation of an Event of Default, any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.4.                              Changes in Locations, Name, etc.  Such Grantor will not, except upon 10 days’ prior written notice to the Administrative Agent (or such shorter notice as shall be reasonably satisfactory to the Administrative Agent) and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization from that referred to in Section 4.3 or (ii) change its name.

5.5.                              Notices.  Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:

(a)          any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b)         the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.6.                              Investment Property.  (a)  If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Restricted Subsidiary, which Equity Interests are required to have been pledged pursuant to clause (d) of the Collateral and Guarantee Requirement, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations (provided that stock certificates representing the Pledged Equity of any Foreign

14

Immaterial Subsidiary need not be delivered to the Administrative Agent for so long as such Foreign Immaterial Subsidiary remains a Foreign Immaterial Subsidiary).  If an Event of Default shall have occurred and be continuing, and any distribution of capital to a Grantor (other than cash) required to be included in Collateral shall be made on or in respect of the Investment Property or any property (other than cash) required to be included in Collateral shall be distributed to a Grantor upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, such Grantor shall, unless such distribution of capital or property is otherwise subject to a perfected security interest in favor of the Administrative Agent, use commercially reasonable efforts to cause it to be subject to a perfected security interest in favor of the Administrative Agent to the extent and in the manner required pursuant to Section 5.3 hereof.  If any such property so distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such property is delivered to the Administrative Agent, hold such property in trust for the Administrative Agent and the Lenders as additional collateral security for the Obligations.

(b)         Without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or permitted under Section 7.01 of the Credit Agreement or (iii) except as permitted by the Credit Agreement, enter, subsequent to the date upon which such Investment Property becomes Collateral hereunder, into any agreement (other than the Credit Agreement) or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property required to be included in Collateral or Proceeds thereof.

(c)          In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property required to be included in Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to such Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) and 6.7 with respect to such Investment Property issued by it.

(d)         No Grantor shall permit any security interest in certificated Pledged Equity of any Issuer that is not a Subsidiary to be perfected by possession in favor of a Person other than the Administrative Agent.

(e)          The Company shall not permit any security interest in certificated Pledged Equity of 1302791 Alberta ULC (or any ULC parent entity thereof that is a Foreign Subsidiary the Equity Interests of which are directly owned by the Company or a U.S. Guarantor) to be perfected by possession in favor of a Person other than the Administrative Agent (and shall so

15

perfect by possession in favor of the Administrative Agent on behalf of the Secured Parties upon the reasonable request of the Administrative Agent).

5.7.                              Receivables.  (a)  Other than in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable required to be included in Collateral, (ii) compromise or settle any Receivable required to be included in Collateral for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable required to be included in Collateral, (iv) allow any credit or discount whatsoever on any Receivable required to be included in Collateral or (v) amend, supplement or modify any Receivable required to be included in Collateral in any manner that could adversely affect the value thereof.

(b)         Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 20% of the aggregate amount of the then-outstanding Receivables.

(c)          If such Grantor shall enter into any contract or other transaction with an Applicable Governmental Authority (as defined below) which will result in an Applicable Governmental Authority becoming an obligor on any Receivable required to be included in Collateral of an amount greater than $5,000,000, such Grantor shall (i) promptly thereafter notify the Administrative Agent thereof, (ii) provide to the Administrative Agent all such documents and instruments, and take all such actions, as shall be reasonably requested by the Administrative Agent to enable the Administrative Agent to comply with the requirements of the Federal Assignment of Claims Act or any other applicable Law to perfect its security interest in such Receivables and obtain the benefits of such Act or Law with respect thereto and (iii) otherwise comply with its obligations under Section 5.3(c) with respect thereto.  As used in this paragraph, the term “Applicable Governmental Authority” shall mean any Governmental Authority the  Law applicable to which provide that, for a creditor of a Person to which such Governmental Authority has an obligation to pay money, whether pursuant to a Receivable, a General Intangible or otherwise, to perfect such creditor’s Lien on such obligation and/or to obtain the full benefits of such Lien and such Law, certain notice, filing, recording or other similar actions other than the filing of a financing statement under the Uniform Commercial Code must be given, executed, filed, recorded, delivered or completed, including, without limitation, any Federal Governmental Authority to which the Federal Assignment of Claims Act of 1940 is applicable.

5.8.                              Intellectual Property.  (a)  Such Grantor (either itself or through licensees) will (i) continue to use each Trademark that is material to the operation of the business of the Company and its Subsidiaries taken as a whole on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or

16

knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any material respect.

(b)         Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent that is material to the operation of the business of the Company and its Subsidiaries taken as a whole may become forfeited, abandoned or dedicated to the public.

(c)          Such Grantor (either itself or through licensees) (i) will employ each Copyright that is material to the operation of the business of the Company and its Subsidiaries taken as a whole and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any portion of the Copyrights that is material to the operation of the business of the Company and its Subsidiaries taken as a whole may become invalidated or otherwise impaired.  Such Grantor will not (either itself or through licensees) do any act whereby any portion of the Copyrights that is material to the operation of the business of the Company and its Subsidiaries taken as a whole may fall into the public domain.

(d)         Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries taken as a whole to infringe the intellectual property rights of any other Person.

(e)          Such Grantor will notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries taken as a whole may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any such Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)            In the event such Grantor, either by itself or through any agent, employee, licensee or designee, shall in any fiscal year file an application for the registration of any Intellectual Property that is material to the operation of the Company and its Subsidiaries taken as a whole with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent at the time of delivery of annual financial statements with respect to such fiscal year pursuant to Section 6.01(a) of the Credit Agreement.  Upon reasonable request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any such Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)         Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United

17

States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries taken as a whole, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)         In the event that any Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries taken as a whole is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(i)             Notwithstanding anything to the contrary in this Agreement, subject to the provisions of the Credit Agreement, nothing shall prevent any Grantor in the ordinary course of business from abandoning, ceasing to use or otherwise impairing or disposing of any Intellectual Property if such Grantor reasonably believes that doing so is in its business interests.  For the avoidance of doubt, nothing in this Section 5.8 shall prohibit a sale, transfer or disposition of any Intellectual Property made in accordance with Sections 7.04 or 7.05 of the Credit Agreement.

(j)             No Grantor shall, and the Grantors in the aggregate shall not, make filings in the United States Copyright Office or the United States Trademark Office to perfect any security interest in all or substantially all of the Copyright Licenses held by the Grantors in the aggregate or all or substantially all of the Trademark Licenses held by the Grantors in the aggregate (other than to perfect the security interest in such Copyright Licenses and Trademark Licenses securing the Obligations).

(k)          Upon and during the continuance of an Event of Default, each Grantor shall use all commercially reasonable efforts to obtain all requisite consents or approvals under each Copyright License, Patent License and Trademark License reasonably requested by the Administrative Agent to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

5.9.                              Commercial Tort Claims.  If such Grantor shall obtain an interest in any Commercial Tort Claim as to which it determines that it reasonably expects to recover more than $5,000,000, such Grantor shall within 30 days of making such determination (or such other period reasonably satisfactory to the Administrative Agent) sign and deliver documentation reasonably acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

SECTION 6.                                REMEDIAL PROVISIONS

6.1.                              Certain Matters Relating to Receivables.  (a)  The Administrative Agent shall have the right annually (or, if an Event of Default has occurred and is continuing, at any

18

time) to make test verifications of the Receivables required to be included in Collateral in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications.  Annually (or, if an Event of Default has occurred and is continuing, at any time), upon the Administrative Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, such Receivables.

(b)         The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables required to be included in Collateral and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of such Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables required to be included in Collateral shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)          If an Event of Default has occurred and is continuing, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables required to be included in Collateral, including, without limitation, all original orders, invoices and shipping receipts.

6.2.                              Communications with Obligors; Grantors Remain Liable.  (a)  The Administrative Agent in its own name or in the name of others may at any time when an Event of Default has occurred and is continuing, communicate with obligors under the Receivables required to be included in Collateral to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any such Receivables.

(b)         Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables required to be included in Collateral that such Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)          Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables required to be included in Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Administrative

19

Agent nor any Lender shall have any obligation or liability under any such Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any such Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3.                              Pledged Equity.  (a)  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends (other than dividends payable in Equity Interests) paid in respect of the Pledged Equity and all payments made in respect of the Pledged Debt, in each case to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that such Grantor will not be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Investment Property or the rights and remedies of the Administrative Agent or the Lenders under any Loan Document or the ability of the Administrative Agent or the Lenders to exercise the same.

(b)         If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments (including sums paid upon the liquidation or dissolution of any Issuer or in connection with any distribution of capital) or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in accordance with the provisions of the Credit Agreement and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.  If any sums of money paid or distributed in respect of Investment Property, which the Administrative Agent shall be entitled to receive pursuant to clause (i) above, shall be received by a Grantor, such Grantor shall, until such

20

money is paid to the Administrative Agent, hold such money in trust for the Administrative Agent and the Lenders as additional collateral for the Obligations.

(c)          Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4.                              Proceeds to be Turned Over to Administrative Agent.  If an Event of Default occurs and is continuing and the Administrative Agent so requests, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required).  All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5.                              Application of Proceeds.  At such intervals as may be agreed upon by the Company and the Administrative Agent, or, if an Event of Default has occurred and is continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of Proceeds required to be included in Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in accordance with Section 8.04 of the Credit Agreement, and any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Administrative Agent to the Company or to whosoever may be lawfully entitled to receive the same.  Any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

6.6.                              Code and Other Remedies.  If an Event of Default occurs and is continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law.  Without limiting the generality of the foregoing, if an Event of Default occurs and is continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are

21

hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Administrative Agent’s request following and during the continuance of an Event of Default, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7.                              Registration Rights.  (a)  If the Administrative Agent shall determine to exercise its rights to sell all or any of the Pledged Equity pursuant to Section 6.6, and if, in the opinion of the Administrative Agent, it is necessary or advisable to have the Pledged Equity, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Equity, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

22

(b)         Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)          Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives, to the fullest extent permitted by applicable law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement.

6.8.                              Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 7.                                THE ADMINISTRATIVE AGENT

7.1.                              Administrative Agent’s Appointment as Attorney-in-Fact, etc.  (a)  Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable required to be included

23

in Collateral hereunder or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any such Receivable or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property required to be included in Collateral hereunder, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may reasonably deem appropriate; (7) subject to any licenses (and the rights granted therein) existing at the time of such assignment, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

24

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)         If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)          The reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)         Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2.                              Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers.  The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3.                              Execution of Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement.  Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” or “all assets” in any such financing statements.  Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof; provided that, at the reasonable request of any Grantor,

25

the Administrative Agent shall amend any such statement (and any other financing statement filed by the Administrative Agent in connection with this Agreement) to exclude any property that is released from, or otherwise not included in, the Collateral.  The Administrative Agent agrees promptly to furnish copies of all such filings to the Company.

7.4.                              Authority of Administrative Agent.  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.                                MISCELLANEOUS

8.1.                              Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

8.2.                              Notices.  All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3.                              No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4.                              Enforcement Expenses; Indemnification.  (a)  Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

26

(b)         Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)          Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments and suits and related reasonable out-of-pocket expenses (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Company would be required to do so pursuant to Section 10.05 of the Credit Agreement.

(d)         The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5.                              Successors and Assigns.  This Agreement shall be binding upon the permitted successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns; provided that no Grantor may, except pursuant to a merger or consolidation permitted by the Credit Agreement, assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6.                              Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to any Grantor, any such notice being waived by each Grantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of any Grantor against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the case of any such deposits or other Indebtedness for the credit or the account of any Foreign Subsidiary, such set off may only be against any Obligations of Foreign Subsidiaries.  Each Lender agrees promptly to notify such Grantor and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

8.7.                              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature

27

page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

8.8.                              Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9.                              Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10.                        Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

8.11.                     GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12.                        Submission To Jurisdiction; Waivers.  (a)  Any legal action or proceeding arising under any Loan Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Loan Document, or the transactions related thereto, in each case whether now existing or hereafter arising, may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of such State, and by execution and delivery of this Agreement, each Grantor and the Administrative Agent consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts.  Each Grantor and the Administrative Agent irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such courts in respect of any Loan Document or other document related thereto.

(b)  Each Grantor hereby irrevocably and unconditionally:

(i)                                     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(ii)                                  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

28

(iii)                               waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13.                        Acknowledgments.  Each Grantor hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)         neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14.                        Additional Guarantors and Grantors.  Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Guarantor and a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Security Agreement Supplement in the form of Annex 1 hereto.

8.15.                        Releases.  (a)  At such time as the Loans and the other Obligations (other than contingent indemnification and contingent expense reimbursement obligations, Obligations in respect of Secured Hedge Agreements and Cash Management Obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)         If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then (i) the Liens created hereby on such Collateral shall automatically be released and (ii) the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  If any of the Collateral shall become Specified Assets described in clause (b) of the definition thereof (taking into account the proviso thereto), then (A) the Liens created hereby on such Collateral shall automatically be released and (ii) the Administrative Agent, at the request and sole expense of the Company, shall execute and deliver to the Company or the

29

relevant Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  In addition, at the request and at the sole expense of the Company, the Administrative Agent agrees to (x) provide to each Grantor a power of attorney to execute any document reasonably required to permit any sale permitted by the Credit Agreement of any asset, the perfection of which is governed by a certificate-of-title statute, free of the Liens created by the Security Documents and (y) with respect to any jurisdiction in which releases executed pursuant to such power of attorney are insufficient to release such Liens, (1) execute in blank any document reasonably required to permit any sale permitted by the Credit Agreement of any asset, the perfection of which is governed by a certificate-of-title statute, free of the Liens created by the Security Documents and (2) authorize such Grantor to fill in the relevant information to release such Lien.  At the request and sole expense of the Company, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Company shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16.                     WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.17.                        Effectiveness of the Merger; Assignment and Delegation to and Assumption by Reader’s Digest.  Reader’s Digest and its Subsidiaries shall have no rights or obligations hereunder until the consummation of the Merger and any representations and warranties of Reader’s Digest or any of its Subsidiaries hereunder shall not become effective until such time.  Upon consummation of the Merger, Reader’s Digest shall succeed to all the rights and obligations of Doctor Acquisition Co. under this Agreement and all rights, obligations, representations and warranties of Reader’s Digest and its Subsidiaries shall become effective as of the date hereof, without any further action by any Person.

8.18.                        German Borrower Security.  Notwithstanding any provision to the contrary in any Loan Document or any Secured Hedge Agreement, any guarantees, security interests or other security provided under or in connection with this Agreement or any other

30

Loan Document or any Secured Hedge Agreement (“Security”) shall at all times exclude direct or indirect access to Specified Assets other than Specified Assets of the German Borrower (in particular, no security in rem (dingliche Sicherheit) in Specified Assets other than Specified Assets of the German Borrower shall be created (or, in the event such exclusion is not possible under applicable law, no such security in rem shall be enforceable), and no disposal restriction (Verfügungsbeschränkung) and no submission to immediate foreclosure (Unterwerfung unter die sofortige Zwangsvollstreckung) regarding Specified Assets other than Specified Assets of the German Borrower shall apply with respect to any contractual claim (schuldrechtlicher Anspruch) in favor of any Secured Party).  The restriction set forth in this Section 8.18 shall be applicable if and only to the extent that (and only for so long as) (a) such Security secures Obligations of the German Borrower and (b) direct or indirect access to such Specified Assets would result in adverse tax consequences to Holdings and its Subsidiaries as a consequence of § 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) as amended from time to time or of any future rules replacing § 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz).

8.19.                        Parallel Obligations

.  (a)  Solely for purposes of the validity and enforcement of any security interest granted to the Secured Parties in any Equity Interests or other assets governed by German law, each of the parties hereto agrees (and each Secured Party by its execution of the Credit Agreement or its Assignment and Assumption agrees), and each of the Loan Parties acknowledges by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis as effective under German law) (the “Acknowledgement”), that the Obligations of such Loan Party (and each of their respective permitted successors and assigns) (the “Original Obligations”) shall also be owing in full to the Administrative Agent (and its permitted successors and assigns), and that accordingly the Administrative Agent will have its own independent right to demand performance by the respective Loan Party of the Obligations of such Loan Party (such Obligations owed to the Administrative Agent, the “Parallel Obligations”).  Any payment by any Loan Party of its Parallel Obligations shall to the same extent reduce and be a good discharge of the corresponding Original Obligations of such Loan Party owing to the relevant Secured Parties, and payment by any Loan Party of its Original Obligations to the relevant Secured Parties shall to the same extent reduce and be a good discharge of the Parallel Obligations owing by it to the Administrative Agent.  The Administrative Agent undertakes to each Loan Party that in the case of any discharge of any such obligation owing to one of the Administrative Agent or a Secured Party, it will, to the same extent, not make a claim against such Loan Party under the Acknowledgement at any time, provided that any such claims can be made against such Loan Party if such discharge is made by virtue of any set off, counterclaim or similar defense invoked by such Loan Party vis-a-vis the Administrative Agent other than with respect to claims arising under the Loan Documents.

(b)  Without limiting or affecting the Administrative Agent’s rights against the Loan Parties (whether under this Section 8.19 or under any other provision of the Loan Documents), the Administrative Agent agrees with each other Secured Party that it will not exercise its rights under the Acknowledgement with respect to Obligations owed to such Secured Party except with the consent of such Secured Party, which consent is hereby deemed given by its execution of the Credit Agreement or its Assignment and Assumption.  Nothing in the

31

previous sentence shall in any way limit the Administrative Agent’s right to act in the protection or preservation of rights under or to enforce any Collateral Document (or to do any act reasonably incidental to the foregoing).

32

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

RDA HOLDING CO.

By:
Name:
Title:

[Signature Page to Guarantee & Collateral Agreement]

DOCTOR ACQUISITION CO.

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

THE READER’S DIGEST ASSOCIATION, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Solely for purposes of Sections 8.18 and 8.19:
RD GERMAN HOLDINGS GmbH

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

[CERTAIN SUBSIDIARIES OF THE READER’S DIGEST ASSOCIATION, INC.]

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

ACKNOWLEDGMENT AND CONSENT***

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of March 2, 2007 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMORGAN CHASE BANK, N.A., as Administrative Agent.  The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1.               The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.               The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) of the Agreement.

3.               The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By
Name:
Title:

Address for Notices:

Fax:

***	This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor.

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                              , 20    , made by                                                           , a                              corporation (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), for the lending and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, RDA HOLDING CO., a Delaware corporation (“Holdings”), THE READER’S DIGEST ASSOCIATION, INC., a Delaware corporation (the “Company”), the Overseas Borrowers, the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Holdings, the Company and certain of the Company’s Subsidiaries (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of March 2, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.                                       Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and a Grantor thereunder.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.              GOVERNING LAW.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

EXHIBIT G

Document Number	Document Title

Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing

Recording Area

Name and Return Address:

After recording please return to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Christopher Garcia

648-0016-020
(Parcel Identification Number)

As required by Wisconsin Statutes Chapter 59.43(5), this document has been drafted by Yulia Rubin, Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017.

After recording please return to:

Simpson Thacher & Bartlett LLP	[WISCONSIN]
425 Lexington Avenue
New York, New York 10017
Attention: Christopher Garcia

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS,
AND FIXTURE FILING

made by

REIMAN MEDIA GROUP, INC.,

Mortgagor,

to

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Mortgagee

Dated as of March 2, 2007

THIS INSTRUMENT IS TO BE INDEXED AS BOTH A
MORTGAGE AND A FIXTURE FILING FILED AS A FINANCING STATEMENT

MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING, dated as of March 2, 2007 is made by REIMAN MEDIA GROUP, INC. (f/k/a READER’S DIGEST MEDIA GROUP, INC.), a Delaware corporation (“Mortgagor”), whose address is 5400 South 60th Street, Greendale, Wisconsin 53129, to JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, “Mortgagee”) whose address is 270 Park Avenue, New York, New York 10017. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A.            Doctor Acquisition Co. (to be merged with and into Reader’s Digest, “Borrower,” together with RD German Holdings GmbH and the other Overseas Borrowers, collectively, “Borrowers”), a Delaware corporation, RDA Holding Co., a Delaware corporation, The Reader’s Digest Association, Inc., a Delaware corporation, Mortgagee, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co- Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent, are parties to that certain Credit Agreement, dated as of March 2, 2007 (as amended, supplemented, restated, replaced, substituted, or otherwise modified from time to time, the “Credit Agreement”). The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein;

B.            Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

C.            The Borrowers are members of an affiliated group of companies that includes Mortgagor;

D.            The proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to Mortgagor in connection with the operation of its business;

E.             The Borrowers and Mortgagor are engaged in related businesses, and Mortgagor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

F.             It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that Mortgagor shall have executed and delivered this Mortgage to Mortgagee for the ratable benefit of the Secured Parties;

2

G.              Mortgagor (i) is the owner of the fee simple estate in the parcel(s) of real property, if any, described on Schedule A attached hereto (the “Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements;” the Land and the Improvements being collectively referred to as the “Real Estate”); and

H.              In consideration of the premises and to induce Mortgagee and the Lenders to enter into the Credit Agreement, and to induce the Lenders to make their respective extensions of credit to the Borrowers, Mortgagor hereby agrees with Mortgagee, for the ratable benefit of the Secured Parties, as follows:

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure the payment of all obligations and liabilities of Mortgagor which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, Section 2 thereof) or any other Loan Document or any Secured Hedge Agreement to which Mortgagor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs and disbursements of counsel to Mortgagee or to any Secured Party that are required to be paid by Mortgagor pursuant to the terms of this Mortgage or any other Loan Document) (collectively, the “Obligations”);

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES AND WARRANTS, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE, WITH MORTGAGE COVENANTS:

(a)             the Land;

(b)             all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(c)             all tight, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d)             all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with

3

any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (e) being referred to as the “Equipment”);

(e)           all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

(f)            all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g)           all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(h)           to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any

4

part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i)            all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (c) are collectively referred to as the “Premises”, and those described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Mortgage is such that if the Obligations (other than contingent indemnification and contingent expense reimbursement obligations, any Obligations in respect of Secured Hedge Agreements, and Cash Management Obligations) are fully paid and performed, then the estate hereby granted shall cease, terminate and become void but shall otherwise remain in full force and effect.

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.

Pursuant to Wisconsin Statutes Section 706.11, the lien of this Mortgage with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Mortgage otherwise would be entitled as of the date this Mortgage is executed and recorded without regard to the fact that any such future advance, modification, extension, or renewal may occur after the Mortgage is executed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1.                                      Defined Terms. Capitalized terms used herein (including in the “Background” and “Granting Clauses” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References herein to the “Secured Parties” shall mean the collective reference to (i) Mortgagee, as Administrative Agent, (ii) the other Agents, (iii) the L/C Issuers, (iv) the Lenders, (v) the Hedge Banks, (vi) any Affiliate of a Lender, (vii) the Supplemental Administrative Agent, and (viii) each co-agent or sub-agent appointed by Mortgagee from time to time pursuant to Section 9.01(c) of the Credit Agreement, to which Borrower Obligations (as defined in the Credit Agreement) or Guarantor Obligations (as defined in the Credit Agreement), as applicable, are owed.

5

2.                                 Warranty of Title. Mortgagor warrants that it has good record title in fee simple to, or a valid leasehold interest in, the Real Estate, and good title to, or a valid leasehold interest in, the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies, if any, being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by Section 7.01 of the Credit Agreement (collectively, the “Permitted Exceptions”). Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

3.                                 Payment of Obligations. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4.                                 Requirements. Mortgagor shall comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a material adverse effect (considered both individually and together with other such failures) on (i) the current business, operations or condition (financial or otherwise) of Mortgagor, (ii) the current use of the Mortgaged Property or (iii) the value of the Mortgaged Property (assuming its current use).

5.                                 Payment of Taxes and Other Impositions. (a) Prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Mortgagee, Mortgagor shall deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)           Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become delinquent, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

6

6.                                 Insurance. (a) Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the Real Estate against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to Mortgagee, and (ii) insuring Mortgagor, Mortgagee and the other Secured Parties against liability for personal injury and property damage relating to such Real Estate, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to Mortgagee. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days or, in the case of insurance existing as of the date hereof, at least ten (10) days after receipt by Mortgagee of written notice thereof, (ii) name Mortgagee as an additional insured party or loss payee, and (iii) include deductibles consistent with past practice or consistent with industry practice or otherwise reasonably satisfactory to Mortgagee.

(b)             If any portion of the Premises is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, Mortgagor shall maintain or cause to be maintained, flood insurance in an amount reasonably satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

(c)             Mortgagor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(d)             If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option upon five (5) days’ notice to Mortgagor, may effect such insurance from year to year at rates substantially similar to the rate at which Mortgagor had insured the Premises, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e)             If the Mortgaged Property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $500,000, Mortgagor shall give prompt notice thereof to Mortgagee. All insurance proceeds paid or payable in connection with any damage or casualty to the Real Estate shall be deemed proceeds from a Casualty Event and applied in the manner specified in the Credit Agreement.

(f)              In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

7.                                      Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the

7

Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

8.                                      Due on Sale and Other Transfer Restrictions. Except as expressly permitted under Section 7.05 of the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9.                                      Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. All awards and proceeds relating to such condemnation shall be deemed proceeds from a Casualty Event and applied in the manner specified in the Credit Agreement.

10.                                Leases. Except as expressly permitted under the Credit Agreement, Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) execute or permit to exist any Lease of any of the Mortgaged Property.

11.                                Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees promptly upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

12.                                Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor in the Loan Documents, within the applicable grace period, if any, provided for in the Credit Agreement, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon five (5) days’ notice to Mortgagor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13.                                Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i)            Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Credit

8

Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment; and

(ii)           Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease as Mortgagee may in its discretion deem proper, and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b)             In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)             In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d)             It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by Mortgagee shall be held by Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the manner and in the order set forth in Section 6.5 of the Guarantee and Collateral Agreement.

14.           Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for

9

the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15.           Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or the solvency or insolvency of Mortgagor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

16.           Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)           No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)           If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage (or direct the sale of the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property,

10

or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d)           Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17.           Security Agreement under Uniform Commercial Code; Fixture Filing. (a) It is the intention of the parties hereto that this Mortgage shall constitute a security agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b)           Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the Code) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Mortgaged Property that are or become fixtures. The real property to which the fixtures relate is described in Schedule A hereto. The record owner of the real property described in Schedule A hereto, if any, is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of Mortgagor/debtor is the address of Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 146599.

18.           Assignment of Rents. (a) Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the

11

Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default by giving not less than five (5) days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)           Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

(c)           Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

(d)           The Assignment of Rents set forth therein shall constitute an assignment of rents as set forth in Wisconsin Statute Section 708.11, and as provided therein, will create a security interest in the Rents that will be perfected upon the recording of this Mortgage.

19.           Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders and the mortgagees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

20.           Notices. All notices, requests and demands to or upon Mortgagee or Mortgagor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon Mortgagor shall be addressed to Mortgagor at its address set forth above.

12

21.           No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 10.01 of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

22.           Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any Loan Document, the obligations of Mortgagor and of any other obligor under any Loan Document shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

23.           Mortgagor’s Waiver of Rights. (a) Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property after the occurrence of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagee, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b)           To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, or other rights hereby created.

13

24.           Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25.           Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer

14

or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26.           Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires, and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

27.           No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or deed of trust.

28.           Governing Law, etc. This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their respective terms the Credit Agreement and the Guarantee and Collateral Agreement shall be governed and construed in accordance with the laws of the State of New York, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this

15

Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State.

Anything elsewhere herein contained to the contrary notwithstanding, in the event that any provision in this Mortgage shall be inconsistent with any provision of Wisconsin Statutes Chapter 846 (the “Act”), the provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act.

29.           Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor agent for the Lenders,” the word “Person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

30.           Duty of Mortgagee; Authority of Mortgagee. (a) Mortgagee’s sole duty with respect to the custody, safekeeping and physical preservation of the Mortgaged Property which is in its possession, or otherwise, shall be to deal with it in the same manner as Mortgagee deals with similar property for its own account. Neither Mortgagee, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Mortgagor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property or any part thereof. The powers conferred on Mortgagee and the Secured Parties hereunder are solely to protect Mortgagee’s and the Secured Parties’ interests in the Mortgaged Property and shall not impose any duty upon Mortgagee or any Secured Party to exercise any such powers. Mortgagee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Mortgagor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b)           Mortgagor acknowledges that the rights and responsibilities of Mortgagee under this Mortgage with respect to any action taken by Mortgagee or the exercise or non-exercise by Mortgagee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Mortgage shall, as between Mortgagee and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Mortgagee and Mortgagor, Mortgagee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Mortgagor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

16

31.           Last Dollars Secured; Priority. To the extent that this Mortgage secures only a portion of the indebtedness owing or which may become owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

32.           Enforcement Expenses; Indemnification. (a) Mortgagor agrees to pay, or reimburse each Secured Party and Mortgagee for, all its reasonable out-of-pocket costs and expenses incurred in collecting against Mortgagor or otherwise enforcing or preserving any rights under this Mortgage and the other Loan Documents to which Mortgagor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to Mortgagee.

(b)           Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Mortgage.

(c)           Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, and suits and related reasonable out-of-pocket expenses (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrowers would be required to do so pursuant to Section 10.05 of the Credit Agreement.

(d)           The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

33.           Release. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Mortgagor in a transaction permitted by the Credit Agreement and the Net Cash Proceeds are applied in accordance with the terms of the Credit Agreement, then Mortgagee, at the request and sole expense of such Mortgagor, shall execute and deliver to such Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. Mortgagor shall deliver to Mortgagee, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by Mortgagor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

34.           Shortened Redemption Election. Mortgagor agrees to the provisions of Section 846.103 of the Wisconsin Statutes, or any successor provision, permitting Mortgagee, at its

17

option upon waiving the right to judgment for deficiency, to hold a foreclosure sale of real estate three (3) months after a foreclosure judgment is entered.

35.           Receivership. Any receiver appointed under this Mortgage shall have all of the usual powers and duties of receivers pursuant to Wisconsin common and statutory law, including, but not limited to, Wisconsin Statutes Section 813.16, et al., as amended, modified and/or replaced from time to time.

36.           Revolving Loans. Notwithstanding anything contained in this Mortgage or the other Loan Documents to the contrary, this Mortgage shall secure: (i) a maximum principal amount of $2,110,000,000, exclusive of any items described in (ii) below, including any additional advances made from time to time after the date hereof pursuant to the Loan Documents whether made as part of the secured indebtedness secured hereby, made at the option of Mortgagee and/or the Lenders, made after a reduction to a zero (0) or other balance, or made otherwise, and (ii) all other amounts payable by Mortgagor, or advanced by Mortgagee or the Lenders for the account, or on behalf, of Borrowers, pursuant to the Loan Documents, including amounts advanced with respect to the Property for the payment of taxes, assessments, insurance premiums and other costs and impositions incurred for the protection of the Property to the same extent as if the future obligations and advances were made on the date of execution of the Mortgage.

18

This Mortgage has been duly executed by Mortgagor as of the date first above written and is intended to be effective as of such date.

REIMAN MEDIA GROUP, INC.,
a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE TO WISCONSIN MORTGAGE]

STATE OF  New York                                                 )

) ss

Westchester COUNTY             )

On this             day of March, 2007, before me a Notary Public in and for the State of New York, personally appeared to me personally known, who being by me first duly sworn, did say that he/she is the Vice President & Treasurer of Reiman Media Group, Inc. and as said Vice President & Treasurer acknowledged said instrument to be the free act and deed of Reiman Media Group, Inc.

Notary Public, State of
My Commission expires

[SIGNATURE PAGE TO WISCONSIN MORTGAGE]

TITLE AFFIDAVIT, AFFIDAVIT OF NO CHANGES AND GAP INDEMNITY

STATE OF                                  ,  )

                                                        )          ss.:

COUNTY OF                                 )

The undersigned,                          , in his/her capacity as                , of Reiman Media Group, Inc., f/k/a Reader’s Digest Media Group, Inc., a Delaware corporation (“Reiman”), intending that Reiman (and not the undersigned individually) shall be bound hereby, being duly sworn, deposes and says:

(1)   Reiman is the record owner of the real property known as and by the street address 5400 South 60th Street, Greendale, WI (the “Property”) which is more particularly identified in the title commitment bearing commitment Case Number WA261291, Other Company File Number NCS 120162 (the “Title Commitment”) issued by LandAmerica Lawyers Title Insurance Corporation (the “Title Company”). The undersigned is familiar with the Property and with the facts set forth herein.

(2)   To the best of my knowledge, Reiman has paid all real estate taxes, special assessments, water and sewer charges and management fees, if any, with respect to the Property which would be delinquent if not paid on or prior to the date hereof (and to the extent that any of the foregoing has not been paid by the date hereof, same will be paid within 30 days of the date hereof).

(3)   A survey of the Property dated April 4, 2002 was made by Paul A. Kubicek (the “Survey”). To the best of my knowledge, no improvements or changes, which would be reflected in a current survey, have been made to the surveyed Property since the performance of the Survey, and the Survey accurately represents the existing condition of the surveyed Property.

(4)   To the best of my knowledge, no labor has been supplied to the Property and no materials have been delivered to the Property that might become the subject of a labor, mechanic’s or materialmen’s lien on the Property, except for labor and/or materials which will be paid for in the ordinary course of business.

(5)   There are no existing tenancies, leases or other occupancy agreements affecting the Property.

(6)   To the best of my knowledge, there are no judgments, decrees or orders before any court or judicial officer against Reiman for the

[[2683760]]

payment of money and no proceedings before any court or officer of the United States or any state affecting Reiman or the Property which are likely to result in such an order, judgment or decree except in each case for orders, judgments or decrees which will be paid in the ordinary course of business by Reiman after Reiman exhausts or waives any and all rights it may have to appeal the same.

(7)   In order to effectuate a New York-style closing, Reiman agrees, with respect to the Property, that it will not in any way encumber the Property from the date of the Commitment forward to the date that the Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing (the “Mortgage”) to be insured pursuant to the Title Commitment and to be dated as of the date of the closing (“Closing”) under the “Credit Agreement” (as defined in the Mortgage), which Mortgage was made by Reiman in favor of JPMorgan Chase Bank, N.A. (“JPMorgan”), acting as Administrative Agent, is recorded, and Reiman hereby agrees to indemnify and hold the Title Company harmless from any loss, cost, claim or damage that the Title Company may sustain or incur by reason of any encumbrance of the Property by Reiman from this date to the date the Mortgage is recorded against the Property.

(8)   This Affidavit is made for the purpose of inducing the Title Company to issue, pursuant to the Title Commitment, a lender’s policy of title insurance with respect to the Mortgage in connection with the Closing.

(9)   Reiman hereby indemnifies and agrees to hold the Title Company harmless from and against any damages or expenses, including reasonable attorney’s fees sustained by the Title Company as a result of the falsity of any statement contained herein.

Name:
in his/her official capacity as Vice President & Treasurer of
Reiman Media Group, Inc. f/k/a Readers Digest Media Group, Inc. (not intending to be personally liable hereunder).

Sworn to before me this

       day of                          , 2007.

Schedule A

Description of the Land

OUTLOT A OF CERTIFIED SURVEY MAP NO. 5875, RECORDED AUGUST 31, 1993, ON REEL 3109, IMAGE 1422, AS DOCUMENT NUMBER 6820334, BEING A REDIVISION OF ALL OF PARCEL 3 OF CERTIFIED SURVEY MAP NO. 5801, BEING IN THE SOUTHWEST 1/4 OF THE SOUTHWEST 1/4 OF SECTION 26, TOWNSHIP 6 NORTH, RANGE 21 EAST, IN THE VILLAGE OF GREENDALE, COUNTY OF MILWAUKEE, STATE OF WISCONSIN.

ALSO;

PARCEL 1 OF CERTIFIED SURVEY MAP NO. 4015, RECORDED APRIL 27, 1981, ON REEL 1371, IMAGE 198, AS DOCUMENT NUMBER 5471063, BEING A REDIVISION OF PART OF LOTS 6, 7, 8, 19 AND 20 IN THE REIGH AND SALENTINE CO’S SUBDIVISON NO. 1 AND PART OF PARCEL 1 IN CERTIFIED SURVEY MAP NO. 719 AND LANDS IN THE NORTHWEST 1/4, SOUTHWEST 1/4 AND THE SOUTHEAST 1/4 OF THE SOUTHWEST 1/4 OF SECTION 26, TOWNSHIP 6 NORTH, RANGE 21 EAST, IN THE VILLAGE OF GREENDALE AND IN THE CITY OF GREENFIELD, COUNTY OF MILWAUKEE, STATE OF WISCONSIN.

ALSO;

THAT PART OF THE SOUTHWEST 1/4 OF SECTION 26, IN TOWNSHIP 6 NORTH, RANGE 21 EAST, IN THE VILLAGE OF GREENDALE, COUNTY OF MILWAUKEE, STATE OF WISCONSIN, DESCRIBED AS FOLLOWS: BEGINNING 145.34 FEET NORTH 0°45’ 12” WEST AND 187.20 FEET NORTH 88°29’ 49” EAST OF THE SOUTHWEST CORNER OF THE SOUTHWEST 1/4, AS MEASURED ALONG THE WEST LINE AND PARALLEL WITH THE SOUTH LINE OF THE SOUTHWEST 1/4; THENCE NORTH 88° 29’ 49” EAST 501.86 FEET; THENCE NORTH 39°21’ 18” EAST 324.14 FEET; THENCE NORTH 50°38’ 42” WEST 117.25 FEET TO THE SOUTH LINE OF CERTIFIED SURVEY MAP NO. 4015; THENCE SOUTH 79°51’ 25” WEST 411.56 FEET; THENCE SOUTH 38°30’ 57” WEST 339.54 FEET TO THE POINT OF BEGINNING.

ALSO;

PARCEL 4 OF CERTIFIED SURVEY MAP NO. 5801, BEING A REDIVISION OF PARCELS 1, 2 AND 3 OF CERTIFIED SURVEY MAP NO. 4721, AND LANDS ALL IN THE NORTH WEST 1/4, SOUTH WEST 1/4 AND THE SOUTH EAST 1/4 OF THE SOUTH WEST 1/4 OF SECTION 26, TOWNSHIP 6 NORTH, RANGE 21 EAST, IN THE VILLAGE OF GREENDALE, COUNTY OF MILWAUKEE, STATE OF WISCONSIN, RECORDED ON FEBRUARY 3, 1993, AS DOCUMENT NO. 6725380. AFFIDAVIT OF CORRECTION RECORDED APRIL 26, 1993, IN REEL 3020, IMAGE 780, AS DOCUMENT NUMBER 6757193.

TOGETHER WITH EASEMENT FOR EMERGENCY EGRESS CONTAINED IN EASEMENT AGREEMENT RECORDED ON DECEMBER 8, 1993 IN REEL 3178, IMAGE 230, AS DOCUMENT NUMBER 6868082.

PARCEL NO. 648-0016-020

OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES
AND RENTS, AND FIXTURE FILING

Preparer Information:

Yulia Rubin, 425 Lexington Avenue, New York, New York 10017
Telephone number: (212) 455-2646

After Recording, Please Return Document to:

Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017
Attention: Christopher Garcia

Name of Taxpayer:

Books Are Fun, Ltd., 1680 Highway 1 North, Fairfield, Iowa 52556

Name of Mortgagor:

Books Are Fun, Ltd.

Address of Mortgagor:

1680 Highway 1 North, Fairfield, Iowa 52556

Name of Mortgagee:

JPMorgan Chase Bank, N.A.

Address of Mortgagee:

270 Park Avenue, New York, New York 10017

Legal Description: See attached Schedule A.

ATTENTION COUNTY CLERK: THIS INSTRUMENT COVERS GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN AND IS TO BE FILED IN THE COUNTY RECORDS WHERE MORTGAGES ON REAL PROPERTY ARE RECORDED. ADDITIONALLY, THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A MORTGAGE, BUT ALSO AS A FINANCING STATEMENT COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. THE MAILING ADDRESSES OF THE BORROWER/MORTGAGOR (GRANTOR OR DEBTOR) AND OF THE BENEFICIARY/MORTGAGEE (SECURED PARTY) ARE SET FORTH ABOVE AND ON THE FIRST PAGE OF THE MORTGAGE/FIXTURE FILING.

NOTICE: THIS OPEN-END MORTGAGE SECURES CREDIT IN THE AGGREGATE PRINCIPAL AMOUNT OF $2,110,000,000. LOANS AND ADVANCES UP TO THIS AMOUNT, TOGETHER WITH INTEREST, ARE SENIOR TO INDEBTEDNESS TO OTHER CREDITORS UNDER SUBSEQUENTLY RECORDED OR FILED MORTGAGES AND LIENS

OPEN-END MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING

THIS OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, AND FIXTURE FILING, dated as of March 2, 2007 is made by BOOKS ARE FUN, LTD., an Iowa corporation (“Mortgagor”), whose address is 1680 Highway 1 North, Fairfield, Iowa 52556, to JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, “Mortgagee”) whose address is 270 Park Avenue, New York, New York 10017. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A.                              Doctor Acquisition Co. (to be merged with and into Reader’s Digest, “Borrower,” together with RD German Holdings GmbH and the other Overseas Borrowers, collectively, “Borrowers”), a Delaware corporation, RDA Holding Co., a Delaware corporation, The Reader’s Digest Association, Inc., a Delaware corporation, Mortgagee, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Syndication Agents, and The Royal Bank of Scotland plc, as Documentation Agent, are parties to that certain Credit Agreement, dated as of March 2, 2007 (as amended, supplemented, restated, replaced, substituted, or otherwise modified from time to time, the “Credit Agreement”). The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein;

B.                                Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

C.                                The Borrowers are members of an affiliated group of companies that includes Mortgagor;

D.                               The proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to Mortgagor in connection with the operation of its business;

E.                                 The Borrowers and Mortgagor are engaged in related businesses, and Mortgagor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

2

F.                                 It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that Mortgagor shall have executed and delivered this Mortgage to Mortgagee for the ratable benefit of the Secured Parties;

G.                                Mortgagor (i) is the owner of the fee simple estate in the parcel(s) of real property, if any, described on Schedule A attached hereto (the “Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Land (the “Improvements;” the Land and the Improvements being collectively referred to as the “Real Estate”); and

H.                               In consideration of the premises and to induce Mortgagee and the Lenders to enter into the Credit Agreement, and to induce the Lenders to make their respective extensions of credit to the Borrowers, Mortgagor hereby agrees with Mortgagee, for the ratable benefit of the Secured Parties, as follows:

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure the payment of all obligations and liabilities of Mortgagor which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, Section 2 thereof) or any other Loan Document or any Secured Hedge Agreement to which Mortgagor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs and disbursements of counsel to Mortgagee or to any Secured Party that are required to be paid by Mortgagor pursuant to the terms of this Mortgage or any other Loan Document) (collectively, the “Obligations”);

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES AND WARRANTS, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE, WITH MORTGAGE COVENANTS:

(a)                             the Land;

(b)                            all right, title and interest Mortgagor now has or may hereafter acquire in and to the Improvements or any part thereof and all the estate, right, title, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(c)                             all right, title and interest of Mortgagor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

3

(d)                            all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (e) being referred to as the “Equipment”);

(e)                             all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Mortgagor;

(f)                               all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g)                            all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

4

(h)                            to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i)                                all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (a) through (c) are collectively referred to as the “Premises”, and those described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Mortgage is such that if the Obligations (other than contingent indemnification and contingent expense reimbursement obligations, any Obligations in respect of Secured Hedge Agreements, and Cash Management Obligations) are fully paid and performed, then the estate hereby granted shall cease, terminate and become void but shall otherwise remain in full force and effect.

This Mortgage covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Mortgagor, and the lien of such future advances and re-advances shall relate back to the date of this Mortgage.

The maturity date of the Obligations is March 2, 2013 with respect to the Revolving Credit Facility, and March 2, 2014 with respect to the Term Loans.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee and the Secured Parties as follows:

1.                                            Defined Terms. Capitalized terms used herein (including in the “Background” and “Granting Clauses” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References herein to the “Secured Parties” shall mean the collective reference to (i) Mortgagee, as Administrative Agent, (ii) the other Agents, (iii) the L/C Issuers, (iv) the Lenders, (v) the Hedge Banks, (vi) any Affiliate of a Lender, (vii) the Supplemental Administrative Agent, and (viii) each co-agent or sub-agent appointed by Mortgagee from time to time pursuant to Section 9.01(c) of the Credit Agreement, to which

5

Borrower Obligations (as defined in the Credit Agreement) or Guarantor Obligations (as defined in the Credit Agreement), as applicable, are owed.

2.                                       Warranty of Title. Mortgagor warrants that it has good record title in fee simple to, or a valid leasehold interest in, the Real Estate, and good title to, or a valid leasehold interest in, the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies, if any, being issued to Mortgagee to insure the lien of this Mortgage and any other lien or encumbrance as permitted by Section 7.01 of the Credit Agreement (collectively, the “Permitted Exceptions”). Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Mortgagor represents and warrants that it has the right to mortgage the Mortgaged Property.

3.                                       Payment of Obligations. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4.                                       Requirements. Mortgagor shall comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a material adverse effect (considered both individually and together with other such failures) on (i) the current business, operations or condition (financial or otherwise) of Mortgagor, (ii) the current use of the Mortgaged Property or (iii) the value of the Mortgaged Property (assuming its current use).

5.                                       Payment of Taxes and Other Impositions. (a) Prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Mortgagor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Mortgagee, Mortgagor shall deliver to Mortgagee evidence reasonably acceptable to Mortgagee showing the payment of any such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)                            Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without notice or demand to Mortgagor, to pay any Imposition after the date such Imposition shall have become delinquent, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Mortgagee in discharge of any Impositions shall be (i) a lien on the Premises secured hereby

6

prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Mortgage, and (ii) payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

6.                                       Insurance. (a) Mortgagor shall maintain, with financially sound and reputable companies, insurance policies (i) insuring the Real Estate against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to Mortgagee, and (ii) insuring Mortgagor, Mortgagee and the other Secured Parties against liability for personal injury and property damage relating to such Real Estate, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to Mortgagee. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days or, in the case of insurance existing as of the date hereof, at least ten (10) days after receipt by Mortgagee of written notice thereof, (ii) name Mortgagee as an additional insured party or loss payee, and (iii) include deductibles consistent with past practice or consistent with industry practice or otherwise reasonably satisfactory to Mortgagee.

(b)                            If any portion of the Premises is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, Mortgagor shall maintain or cause to be maintained, flood insurance in an amount reasonably satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

(c)                             Mortgagor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(d)                            If Mortgagor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Mortgagee, at its option upon five (5) days’ notice to Mortgagor, may effect such insurance from year to year at rates substantially similar to the rate at which Mortgagor had insured the Premises, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e)                             If the Mortgaged Property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $500,000, Mortgagor shall give prompt notice thereof to Mortgagee. All insurance proceeds paid or payable in connection with any damage or casualty to the Real Estate shall be deemed proceeds from a Casualty Event and applied in the manner specified in the Credit Agreement.

(f)                               In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

7

7.                                  Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

8.                                  Due on Sale and Other Transfer Restrictions. Except as expressly permitted under Section 7.05 of the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9.                                  Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof; Mortgagor will notify Mortgagee of the pendency of such proceedings. All awards and proceeds relating to such condemnation shall be deemed proceeds from a Casualty Event and applied in the manner specified in the Credit Agreement.

10.                            Leases. Except as expressly permitted under the Credit Agreement, Mortgagor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (b) execute or permit to exist any Lease of any of the Mortgaged Property.

11.                            Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees promptly upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee by this Mortgage.

12.                            Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor in the Loan Documents, within the applicable grace period, if any, provided for in the Credit Agreement, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time upon ten (10) days’ notice to Mortgagor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13.                            Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

8

(i)                                Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale, to the extent permitted by applicable law), or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment; and

(ii)                             Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease as Mortgagee may in its discretion deem proper, and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b)                            In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)                             In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

(d)                            It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by Mortgagee shall be held by Mortgagee for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the manner and in the order set forth in Section 6.5 of the Guarantee and Collateral Agreement.

9

14.         Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale, to the extent permitted by applicable law, or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15.         Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Mortgagor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy or inadequacy of the value of the Mortgaged Property or the solvency or insolvency of Mortgagor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

16.         Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)         No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)          If Mortgagee shall have the right to foreclose this Mortgage or to direct a power of sale, to the extent permitted by applicable law, Mortgagor authorizes Mortgagee at its

10

option to foreclose the lien of this Mortgage (or direct the sale of the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d)           Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17.           Security Agreement under Uniform Commercial Code; Fixture Filing. (a) It is  the intention of the parties hereto that this Mortgage shall constitute a security agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Mortgaged Property is located. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b)           Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the Code) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Mortgaged Property that are or become fixtures. The real property to which the fixtures relate is described in Schedule A hereto. The record owner of the real property described in Schedule A hereto, if any, is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of Mortgagor/debtor is the address of Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 146599.

11

18.           Assignment of Rents. (a) Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment of and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuance of any Event of Default by giving not less than ten (10) days’ written notice of such revocation to Mortgagor; in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Mortgagee, or to any such receiver, the fair and reasonable rental value as determined by Mortgagee for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Mortgagor or any affiliate of Mortgagor, and upon default in any such payment Mortgagor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Mortgagee or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)           Mortgagor has not affirmatively done any act which would prevent Mortgagee from, or limit Mortgagee in, acting under any of the provisions of the foregoing assignment.

(c)           Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Mortgagor, is threatened, which would interfere in any way with the right of Mortgagor to execute the foregoing assignment and perform all of Mortgagor’s obligations contained in this Section and in the Leases.

19.           Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall Mortgagor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders and the mortgagees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

20.           Notices. All notices, requests and demands to or upon Mortgagee or Mortgagor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon Mortgagor shall be addressed to Mortgagor at its address set forth above.

12

21.           No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 10.01 of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

22.           Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any Loan Document, the obligations of Mortgagor and of any other obligor under any Loan Document shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

Mortgagor agrees that notwithstanding the fact that the Mortgage contains matters which may not be appropriate, available or enforceable in Iowa, the inclusion of such matters does not affect the validity or enforceability of the Mortgage as appropriate and available under Iowa law. To the extent the laws of the State of Iowa limit (i) the availability of the exercise of any of the remedies set forth herein, including, without limitation, remedies such as a power of sale and taking possession of the property, or (ii) the enforcement of waivers and indemnities made by Mortgagor, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Mortgage to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waiver or indemnities at the time of the execution and delivery of this Mortgage.

23.           Mortgagor’s Waiver of Rights. (a) Mortgagor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property after the occurrence of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Mortgagor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights or redemption of each constituent of Mortgagor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Mortgagor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Mortgagee, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b)           To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from

13

attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the foreclosure rights, power of sale, to the extent permitted by applicable law, or other rights hereby created.

24.         Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s rights to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee, as the case may be. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25.         Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure

14

proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage, nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

In the event of foreclosure of this Mortgage, Mortgagor hereby agrees that the court may, and requests the court to, enter a special order directing the clerk to enter and record the judgment contained in the foreclosure decree on the Credit Agreement secured by this Mortgage without requiring that the Credit Agreement be first filed with the clerk of the court for cancellation. Mortgagor further agrees, because the Credit Agreement secured by this Mortgage is also secured by other mortgages and will be necessary to a foreclosure of those mortgages, that notwithstanding Iowa Rule of Civil Procedure 228, as presently enacted or as hereinafter amended or replaced, the clerk of the court may, in the event of foreclosure of this Mortgage, enter and record the judgment contained in the foreclosure decree on the Credit Agreement secured by this Mortgage without requiring that the Credit Agreement be first filed with the clerk of court for cancellation.

26.         Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in the sole discretion of

15

either of them such a waiver is deemed advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires, and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

27.         No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or deed of trust.

28.         Governing Law, etc. This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their respective terms the Credit Agreement and the Guarantee and Collateral Agreement shall be governed and construed in accordance with the laws of the State of New York, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State.

29.         Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor agent for the Lenders,” the word “Person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

30.         Duty of Mortgagee; Authority of Mortgagee. (a) Mortgagee’s sole duty with respect to the custody, safekeeping and physical preservation of the Mortgaged Property which is in its possession, or otherwise, shall be to deal with it in the same manner as Mortgagee deals with similar property for its own account. Neither Mortgagee, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Mortgagor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property

16

or any part thereof. The powers conferred on Mortgagee and the Secured Parties hereunder are solely to protect Mortgagee’s and the Secured Parties’ interests in the Mortgaged Property and shall not impose any duty upon Mortgagee or any Secured Party to exercise any such powers. Mortgagee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Mortgagor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b)           Mortgagor acknowledges that the rights and responsibilities of Mortgagee under this Mortgage with respect to any action taken by Mortgagee or the exercise or non-exercise by Mortgagee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Mortgage shall, as between Mortgagee and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Mortgagee and Mortgagor, Mortgagee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Mortgagor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

31.         Last Dollars Secured; Priority. To the extent that this Mortgage secures only a portion of the indebtedness owing or which may become owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

32.         Enforcement Expenses; Indemnification. (a) Mortgagor agrees to pay or reimburse each Secured Party and Mortgagee for all its reasonable out-of-pocket costs and expenses incurred in collecting against Mortgagor or otherwise enforcing or preserving any rights under this Mortgage and the other Loan Documents to which Mortgagor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to Mortgagee.

(b)           Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Mortgage.

(c)           Mortgagor agrees to pay, and to save Mortgagee and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments and suits and related reasonable out-of-pocket expenses (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrowers would be required to do so pursuant to Section 10.05 of the Credit Agreement.

17

(d)           The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

33.         Redemption. It is agreed that, if this Mortgage covers less than ten (10) acres of land, in the event of the foreclosure of this Mortgage and sale of the Mortgaged Property by sheriff’s sale in such foreclosure proceedings, the time of one (1) year for redemption from said sale provided by the statutes of the State of Iowa shall be reduced to six (6) months; provided Mortgagee in such action files an election to waive any deficiency judgment against Mortgagor which may arise out of the foreclosure proceedings; all to be consistent with the provisions of Section 628.26 and of Chapter 628, Iowa Code. If the redemption period is so reduced, Mortgagor or its successors in interest or the owner shall have the exclusive right to redeem for the first three (3) months after such sale, and the time periods in Sections 628.5, 628.15 and 628.16 of the Iowa Code shall be reduced to four (4) months. It is further agreed that the period of redemption after a foreclosure of this Mortgage shall be reduced to sixty (60) days if all of the three (3) following contingencies exist: (1) the Mortgaged Property is less than ten (10) acres in size; (2) the court finds affirmatively that said real estate has been abandoned by the owners and those persons personally liable under this Mortgage at the time of such foreclosure; and (3) Mortgagee in such action files an election to waive any deficiency judgment against Mortgagor or its successors in interest in such action, all to be consistent with the provisions of Section 628.27 and of Chapter 628, Iowa Code. If the redemption period is so reduced, Mortgagor or its successors in interest or the owner shall have the exclusive right to redeem for the first thirty (30) days after such sale, and the time provided for redemption by creditors as provided in Sections 628.5, 628.15 and 628.16, Iowa Code, shall be reduced to forty (40) days. Entry of appearance by pleading or docket entry by or on behalf of Mortgagor shall give rise to a presumption that the Premises are not abandoned. Any such short redemption period shall be consistent with all of the provisions of Chapter 628, Iowa Code, as amended; provided, however, that any statement in this Section or elsewhere to the contrary notwithstanding, Mortgagor does, if permitted by law at the time of foreclosure, waive any and all rights of redemption. In addition to the above-described provisions regarding the possible reduction of the redemption period applicable in the event of foreclosure of this Mortgage by Mortgagee, Mortgagor and Mortgagee agree that in the event of the foreclosure of this Mortgage and sale of the real estate included within the Mortgaged Property by sheriff’s sale in such foreclosure proceedings, the time of one hundred eighty (180) days for redemption from said sale provided by the statutes shall be reduced to ninety (90) days provided Mortgagee waives in such foreclosure proceedings any rights to a deficiency judgment against Mortgagor which may arise out of the foreclosure proceedings; all to be consistent with all provisions of Section 628.28 and of Chapter 628, Iowa Code.

34.         No Agricultural Use. Mortgagor warrants that the Premises is not used for agricultural purposes as defined in Iowa Code Section 535.13 and is not agricultural land as defined in Iowa Code Section 9H. 1. Mortgagor further warrants the Premises is not a one-family or two-family dwelling. Mortgagor hereby waives and renounces all homestead and similar exemption rights with respect to the Mortgaged Property provided for by the Constitution and the laws of the United States and the State of Iowa.

35.         Brokers. Mortgagor further represents and warrants to Mortgagee that no loan broker as defined in Iowa Code Chapter 535C was involved either directly or indirectly in connection with the transactions contemplated by the Mortgage.

18

36.         Release. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Mortgagor in a transaction permitted by the Credit Agreement and the Net Cash Proceeds are applied in accordance with the terms of the Credit Agreement, then Mortgagee, at the request and sole expense of such Mortgagor, shall execute and deliver to such Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. Mortgagor shall deliver to Mortgagee, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by Mortgagor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

IMPORTANT: READ BEFORE SIGNING. THE TERM OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

19

This Mortgage has been duly executed by Mortgagor as of the date first above written and is intended to be effective as of such date.

BOOKS ARE FUN, LTD.,
an Iowa corporation

By:
Name:
Title:

[SIGNATURE PAGE TO IOWA MORTGAGE]

STATE OF New York	)

: SS.:

COUNTY OF Westchester	)

On the             day of March, in the year 2007, before me, the undersigned, personally appeared personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, the person or entity upon behalf of which the individual acted, executed the instrument.

Notary Public [affix stamp and seal]

[SIGNATURE PAGE TO IOWA MORTGAGE]

TITLE AFFIDAVIT AND GAP INDEMNITY

STATE OF ,	)
) SS.:
COUNTY OF	)

The undersigned,                                                  , in his/her capacity as                                   , of Books Are Fun, Ltd., an Iowa corporation (“Books”), intending that Books (and not the undersigned individually) shall be bound hereby, being duly sworn, deposes and says:

(1)          Books is the record owner of three real properties located in Firfield, Iowa, known, respectively, as and by the street addresses 111 North Main Street, 123 North Main Street and 1680 Highway 1 (collectively the “Properties”) which Properties are more particularly identified in the title commitment bearing Commitment No. 214639 (the “Title Commitment”) issued by LandAmerica Lawyers Title Insurance Corporation (the “Title Company”). The undersigned is familiar with the Properties and with the facts set forth herein.

(2)          To the best of my knowledge, Books has paid all real estate taxes, special assessments, water and sewer charges and management fees, if any, with respect to the Properties which would be delinquent if not paid on or prior to the date hereof (and to the extent that any of the foregoing has not been paid by the date hereof, same will be paid within 30 days of the date hereof).

(3)          To the best of my knowledge, no labor has been supplied to the Properties and no materials have been delivered to the Properties that might become the subject of a labor, mechanic’s or materialmen’s lien on the Properties, except for labor and/or materials which will be paid for in the ordinary course of business.

(4)          There are no existing tenancies, leases or other occupancy agreements affecting the Properties.

(5)          To the best of my knowledge, there are no judgments, decrees or orders before any court or judicial officer against Books for the payment of money and no proceedings before any court or officer of the United States or any state affecting Books or the Properties which are likely to result in such an order, judgment or decree except in each case for orders, judgments or decrees which will be paid in the ordinary course of business by Books after Books exhausts or waives any and all rights it may have to appeal the same.

[[2683796]]

(6)          In order to effectuate a New York-style closing, Books agrees, with respect to the Properties, that it will not in any way encumber the Properties from the date of the Commitment forward to the date that the Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing (the “Mortgage”) to be insured pursuant to the Title Commitment and to be dated as of the date of the closing (“Closing”) under the “Credit Agreement” (as defined in the Mortgage), which Mortgage was made by Books in favor of JPMorgan Chase Bank, N.A. (“JPMorgan”), acting as Administrative Agent, is recorded, and Books hereby agrees to indemnify and hold the Title Company harmless from any loss, cost, claim or damage that the Title Company may sustain or incur by reason of any encumbrance of the Properties by Books from this date to the date the Mortgage is recorded against the Properties.

(7)          This Affidavit is made for the purpose of inducing the Title Company to issue, pursuant to the Title Commitment, a lender’s policy of title insurance with respect to the Mortgage in connection with the Closing.

(8)          Books hereby indemnifies and agrees to hold the Title Company harmless from and against any damages or expenses, including reasonable attorney’s fees sustained by the Title Company as a result of the falsity of any statement contained herein.

Name:
in his/her official capacity as
Vice President and Treasurer of
Books Are Fun, Ltd. (not intending
to be personally liable hereunder).

Sworn to before me this

        day of         , 2007.

Notary Public

Schedule A

Description of the Land

Parcel 1:

The North Forty-Four (44) feet of Lots Three (3) and Four (4) in Block Eight (8) of the Old Plat to the City of Fairfield, Jefferson County, Iowa, and a strip of land which is part of the former right of way of Briggs and Main Streets adjacent to the North 44 feet of Lots Three (3) and Four (4) in Block Eight (8), Old Plat to the City of Fairfield, Jefferson County, Iowa, described as follows:

Beginning at the Northeast Corner of Lot 3, Block 8, Old Plat; thence West 59.9 feet to the Point of Beginning; thence North 1.4 feet; thence West 72.4 feet; thence South 45.4 feet; thence East .3 feet; thence North 44 feet to the Northwest Corner of Lot 4, Block 8, Old Plat; thence East 72.1 feet to the Place of Beginning, situated in Jefferson County, Iowa.

Parcel 2:

The West Two-Thirds (2/3) of Lot Five (5), Block Eight (8) of Old Plat of the City of Fairfield, Jefferson County, Iowa.

Parcel 3:

Auditor’s designated parcel “A” of the East Half of the Southeast Quarter of Section 2, Township 72 North, Range 10 West of the Fifth Principal Meridian in Jefferson County, Iowa, more particularly described as follows:

Commence at the Southeast Corner of said Section 2; thence run North 00 degrees 42 minutes 22 seconds East along the East line of the Southeast Quarter of said Section 2 for 767.01 feet; thence run North 90 degrees 00 minutes 00 seconds West for 128.65 feet to the Westerly right-of-way line of Iowa Highway No. 1 and the Point of Beginning; thence continue North 90 degrees 00 minutes 00 seconds West for 200.00 feet; thence run South 00 degrees 00 minutes 00 seconds West for 65.00 feet; thence run South 90 degrees 00 minutes 00 seconds West for 839.03 feet; thence run North 00 degrees 00 minutes 00 seconds East for 1038.30 feet; thence run South 90 degrees 00 minutes 00 seconds East for 1036.12 feet to the Westerly right-of-way line of Iowa Highway No. 1; thence run South 10 degrees 28 minutes 28 seconds East along said right-of-way line for 132.68 feet; thence run South 01 degrees 47 minutes 25 seconds West along said right-of-way line for 299.60 feet to the beginning of a tangent circular curve; thence run Southerly for 543.51 feet along an arc of a curve concave Easterly with a radius of 28,770 feet and a chord of 543.50 feet bearing South 01 degrees 14 minutes 57 seconds West to the Point of Beginning.

EXHIBIT H-1

[FORM OF]

CRAVATH, SWAINE & MOORE LLP

March 2, 2007

RDA Holding Co.
Credit Agreement dated as of March 2, 2007

Ladies and Gentlemen:

We have acted as special New York counsel to RDA Holding Co., a Delaware corporation (“Holdings”), in connection with the Credit Agreement dated as of the date hereof (the “Credit Agreement”), among Holdings, Doctor Acquisition Co., a Delaware corporation (to be merged with and into Reader’s Digest (as defined below), the “Borrower”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), RD German Holdings GmbH, a company organized under the laws of Germany (the “German Borrower”), the lending institutions party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents for the Lenders (the “Co-Syndication Agents”), and The Royal Bank of Scotland PLC, as documentation agent for the Lenders (the “Documentation Agent”). This opinion is being delivered to you pursuant to Section 4.01(a)(v)(u) of the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:

(i)        the Credit Agreement,

(ii)       the Guarantee and Collateral Agreement dated as of the date hereof (the “Security Agreement”), made by Holdings, the Borrower, Reader’s Digest and the entities listed on Schedule I hereto (together with the German

Borrower, each a “Loan Party” and collectively, the “Loan Parties”), in favor of the Administrative Agent,

(iii)     the Mortgages identified on Schedule II hereto,

(iv)     the agreements identified on Schedule III hereto (collectively, the “Specified Agreements”),

(v)      the UCC-1 financing statement listed on Schedule IV hereto, together with all schedules and exhibits to such financing statement, to be filed in the Office of the Secretary of State of the State of New York (the “New York Filing Office”) (the “New York Financing Statement”),

(vi)     the Certificate of Incorporation of Direct Holdings Libraries Inc., a corporation organized under the laws of the State of New York (the “New York Loan Party”), as amended,

(vii)    the By laws of the New York Loan Party,

(viii)   resolutions adopted by the Board of Directors of the New York Loan Party on March 2, 2007, and

(ix)      a certificate dated as of the date hereof, from officers of each of the Loan Parties (the “Officer’s Certificate”), attached as Exhibit A hereto.

The documents described in clauses (i), (ii) and (iii) of the immediately preceding sentence are sometimes referred to herein as the “Agreements”, and the documents described in clauses (ii) and (iii) are sometimes referred to herein as the “Collateral Agreements”. We have also relied, with respect to certain factual matters, on the representations and warranties of each Loan Party contained in the Agreements and have assumed compliance by each Loan Party with the terms of the Agreements.

In rendering our opinion, we have assumed (a) the genuineness of all signatures, (b) the due existence of each Loan Party not organized under the laws of the State of New York (each, a “Non-New York Loan Party”), (c) that each Non-New York Loan Party has all necessary power, authority and legal right to execute and deliver the Agreements to which it is a party and to perform its obligations thereunder, (d) the due authorization, execution and delivery of the Agreements by all parties thereto other than the New York Loan Party, (e) the authenticity of all documents submitted to us as originals, (f) the conformity to original documents of all documents submitted to us as copies, (g) that the choice of New York law contained in the Agreements is legal and valid under the laws of Germany and that insofar as any obligation under any Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside the State of New York, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction and (h) that the First Supplemental Indenture dated as of February 8, 2007, among The Reader’s Digest Association, Inc. and The Bank of New York, as successor trustee, to the Indenture dated as of March 3, 2004,

2

between The Reader’s Digest Association, Inc. and The Bank of New York, as successor trustee, is effective and has become operative in accordance with the terms thereof.

Based on the foregoing and subject to the qualifications hereinafter set forth, we are of opinion as follows:

1.   Based solely on a certificate from the Secretary of State of the State of New York, the New York Loan Party is a subsisting corporation under the laws of the State of New York. The New York Loan Party has all necessary corporate power and authority to execute and deliver the Agreements to which it is a party and to perform its obligations thereunder.

2.   (a) The execution and delivery by the New York Loan Party of the Agreements to which it is a party, the performance by the New York Loan Party of its obligations thereunder and the grant by the New York Loan Party of security interests pursuant to the Collateral Agreements to which it is a party (i) have been duly authorized by all requisite corporate action on the part of the New York Loan Party and (ii) do not violate the Certificate of Incorporation or By-laws of the New York Loan Party.

(b) The execution and delivery by each Loan Party of the Agreements to which it is a party, the performance by each Loan Party of its obligations thereunder and the grant by each Loan Party of security interests pursuant to the Collateral Agreements to which it is a party (i) do not violate any law, rule or regulation of the United States of America or the State of New York and (ii) do not result in a breach of or constitute a default under the express terms and conditions of the Specified Agreements. Our opinion in clause (ii) of the preceding sentence relating to the Specified Agreements does not extend to compliance with any financial ratio or any limitation in any contractual restriction expressed as a dollar amount (or an amount expressed in another currency) or to performance under any contractual restriction in the Agreements to the extent it restricts actions required under the Specified Agreements.

3.   The Agreements to which the New York Loan Party is a party have each been duly executed and delivered by the New York Loan Party. To the extent governed by New York law, each Agreement constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law. The foregoing opinion is subject to the following qualifications: (i) certain provisions of the Collateral Agreements are or may be unenforceable in whole or part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Collateral Agreements or the liens and security interests purported to be created by the Collateral Agreements, and the Collateral Agreements contain adequate provisions for the practical realization of the principal rights and benefits intended to be afforded thereby, (ii) insofar as provisions contained in the

3

Agreements provide for indemnification or limitations on liability, the enforceability thereof may be limited by public policy considerations, (iii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction and (iv) we express no opinion as to the effect of the laws of any jurisdiction other than the State of New York where any Lender may be located or where enforcement of the Agreements may be sought that limit the rates of interest legally chargeable or collectible.

4.   No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any United States Federal or New York State governmental authority is required to be made or obtained by any Loan Party in connection with the execution, delivery and performance by any Loan Party of the Agreements to which it is a party or the grant by each Loan Party of the security interests under the Collateral Agreements to which it is a party, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency transactions as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect should not result, individually or in the aggregate, in a material adverse effect on Holdings and its Subsidiaries, taken as a whole, (iii) such registrations, filings and approvals under Federal or state laws as may be necessary in connection with the exercise of remedies or sale of collateral or the granting of additional security interests or guarantees pursuant to the Agreements, (iv) such registrations, filings or approvals that are required in order to perfect or record security interests granted under the Agreements and (v) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.

5.   Assuming that the Borrower and the German Borrower comply with the provisions of the Credit Agreement relating to the use of proceeds of the Loans, the making of the Loans under the Credit Agreement on the date hereof does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.   Based solely on the Officer’s Certificate, none of the Loan Parties is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

7.   The provisions of the Security Agreement are sufficient to create in favor of the Administrative Agent for the benefit of the Secured Parties a security interest in all right, title and interest of each Loan Party party thereto in such of the Collateral (as defined therein) as constitutes “accounts”, “chattel paper”, “deposit accounts” , “documents”, “equipment”, “general intangibles”, “instruments”, “inventory”, “investment property” and “letter-of-credit rights” within the meaning of the Uniform Commercial Code of the State of New York as in effect on the date hereof (the “New York UCC”) (such of the Collateral being hereinafter referred to as the “Specified UCC Collateral” and the Specified UCC Collateral other than any Collateral that constitutes “deposit accounts”, “letter-of-credit rights” or “fixtures” (as defined in Section 9-102 of the New York UCC) being hereinafter referred to as the “UCC Filing Collateral”), to the

4

extent that the creation of security interests in the Specified UCC Collateral is governed by the New York UCC.

8.   The New York Financing Statement is in proper form for filing in the State of New York. Upon the filing and proper indexing of the New York Financing Statement in the New York Filing Office, describing the UCC Filing Collateral, the security interest granted to the Administrative Agent in the UCC Filing Collateral described in the New York Financing Statement will be perfected, to the extent perfection is governed by the New York UCC and may be accomplished by the filing in the State of New York of financing statements under the New York UCC.

The opinion expressed in this paragraph 8 is based on the assumption that all filings and recordings necessary to maintain the effectiveness of the New York Financing Statement will be made, including without limitation (i) continuation statements and (ii) such other statements as may be required by (x) any change in name, identity or corporate structure of the New York Loan Party or the Administrative Agent, or (y) any change in the location of the New York Loan Party.

9.   Upon delivery to and the continued possession by the Administrative Agent for the benefit of the Secured Parties, in each case in the State of New York, of all certificates evidencing the Pledged Equity (as defined in the Security Agreement) in registered form and described in Schedule 2 attached to the Security Agreement and pledged on the date hereof under the Security Agreement that constitute certificated securities within the meaning of Article 8 of the New York UCC (the “Pledged Certificates”), issued or endorsed in the name of the Administrative Agent or in blank or together with stock powers properly executed in the name of the Administrative Agent or in blank with respect thereto, the security interest in favor of the Administrative Agent for the benefit of the Secured Parties in such Pledged Certificates will be perfected, which security interest in such Pledged Certificates will be prior to any security interest, lien, charge or encumbrance that must be perfected by possession or filing under the New York UCC, to the extent that the creation and perfection of security interests in such Pledged Certificates is governed by the New York UCC.

The opinion expressed in this paragraph 9 is based on the assumption that the Administrative Agent has obtained control (for purposes of Article 9 of the New York UCC) of, and the Secured Parties have acquired their security interest in, the Pledged Certificates for value. For purposes of the foregoing sentence, the term “value” shall have the meaning given to such term in the New York UCC.

10. Our opinions expressed in paragraphs 7, 8 and 9 are further qualified as follows:

(a)       we express no opinion as to (i) rights in or title to the Pledged Certificates or any Collateral held by any Loan Party or (ii) the completeness or accuracy of the description in such documents of any Collateral;

5

(b)      we express no opinion as to the creation or perfection of any security interests (i) in any item of Collateral other than (as to creation and perfection) the Pledged Certificates, and (as to creation and, solely with respect to the UCC Filing Collateral described in the New York Financing Statement, perfection) the Specified UCC Collateral, (ii) in any item of Collateral that is expressly excluded from the application of the New York UCC pursuant to Section 9-109 thereof or (iii) in any item of Collateral that is subject to (x) a statute or treaty of the United States that provides for a national or international registration or a national or international certificate of title for the perfection of a security interest therein or that specifies a place of filing different from that specified in the New York UCC for filing to perfect such security interest or (y) a certificate of title statute;

(c)       we express no opinion as to the perfection of any security interest in any “proceeds” (as such term is defined in the New York UCC) and note that the creation or perfection of any such interest is limited to the extent set forth in Section 9-315 of the New York UCC;

(d)      except as specifically set forth in paragraph 9, we express no opinion as to the priority of any security interest created under the Agreements, and we express no opinion in paragraph 9 as to the relative priority of the security interest in the Pledged Certificates as against (i) any claim or lien in favor of the United States of America or any agency or instrumentality thereof (including, without limitation, Federal tax liens and liens under Title IV of the Employee Retirement Income Security Act of 1974, as amended), (ii) the claim of a lien creditor to the extent set forth in Section 9-317 or 9-323 of the New York UCC, (iii) another secured party with a perfected security interest in other property of any Loan Party to the extent any item of Collateral constitutes proceeds of such other creditor’s property to the extent set forth in Section 9-322 of the New York UCC or (iv) in the case of certificated securities, negotiable documents or instruments (as defined in Section 9-102(a)(47) of the New York UCC), another secured party with a security interest perfected without filing or the taking of possession to the extent set forth in Section 9-312(e) of the New York UCC;

(e)       in the case of property that becomes Collateral after the date hereof, Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case;

(f)       we express no opinion as to the validity or enforceability of any security interest in goods (as defined in the New York UCC) that have been bought by a buyer in the ordinary course of business (as defined in Section 1-201 of the New York UCC);

6

(g)      we express no opinion as to perfection of any security interest in “deposit accounts”, “letter of credit rights” or “fixtures”;

(h)      we express no opinion regarding any copyrights, patents, trademarks, service marks or other intellectual property, the proceeds thereof, or money due with respect to the lease, license or use thereof except to the extent Article 9 of the New York UCC may be applicable to the foregoing, and we express no opinion as to the effect of any Federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein;

(i)        we express no opinion as to security interests in any item of collateral subject to any restriction on or prohibition against assignment or transfer contained in or otherwise applicable to such item of collateral or any contract, agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction or prohibition is rendered ineffective pursuant to any of Sections 9-406 through 9-409, inclusive, of the New York UCC. We note that even though the New York UCC may render such a restriction or prohibition ineffective for purposes of creation or perfection of a security interest, nonetheless, in many cases, such a security interest may represent only limited rights in the related items of collateral and be subject to various restrictions (including restrictions on rights of use, assignment and enforcement);

(j)        we express no opinion as to any Collateral constituting claims against any government or governmental agency, including any Collateral that is subject to the Federal Assignment of Claims Act; and

(k)       we note that certain issuers of the Pledged Certificates are organized under the laws of jurisdictions outside the United States of America, and, accordingly, it may be necessary to comply with the laws of such jurisdictions properly to create, perfect, maintain, enforce or preserve the priority of a security interest in any such Pledged Certificates and we express no opinion with respect to whether or to what extent the New York UCC would govern the creation, perfection or priority of a security interest in any such Pledged Certificates or the effect, if any, of the laws of such jurisdictions on the rights of a secured party in such Pledged Certificates.

We express no opinion herein as to any provision in any Agreement that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Agreements (such as the provision found in Section 10.16(b) of the Credit Agreement), (b) contains a waiver of an inconvenient forum (such as the provision found in Section 10.16(b) of the Credit Agreement), (c) relates to a right of setoff in respect of purchases of interests in loans (such as the provision found in Section 2.13 of the Credit Agreement) or with respect to parties that may not hold mutual debts (such as the provision found in Section 10.09 of the Credit Agreement), (d) provides for liquidated

7

damages or penalty interest, (e) relates to the waiver of rights to jury trial (such as the provision found in Section 10.17 of the Credit Agreement), (f) relates to governing law to the extent that it purports to affect the choice of law governing perfection and the effect of perfection and non-perfection of security interests or (g) relates to any arrangement or similar fee payable to any arranger (including the Arrangers and the Administrative Agent) of the commitments or loans under the Credit Agreement or any fee not set forth in the Agreements. We also express no opinion as to (i) the enforceability of the provisions of any Agreement to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Agreements or (iii) Section 8.06 or 10.24 of the Credit Agreement or Section 8.18 or 8.19 of the Security Agreement.

Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than United States dollars. Section 27(b) of the Judiciary Law of the State of New York provides, however, that a judgment or decree in an action based upon an obligation denominated in a currency other than United States dollars shall be rendered in the foreign currency of the underlying obligation and converted into United States dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. We express no opinion as to whether a Federal court would render a judgment other than in United States dollars.

We note that the Specified Agreements purport to restrict assignment by a party without the consent of the other parties thereto and we express no view in paragraph 2 above as to the granting of security interests in the rights of Loan Parties under the Specified Agreements or the exercise of the rights or remedies of the Administrative Agent under the Collateral Agreements with respect to the Specified Agreements.

We understand that you are satisfying yourselves as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of each Loan Party and the security interests of the Administrative Agent and the Lenders under the Agreements, and we express no opinion thereon.

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal law of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Germany. Our opinions relating to security interests are limited to Article 8 and Article 9 of the New York UCC and do not address (i) laws of jurisdictions other than New York, and laws of New York except for Article 8 or Article 9, as the case may be, (ii) collateral of a type not subject to Article 8 or Article 9 of the New York UCC, (iii) what law governs perfection and the effect of perfection or non-perfection of such security interests or (iv) the effect, if any, of laws of jurisdictions other than New York on the creation, perfection or priority of such security interests.

8

This opinion is rendered only to the Administrative Agent, the Co-Syndication Agents, the Documentation Agent and the Lenders under the Credit Agreement and is solely for their benefit in connection with the above transactions. In addition, we hereby consent to reliance on this opinion by a permitted assign of a Lender’s interest in the Credit Agreement, provided that such permitted assign becomes a Lender on or prior to the 30th day after the date of this opinion. We are opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assigns and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on our part to update this opinion. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

JPMorgan Chase Bank, N.A.,

as Administrative Agent,

Citicorp North America, Inc. and

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

as Co-Syndication Agents,

The Royal Bank of Scotland PLC,

as Documentation Agent,

under the Credit Agreement referred

to above, and the Lenders party

to the Credit Agreement

In care of:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

9

EXHIBIT H-2

[FORM OF]

RICHARDS, LAYTON & FINGER
A PROFESSIONAL ASSOCIATION
ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
FAX (302) 651-7701
WWW.RLF.COM

March 2, 2007

To Each of the Persons Listed
on Schedule A Attached Hereto

Re:                               The Reader’s Digest Association, Inc.

Ladies and Gentlemen:

We have acted as special Delaware counsel for Ripplewood Holdings L.L.C., a Delaware limited liability company, in connection with (i) the Credit Agreement, dated as of March 2, 2007 (the “Credit Agreement”), among Doctor Acquisition Co., a Delaware corporation (“Acquisition Co.”), RDA Holding Co., a Delaware corporation (“Holding Co.”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers (as defined therein) from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the lenders from time to time party thereto, Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents, and The Royal Bank of Scotland plc, as documentation agent; and (ii) the matters set forth herein relating to each of the Delaware corporations listed on Schedule B attached hereto (each, a “Delaware Corporation” and collectively, the “Delaware Corporations”) and each of the Delaware limited liability companies listed on Schedule C attached hereto (each, a “Delaware LLC” and collectively, the “Delaware LLCs”). At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

(a)                                  The Certificate of Incorporation of Holding Co., dated October 24, 2006, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 24, 2006, as amended by the Certificate of Amendment of Certificate of Incorporation of Holding Co., dated January 5, 2007, as filed in the office of the Secretary of State on January 5, 2007, as further amended by the Certificate of Amendment of Certificate of Incorporation of Holding Co., dated February 9, 2007, as filed in the office of the Secretary of State on February 9, 2007 (as so amended, the “Holding Co. Certificate of Incorporation”);

(b)                                 Each of the documents listed on Schedule D attached hereto (collectively, the “Subsidiary Certificates of Incorporation”);

(c)                                  The bylaws of each of the Delaware Corporations, as amended through the date hereof (each, “Bylaws” and collectively, the “Delaware Corporations Bylaws”);

(d)                                 Resolutions adopted by the unanimous written consent of the board of directors of each of the Delaware Corporations, each dated March 2, 2007;

(e)                                  Each of the documents listed on Schedule E attached hereto (collectively, the “LLC Certificates”);

(f)                                    Each of the documents listed on Schedule F attached hereto (each, an “LLC Agreement” and collectively, the “LLC Agreements”);

(g)                                 Resolutions adopted by the written consent of the sole member of each of the Delaware LLCs, each dated March 2, 2007;

(h)                                 A certificate of the secretary of each of the Delaware Corporations and the Delaware LLCs (collectively, the “Delaware Companies”), dated March 2, 2007, as to certain matters;

(i)                                     The Credit Agreement;

(j)                                     The Guarantee and Collateral Agreement, dated as of March 2, 2007 (the “Collateral Agreement”), made by each of the Delaware Companies and certain other grantors identified therein in favor of the Administrative Agent;

(k)                                  The financing statements on form UCC-1, naming each of the Delaware Companies as a debtor and the Administrative Agent as secured party, each in the form attached hereto and marked as Exhibit “A” (collectively, the “Financing Statements”), to be filed with the Secretary of State (Uniform Commercial Code Section) (the “Division”); and

(1)                                  A Certificate of Good Standing for each of the Delaware Companies, each dated March 2, 2007, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Collateral Agreement. The Holding Co. Certificate of Incorporation and the Subsidiary Certificates of Incorporation are hereinafter referred to each, as a “Certificate of Incorporation” and collectively, as the “Certificates of Incorporation.” The Certificates of Incorporation and the LLC Certificates are hereinafter referred to collectively as the “Certificates.” The Credit Agreement and the Collateral Agreement are hereinafter referred to jointly as the “Transaction Documents.”

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (1) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (1) above) that is referred to

2

in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed (i) that each of the LLC Agreements constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, management and termination of, the relevant Delaware LLC, and that each of the LLC Agreements, the Certificates and the Delaware Corporations Bylaws are in full force and effect, have not been amended, and, except as may be contemplated by the M&A Transactions (as defined below), no amendments of such documents are pending or have been proposed, (ii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (iii) that at all times since its formation, WAPLA (as defined in Schedule E attached hereto) has had at least one member, (iv) that except for the M&A Transactions, there are no proceedings pending for (A) the merger, consolidation, conversion, dissolution, liquidation or termination of any of the Delaware Companies, or (B) any of the Delaware Companies’ transfer to or domestication in any other jurisdiction, (v) except to the extent provided in paragraphs 1 and 6 below, the due organization, formation or creation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, formation or creation, (vi) the legal capacity of natural persons who are signatories to the documents examined by us, (vii) except to the extent provided in paragraphs 2 and 7 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (viii) except to the extent provided in paragraphs 3 and 8 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (ix) that each of the documents examined by us constitutes a valid and binding obligation of the parties thereto, and is enforceable against the parties thereto, in accordance with its terms, (x) that all of the members of the board of directors of each of the Delaware Corporations meet any applicable qualifications contained in the Bylaws of such Delaware Corporation, (xi) that the restrictions on “business combinations” established in Section 203(a) of the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.) (the “DGCL”) are not applicable to the transactions contemplated by the Transaction Documents, (xii) that the execution, delivery and performance by each of the Delaware Corporations of each of the Transaction Documents to which it is a party is necessary and convenient to the conduct,

3

promotion or attainment of the business of each such Delaware Corporation, (xiii) that each of the Delaware Companies (other than the Excluded Entities (as defined in Schedule D attached hereto)) derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than the maintenance of a registered office and registered agent in the State of Delaware and the filing of documents with the Secretary of State) or employees in the State of Delaware, (xiv) that each of the Excluded Entities (other than QSP (as defined in Schedule D attached hereto)) has no assets or employees in the State of Delaware, and (xv) that there have been obtained such authorizations, consents, approvals and orders as are customarily required in the conduct of the business of each of the Delaware Companies. We have not participated in the preparation of any offering material relating to any of the Delaware Companies and assume no responsibility for the contents of any such material. In addition, we assume no responsibility for the filing of the Financing Statements (or any continuation statements or amendments with respect thereto) with the Division or any other governmental office or agency.

This opinion is limited to the laws of the State of Delaware (excluding the insurance, securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.                                       Each of the Delaware Corporations has been duly incorporated and is validly existing in good standing as a corporation under the DGCL.

2.                                       Each of the Delaware Corporations has all necessary corporate power and authority under the DGCL and under its respective Certificate of Incorporation and Bylaws to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party.

3.                                       The execution and delivery by each of the Delaware Corporations of the Transaction Documents to which it is a party, and the performance by each of the Delaware Corporations of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of each of the Delaware Corporations under the DGCL and under its respective Certificate of Incorporation and Bylaws.

4.                                       The execution, delivery and performance by each of the Delaware Corporations of the Transaction Documents to which it is a party do not violate (i) its respective Certificate of Incorporation or Bylaws, or (ii) the DGCL.

4

5.                                       No authorization, consent, approval or order of any Delaware court or any Delaware governmental or administrative body is required to be obtained by any of the Delaware Corporations solely as a result of the execution and delivery by any such Delaware Corporation of the Transaction Documents to which it is a party, or the performance by any such Delaware Corporation of its obligations thereunder.

6.                                       Each of the Delaware LLCs has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”).

7.                                       Each of the Delaware LLCs has all necessary limited liability company power and authority under the Act and under its respective LLC Agreement to execute and deliver, and to perform its obligations under, the Collateral Agreement.

8.                                       The execution and delivery by each of the Delaware LLCs of the Collateral Agreement, and the performance by each of the Delaware LLCs of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of each of the Delaware LLCs under the Act and under its respective LLC Agreement.

9.                                       The execution, delivery and performance by each of the Delaware LLCs of the Collateral Agreement do not violate (i) its respective LLC Agreement, or (ii) the Act.

10.                                 No authorization, consent, approval or order of any Delaware court or any Delaware governmental or administrative body is required to be obtained by any of the Delaware LLCs solely as a result of the execution and delivery by any such Delaware LLC of the Collateral Agreement, or the performance by any such Delaware LLC of its obligations thereunder.

11.                                 Each of the Financing Statements is in an appropriate form for filing with the Division.

12.                                 Insofar as Article 9 of the Uniform Commercial Code as in effect in the State of Delaware on the date hereof (the “Delaware UCC”) is applicable (without regard to conflict of laws principles), upon the filing of the Financing Statements with the Division, the Administrative Agent will have a perfected security interest in the Delaware Companies’ rights in that portion of the Collateral in which a security interest may be perfected by the filing of a UCC financing statement with the Division (the “Filing Collateral”) and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof.

The opinions expressed above are subject to the following additional assumptions, qualifications, limitations and exceptions:

A.                                   We have assumed that (i) each of the Delaware Companies has sufficient rights in the Collateral and has received sufficient value and consideration in connection with the

5

security interests granted under the Collateral Agreement for the security interests of the Administrative Agent to attach, and we express no opinion as to the nature or extent of any of the Delaware Companies’ rights in, or title to, any portion of the Collateral, and (ii) the Collateral Agreement reasonably identifies the Collateral. Accordingly, we have assumed that the security interests in the Filing Collateral and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof have been duly created and have attached. In addition, we have assumed that none of the Filing Collateral consists of a type of collateral described in Section 9-501(a)(1) of the Delaware UCC. Further, we have assumed that the Delaware Companies have authorized the filing of the Financing Statements with the Division.

B.                                     The opinions set forth in paragraphs 11 and 12 above are limited to Article 9 of the Delaware UCC, and therefore such opinions do not address (i) laws of jurisdictions other than the State of Delaware, and of the State of Delaware except for Article 9 of the Delaware UCC, (ii) collateral of a type not subject to Article 9 of the Delaware UCC, and (iii) what law governs perfection of the security interests granted in the collateral covered by this opinion.

C.                                     We note that further filings under the Delaware UCC may be necessary to preserve and maintain (to the extent established and perfected by the filing of the Financing Statements as described herein) the perfection of the security interests of the Administrative Agent in the Filing Collateral, including, without limitation, the following:

(i)                                appropriate continuation filings to be made within the period of six months prior to the expiration of five year anniversary dates from the date of the original filing of the Financing Statements;

(ii)                             filings required with respect to proceeds of collateral under Section 9-315(d) of the Delaware UCC;

(iii)                          filings required within four months of the change of name, identity or structure made by or with respect to any of the Delaware Companies, to the extent set forth in Sections 9-507 and 9-508 of the Delaware UCC;

(iv)                         filings required within four months of a change by any of the Delaware Companies of its location to another jurisdiction, to the extent set forth in Sections 9-301 and 9-316 of the Delaware UCC; and

(v)                            filings required within one year after the transfer of collateral to a person or entity that becomes a debtor and is located in another jurisdiction, to the extent set forth in Section 9-316 of the Delaware UCC.

D.                                    We do not express any opinion as to the perfection of any security interest in any portion of the Collateral in which a security interest cannot be perfected by the filing of a financing statement with the Division. In addition, no opinion is expressed herein concerning (i)

6

any collateral other than the Filing Collateral and the proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) thereof, (ii) any portion of the Filing Collateral that constitutes a “commercial tort claim” (as defined in Section 9-102(a)(13) of the Delaware UCC), (iii) any consumer transaction, or (iv) any security interest in goods covered by a certificate of title statute. Further, we do not express any opinion as to the perfection of any security interest in (i) Filing Collateral acquired by any of the Delaware Companies after the date hereof, or (ii) proceeds (as defined in Section 9-102(a)(64) of the Delaware UCC) of the Filing Collateral, except to the extent that such proceeds consist of cash proceeds (as defined in Section 9-102(a)(9) of the Delaware UCC) that are identifiable cash proceeds (as contemplated by Sections 9-315(b) and (d) of the Delaware UCC), subject, however, to the limitations of Section 9-315 of the Delaware UCC.

E.                                      We do not express any opinion as to the priority of any security interest.

F.                                      We call to your attention that under the Delaware UCC, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest.

G.                                     The opinion expressed in paragraph 12 above is subject to the effect of (i) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent conveyance and transfer and other similar laws relating to or affecting the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

H.                                    In rendering the opinions expressed in paragraphs 11 and 12 above, we have assumed that the word “Copy” imprinted on the UCC-1 cover page of each of the Financing Statements attached hereto as Exhibit “A” will be removed prior to the filing of the Financing Statements with the Division.

I.                                         We note that notwithstanding any covenants to the contrary contained in the Transaction Documents: (i) the stockholders of any of the Delaware Corporations may dissolve such Delaware Corporation under Section 275(c) of the DGCL upon the consent of all the stockholders entitled to vote thereon; (ii) a stockholder owning at least 90% of the outstanding shares of each class of stock of any of the Delaware Corporations entitled to vote thereon may effect a merger with such Delaware Corporation under Section 253 of the DGCL; and (iii) the stockholders of each of the Delaware Corporations may amend the Bylaws of such Delaware Corporation.

J.                                        We understand that (i) pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, among Holding Co. (formerly known as Doctor Acquisition Holding Co.), Acquisition Co. and Reader’s Digest, Acquisition Co. proposes to merge with and into Reader’s Digest; (ii) pursuant to the Agreement and Plan of Merger, dated as of January 23, 2007, WRC (as defined on Schedule D hereto) will be acquired by Holding Co.; (iii) pursuant to

7

the Stock Acquisition Agreement, dated January 23, 2007, Direct Holdings U.S. (as defined on Schedule D hereto) will be acquired by Holding Co.; and (iv) Holding Co. will take additional actions that will ultimately result in WRC, Direct Holdings U.S. and their respective subsidiaries becoming direct or indirect subsidiaries of Reader’s Digest (collectively, the “M&A Transactions”), such M&A Transactions being effective on or about the date hereof but after the delivery of this opinion. Accordingly, the opinions expressed above are rendered prior to the effective time of the M&A Transactions.

We understand that you will rely as to matters of Delaware law upon this opinion in connection with the transactions contemplated by the Transaction Documents. In addition, your successors and assigns may rely as to matters of Delaware law upon this opinion in connection with the matters set forth herein, subject to the understanding that the opinions rendered herein are given on the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect. In connection with the foregoing, we hereby consent to your and your successors’ and assigns’ relying as to matters of Delaware law upon this opinion. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

8

EXHIBIT H-3

[FORM OF]

[THE READER’S DIGEST ASSOCIATION, INC.]

CLIFFORD H.R. DUPREE Vice President, Corporate Secretary and Associate General Counsel	TELEPHONE: (914) 244-5622 FAX: (914) 244-5007 clifford_dupree@rd.com

March 2, 2007

To	The Lenders and the Agents referred to below
c/o JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

I am Associate General Counsel of The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), and have acted as counsel to the entities listed on Schedule 1 attached hereto (each, a “Loan Party” and collectively, the “Loan Parties”) in connection with the preparation, execution and delivery of (i) the Credit Agreement dated as of the date hereof (the “Credit Agreement”), among RDA Holding Co., a Delaware corporation (“Holdings”), Doctor Acquisition Co., a Delaware corporation (the “Borrower”), Reader’s Digest, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents for the Lenders (the “Co-Syndication Agents”), and The Royal Bank of Scotland plc, as documentation agent for the Lenders (the “Documentation Agent” and, together with the Administrative Agent and the Co-Syndication Agents, the “Agents”), (ii) the Guarantee and Collateral Agreement dated as of the date hereof (the “Guarantee and Collateral Agreement”), made by Holdings, the Borrower, Reader’s Digest and the other Loan Parties in favor of the Administrative Agent, (iii) the Perfection Certificate dated as of the date hereof, (vii) the Mortgages identified on Schedule 2 attached hereto (the “Mortgages”), (viii) the [foreign security documents] (the “Foreign Security Agreement”) and (viii) the other Loan Documents executed in connection with the above documents. Unless otherwise indicated, capitalized terms used and not defined in this opinion are used herein as defined in the Credit Agreement. This opinion is being rendered to you at the request of the Loan Parties and pursuant to Section 4.01(a)(v)(z) of the Credit Agreement.

For the purposes of this opinion, I have reviewed the following documents:

(a)                                       the Credit Agreement;

(b)                                      the Guarantee and Collateral Agreement;

(c)                                       the Perfection Certificate;

(d)                                      the Mortgages;

(e)                                       the Foreign Security Agreement; and

(f)                                         such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

The documents listed in clauses (a) - (e) above are referred to herein collectively as the “Loan Documents”. The document listed in clause (b) above are referred to herein collectively as the “Collateral Document”.

I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of the opinions expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies and the legal capacity of all individuals executing such documents. As to questions of fact material to this opinion, which I did not independently establish or verify, I have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of the Loan Parties and on the representations and warranties of each Loan Party contained in the Loan Documents. In addition, I have obtained and relied upon such certificates and assurances from public officials, as I have deemed necessary.

I have also assumed the valid authorization, execution, and delivery of each of the Loan Documents by each party thereto, and I have assumed that each such party has been duly organized and is validly existing and in good standing under its jurisdiction of organization, and that each such party has the legal capacity, power and authority to perform its obligations thereunder, and that each Loan Document constitutes the valid and binding obligation of all parties party thereto, enforceable against them in accordance with its terms.

I am a member of the Bar of the State of New York, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the comments and qualifications set forth below, it is my opinion that:

1.             The execution, delivery and performance of each of the Loan Documents by the Loan Parties party thereto, the borrowings by Reader’s Digest under the Credit Agreement and the grant of the security interests in the Collateral by any Loan Party under the Collateral Document, (a) will not (i) materially be in conflict with, contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a material default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption

2

of any obligation under any provisions of any order binding upon any Loan Party of any Governmental Authority of the State of New York, the State of Delaware or, to my knowledge, any other state, or the United States of America or any material agreement, note, deed of trust, license, franchise, permit, agreement, contract, indenture, mortgage, lease, or other instrument (a “Material Agreement”) to which any Loan Party is a party or by which it or any of its property is or may be bound or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any of the Loan Parties pursuant to any such Material Agreement (other than any Lien created under the Loan Documents).

2.             To the best of my knowledge, there is no action, litigation, proceeding, or governmental investigation pending or threatened by or against any Loan Party or against any of its properties or revenues which questions the validity of any Loan Document or any action taken or to be taken pursuant to any Loan Document.

The opinions expressed above are subject to the following qualifications and comments:

(A)                         In connection with the foregoing, I point out that certain of the Material Agreements are or may be governed by laws other than the laws of the State of New York. For purposes of the opinion expressed in paragraph 1 above with respect to Material Agreements, my opinion is based solely upon my understanding, or the understanding of lawyers working under my supervision, of the plain language of such Material Agreements, and I do not express any opinion as to the validity, binding nature or enforceability of any such Material Agreement, and I do not assume any responsibility with respect to the effect on my opinion of any interpretation thereof which may be inconsistent with such understanding. My opinion also does not extend to compliance by any Loan Party with any financial ratio or limitation in any Material Agreement expressed as a dollar amount (or an amount expressed in another currency).

(B)                           Except as expressly covered in this opinion, I am not expressing any opinion as to the effect of compliance by any Secured Party with any state or federal laws or regulations applicable to the transactions because of the nature of any of its businesses.

This opinion is being furnished only to you and is solely for the benefit of the addressees. In addition, I hereby consent to reliance on this opinion by a permitted assign of a Lender’s interest in the Credit Agreement, provided that such permitted assign becomes a Lender on or prior to the 30th day after the date of this opinion. I am opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such

3

permitted assigns and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on my part to update this opinion. This opinion may not to be used, circulated, quoted, relied upon, or otherwise referred to by any other person or for any other purpose without my prior written consent.

Very truly yours,

4

EXHIBIT H-4

[FORM OF WRC MEDIA]

Karen E. Andrews

March 2, 2007

To	The Lenders and the Agents referred to below
c/o JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

I am General Counsel of WRC Media Inc., a Delaware corporation (“WRC Media”). I have been asked to give certain opinions regarding the entities listed on Schedule 1 attached hereto (each, a “Loan Party” and collectively, the “Loan Parties”) in connection with the preparation, execution and delivery of (1) the Credit Agreement dated as of the date hereof (the “Credit Agreement”), among RDA Holding Co., a Delaware corporation (“Holdings”), Doctor Acquisition Co., a Delaware corporation (“Acquisition Co”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents for the Lenders (the “Co-Syndication Agents”), and The Royal Bank of Scotland plc, as documentation agent for the Lenders (the “Documentation Agent” and, together with the Administrative Agent and the Co- Syndication Agents, the “Agents”), (ii) the Guarantee and Collateral Agreement dated as of the date hereof (the “Guarantee and Collateral Agreement”), made by Holdings, Acquisition Co, Reader’s Digest and the other Loan Parties in favor of the Administrative Agent, and (iii) the other Loan Documents executed in connection with the above documents. Unless otherwise indicated, capitalized terms used and not defined in this opinion are used herein as defined in the Credit Agreement. This opinion is being rendered to you at the request of the Loan Parties and pursuant to Section 4.01(a)(v)(y) of the Credit Agreement.

For the purposes of this opinion, I have reviewed the following documents:

(a)                 the Credit Agreement;

(b)                the Guarantee and Collateral Agreement; and

(c)                 such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

The documents listed in clauses (a) - (b) above are referred to herein collectively as the “Loan Documents”. The document listed in clause (b) above are referred to herein collectively as the “Collateral Document”.

I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of the opinions expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies and the legal capacity of all individuals executing such documents. As to questions of fact material to this opinion, which I did not independently establish or verify, I have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of the Loan Parties and on the representations and warranties of each Loan Party contained in the Loan Documents. In addition, I have obtained and relied upon such certificates and assurances from public officials, as I have deemed necessary.

I have also assumed the valid authorization, execution, and delivery of each of the Loan Documents by each party thereto and I have assumed that each such party has been duly organized and is validly existing and in good standing under its jurisdiction of organization, and that each such party has the legal capacity, power and authority to perform its obligations thereunder, and that each Loan Document constitutes the valid and binding obligation of all parties party thereto, enforceable against them in accordance with its terms.

I am a member of the Bar of the State of New York, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the comments and qualifications set forth below, it is my opinion that:

2

1.                                 The execution, delivery and performance of each of the Loan Documents by the Loan Parties party thereto and the grant of the security interests in the Collateral by any Loan Party under the Collateral Document, (a) will not (i) materially be in conflict with, contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any provisions of any order binding upon any Loan Party of any Governmental Authority of the State of New York or, to my knowledge, any other state, or the United States of America or any material agreement, note, deed of trust, license, franchise, permit, agreement, contract, indenture, mortgage, lease, or other instrument (a “Material Agreement”) to which any Loan Party is a party or by which it or any of its property is or may be bound or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any of the Loan Parties pursuant to any such Material Agreement (other than any Lien created under the Loan Documents).

2.                                 To the best of my knowledge, there is no action, litigation, proceeding, or governmental investigation pending or threatened by or against any Loan Party or against any of its properties or revenues which questions the validity of any Loan Document or any action taken or to be taken pursuant to any Loan Document.

The opinions expressed above are subject to the following qualifications and comments:

(A)                             In connection with the foregoing, I point out that certain of the Material Agreements are or may be governed by laws other than the laws of the State of New York. For purposes of the opinion expressed in paragraph 1 above with respect to Material Agreements, my opinion is based solely upon my understanding, or the understanding of lawyers working under my supervision, of the plain language of such Material Agreements, and I do not express any opinion as to the validity, binding nature or enforceability of any such Material Agreement, and I do not assume any responsibility with respect to the effect on my opinion of any interpretation thereof which may be inconsistent with such understanding. My opinion also does not extend to compliance by any Loan Party with any financial ratio or limitation in any Material Agreement expressed as a dollar amount (or an amount expressed in another currency).

(B)                               Except as expressly covered in this opinion, I am not expressing any opinion as to the effect of compliance by any Secured Party with any state or federal laws or regulations applicable to the transactions because of the nature of any of its businesses.

3

(C)                               I note that certain leases of the Loan Parties purport to restrict assignment by, or pledge of a security interest in the rights thereunder of, a Loan Party without the consent of the other parties thereto and I express no view in paragraph 1 above as to the granting of security interests in the rights of Loan Parties under such leases or the exercise of the rights or remedies of the Administraive Agent under the Collateral Documents with respect to such leases.

This opinion is being furnished only to you and is solely for the benefit of the addressees. In addition, I hereby consent to reliance on this opinion by a permitted assign of a Lender’s interest in the Credit Agreement, provided that such permitted assign becomes a Lender on or prior to the 30th day after the date of this opinion. I am opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assigns and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on my part to update this opinion. This opinion may not to be used, circulated, quoted, relied upon, or otherwise referred to by any other person or for any other purpose without my prior written consent.

Very truly yours,

4

EXHIBIT H-5

[FORM OF]

DIRECT HOLDINGS U.S. CORP.
8280 WILLOW OAKS CORPORATE DRIVE
FAIRFAX, VA 22031

March 2, 2007

To	The Lenders and the Agents referred to below
c/o JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

I am General Counsel of Direct Holdings U.S. Corp., a Delaware corporation (“DHUS”), and have been asked to give certain opinions regarding the entities listed on Schedule 1 attached hereto (each, a “Loan Party” and collectively, the “Loan Parties”) in connection with the execution and delivery of (i) the Credit Agreement dated as of the date hereof (the “Credit Agreement”), among RDA Holding Co., a Delaware corporation (“Holdings”), Doctor Acquisition Co., a Delaware corporation (“Acquisition Co”), The Reader’s Digest Association, Inc., a Delaware corporation (“Reader’s Digest”), the Overseas Borrowers party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), Citicorp North America, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-syndication agents for the Lenders (the “Co-Syndication Agents”), and The Royal Bank of Scotland plc, as documentation agent for the Lenders (the “Documentation Agent” and, together with the Administrative Agent and the Co-Syndication Agents, the “Agents”), (ii) the Guarantee and Collateral Agreement dated as of the date hereof (the “Guarantee and Collateral Agreement”), made by Holdings, Acquisition Co, Reader’s Digest and the other Loan Parties in favor of the Administrative Agent, and (iii) the other Loan Documents executed in connection with the above documents. Unless otherwise indicated, capitalized terms used and not defined in this opinion are used herein as defined in the Credit Agreement. This opinion is being rendered to you at the request of the Loan Parties and pursuant to Section 4.01(a)(v)(z) of the Credit Agreement.

For the purposes of this opinion, I have reviewed the following documents:

(a)                  the Credit Agreement;

(b)                 the Guarantee and Collateral Agreement; and

(c)                  such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

The documents listed in clauses (a) - (b) above are referred to herein collectively as the “Loan Documents”. The document listed in clause (b) above is referred to herein as the “Collateral Document”.

I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of the opinions expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies and the legal capacity of all individuals executing such documents. As to questions of fact material to this opinion, which I did not independently establish or verify, I have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of the Loan Parties and on the representations and warranties of each Loan Party contained in the Loan Documents. In addition, I have obtained and relied upon such certificates and assurances from public officials, as I have deemed necessary.

I have also assumed the valid authorization, execution, and delivery of each of the Loan Documents by each party thereto and I have assumed that each such party has been duly organized and is validly existing and in good standing under its jurisdiction of organization, and that each such party has the legal capacity, power and authority to perform its obligations thereunder, and that each Loan Document constitutes the valid and binding obligation of all parties party thereto, enforceable against them in accordance with its terms.

I am a member of the Bar of the Commonwealth of Virginia, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the Commonwealth of Virginia and the laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the comments and qualifications set forth below, it is my opinion that:

1.                                 The execution, delivery and performance of each of the Loan Documents by the Loan Parties party thereto and the grant of the security interests in the Collateral by any Loan Party under the Collateral Document, (a) will not (i) materially be in conflict with, contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any provisions of any order binding upon any Loan Party of any Governmental Authority of the Commonwealth of Virginia or, to my knowledge, any other state, or the United States of America or any material agreement, note, deed of trust, license, franchise, permit, agreement, contract, indenture, mortgage, lease, or other instrument (a “Material Agreement”) to which any Loan Party is a party or by which it or any of its property is or may be bound or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now

2

owned or hereafter acquired by any of the Loan Parties pursuant to any such Material Agreement (other than any Lien created under the Loan Documents).

2.                                 To the best of my knowledge, there is no action, litigation, proceeding, or governmental investigation pending or threatened by or against any Loan Party or against any of its properties or revenues which questions the validity of any Loan Document or any action taken or to be taken pursuant to any Loan Document.

The opinions expressed above are subject to the following qualifications and comments:

(A)                             In connection with the foregoing, I point out that certain of the Material Agreements are or may be governed by laws other than the laws of the Commonwealth of Virginia. For purposes of the opinion expressed in paragraph 1 above with respect to Material Agreements, my opinion is based solely upon my understanding, or the understanding of lawyers working under my supervision, of the plain language of such Material Agreements, and I do not express any opinion as to the validity, binding nature or enforceability of any such Material Agreement, and I do not assume any responsibility with respect to the effect on my opinion of any interpretation thereof which may be inconsistent with such understanding. My opinion also does not extend to compliance by any Loan Party with any financial ratio or limitation in any Material Agreement expressed as a dollar amount (or an amount expressed in another currency).

(B)                              Except as expressly covered in this opinion, I am not expressing any opinion as to the effect of compliance by any Secured Party with any state or federal laws or regulations applicable to the transactions because of the nature of any of its businesses.

(C)                              I note that certain leases of the Loan Parties purport to restrict assignment by, or pledge of a security interest in the rights thereunder of, a Loan Party without the consent of the other parties thereto and I express no view in paragraph 1 above as to the granting of security interests in the rights of Loan Parties under such leases or the exercise of the rights or remedies of the Administrative Agent under the Collateral Document with respect to such leases.

This opinion is being furnished only to you and is solely for the benefit of the addressees. In addition, I hereby consent to reliance on this opinion by a permitted assign of a Lender’s interest in the Credit Agreement, provided that such permitted assign becomes a Lender on or prior to the 30th day after the date of this opinion. I am opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assigns and they are permitted to rely on

3

this opinion, the rights to do so do not imply any obligation on my part to update this opinion. This opinion may not to be used, circulated, quoted, relied upon, or otherwise referred to by any other person or for any other purpose without my prior written consent.

Very truly yours,

4

Exhibit I

Application for	Commercial
Letter of Credit

This application and the Letter of Credit issued hereunder are subject to and governed by the CONTINUING AGREEMENT FOR COMMERCIAL & STANDBY LETTERS OF CREDIT executed by the undersigned in favor of JPMorgan Chase Bank, N.A. on                        (the “Agreement”).

When transmitting this application by facsimile all pages must be transmitted.

To: JPMorgan Chase Bank, N.A. and/or its subsidiaries and/or affiliates.  Date:

I. Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE DOCUMENTARY COMMERCIAL Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:

☐ Teletransmission	☐ Courier	☐ Air Mail (Domestic addresses only)

If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address):	☐	Credit is transferable. (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a Transferring Bank.)

		Partial Shipment		Transhipment
[Signature lines are on last page].	☐	Not Allowed (if blank, allowed)	☐	Not Allowed (if blank, allowed)

Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Shipment:

Shipment from:

For Transportation to:

Latest Shipment Date:

Credit available:
Advising Bank-Optional (If blank, issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):	☐	At sight.

	☐	By deferred payment at:

	☐	By acceptance of drafts at:

	☐	Discount Charges, if any, for the account of the
(specify only if credit is available by acceptance)

		☐ Beneficiary	☐ Applicant
Beneficiary (Full name and address):	Against the documents detailed herein and Beneficiary’s draft(s) drawn on Issuer or Issuer’s branch or affiliate or correspondent (at Issuer’s option) for 100% or % of the invoice value.

Amount (In Figures):	Insurance:
	☐	Insurance effected by us. We agree to keep insurance in force until this transaction is complete (no document required if checked).
Amount (In words):
If above is not checked, the following documents are required:

Indicate plus or minus percentage if applicable	☐	Negotiable Insurance Policy or Certificate covering the following risks:

☐ Plus ☐ Minus %	☐	All Risks ☐ War ☐ SR&CC ☐ Other Risks (specify)

Expiry Date:

Place of Expiry Unless the undersigned or Issuer nominates a bank which is authorized to pay, to accept, to incur a deferred payment undertaking, or to negotiate, the Credit will be freely negotiable. Issuer may nominate such a bank in its sole discretion or stipulate that the Credit is available with Issuer only.

If the Credit is freely negotiable, it will be considered to be freely negotiable by any bank anywhere. (Issuer in its sole

☐ ☐

Indicate if a full set is required.

Insurance coverage for        % (Unless otherwise specified the minimum amount of insurance must be for 100% of the CIF or CIP value plus 10%. If the CIF or CIP value cannot be determined from the documents on their face, insurance must be for a minimum amount of 110% of the drawing amount or 110% of the gross invoice amount, whichever is greater.)

Rev. 04/07/2005

1

Exhibit J

Application for
Standby Letter of Credit

This application and the Letter of Credit issued hereunder are subject to and governed by the CONTINUING AGREEMENT FOR COMMERCIAL & STANDBY LETTERS OF CREDIT executed by the undersigned in favor of JPMorgan Chase Bank, N.A. on                          (the “Agreement”).

When Transmitting this application by facsimile all pages must be transmitted.

To: JPMorgan Chase Bank, N.A. and/or its subsidiaries and/or affiliates.           Date:

I. Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE STANDBY Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:

☐ Teletransmission	☐ Courier	☐ Air Mail (Domestic addresses only)

If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address- jointly and severally if more than one, individually and collectively, “Applicant/Obligor”):	Beneficiary (Full name and address):

[Signature lines are on last page].

Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Advising Bank-Optional (If blank, Issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):

Amount: Up to an aggregate amount of If not USD, indicate currency	Expiry Date: Demands/claims must be presented to the counters of the Issuing bank not later than

Complete only if Automatic Extension of the expiry date is required.

Credit to contain Automatic Extension clause with extension period of ☐ one year/☐ other                                                 (please specify).

No less than                                        calendar days non-extension notice to the beneficiary.

Automatic Extension final expiration date:                                                                             (the date after which the Credit will no longer be subject to Automatic Extension).

AVAILABLE BY (indicate A, B or C)

☐

A.   Beneficiary’s dated statement referencing JPMorgan Chase Bank, N.A. Letter of Credit Number indicating amount of demand/claim and purportedly signed by an authorized person reading as follows (Please state within the quotation marks the wording to appear on the statement to be presented):

“ (insert appropriate reason for drawing)

Rev. 04/27/2006

1

Exhibit K

JPMorgan Chase Bank, N.A.

March 2, 2007

CONTINUING AGREEMENT FOR
COMMERCIAL & STANDBY LETTERS OF CREDIT BETWEEN

THE READER’S DIGEST ASSOCIATION, INC.

AND

JPMORGAN CHASE BANK, N.A.

To induce JPMorgan Chase Bank, N.A. and/or any of its domestic or foreign subsidiaries or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue for the account of the Applicant or for the account of the Account Party named in the Application, one or more standby or commercial letters of credit or other independent undertakings, from time to time at the request of the undersigned (individually and collectively, “Applicant”; jointly and severally, if more than one), Applicant agrees as to each letter of credit or undertaking (together with any replacements, extensions or modifications, a “Credit”, collectively, “Credits”) as follows.

All Credits issued pursuant to this Continuing Agreement (the “Agreement”) are issued under and pursuant to the terms, provisions and covenants of the Credit Agreement (as amended, extended, restated or otherwise modified from time to time, the “Credit Agreement”) dated as of March 2, 2007 among Doctor Acquisition Co., RDA Holding Co., The Reader’s Digest Association, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein and not otherwise defined have the meaning assigned to them in the Credit Agreement. Unless otherwise indicated herein, all references made herein to Sections shall be construed to refer to Sections of the Credit Agreement.

The provisions relating to letters of credit set forth in the Credit Agreement, including without limitation, rights and remedies of the Bank as issuing bank and lender shall apply to the Credit(s) and will be secured by Collateral (if any), described in the Credit Agreement and other loan documents as such terms are defined in the Credit Agreement. Notwithstanding anything herein or in the applications referenced below, in the event of any conflict between (a) the terms of this Agreement, any application for a commercial letter of credit or any application for a standby letter of credit and (b) the terms of the Credit Agreement, the terms of the Credit Agreement shall govern. In no event shall any such application or this Agreement impose any additional obligations or liabilities on any Loan Party, except as set forth in Section 9 below.

1.     Definitions: The following terms shall have the meanings set forth below:

“Application” means each request to issue a Credit.

“Good Faith” means honesty in fact in the conduct of the transaction concerned.

“Instructions” means inquiries, communications and instructions (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding a Credit; each Application and this Agreement are each referred to herein as “Instructions” (and the term “Application” is subsumed within the term “Instruction”).

“ISP” means International Standby Practices 1998 (International Chamber of Commerce Publication No.590) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.

“LOI’s” means steamship guarantees, releases or letters of indemnity in favor of a carrier issued by Bank upon Instruction of Applicant.

“Obligations” means all obligations and liabilities of Applicant to Bank in respect of any and all Credits and LOI’s issued hereunder (if any) and under this Agreement, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.

“Property” means all property of any kind whatsoever (now existing or hereafter acquired) including, without limitation, any and all right, title and interest of Applicant in any goods, equipment, inventory, money, documents, letters of credit, warehouse receipts, instruments, securities, security entitlements, financial assets, investment property, precious and base metals, chattel paper, electronic chattel paper, accounts, commercial tort claims, deposit accounts, general intangibles (including any claims for breach of contract, breach of warranty claims and any insurance policies and proceeds), letter of credit rights, choses in action and the proceeds of any and all thereof (including any and all of the aforesaid referred to in any Credit or the drawing documents relating thereto).

“Released Merchandise” means all Property referred to in or relating to the applicable Credit, released (including pursuant to a forwarders cargo receipt or by any other means whatsoever) or consigned to Applicant or any Person designated by Applicant in connection with such Credit or a LOI.

“Standard Letter of Credit Practice” means, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city and (ii) required or permitted under the UCP or the ISP, as chosen in the applicable Credit.

“UCP” means Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No.500 and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.

“UN Convention” means the United Nations Convention on Independent Guarantees and Standby Letters of Credit.

2.     Applications/Instructions. Each Application shall be irrevocable once the relevant Credit is issued, amended, extended, modified or renewed per the relevant Application and shall be in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Bank’s records of the content of any Instruction shall be conclusive absent manifest error. Bank may transmit a Credit and any amendment thereto by S.W.I.F.T. message and thereby bind Applicant directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating Applicant or Bank to pay charges. Terms regarding LOI’s are set forth on Annex I.

3.     Amendment; Waiver. Bank shall not be deemed to have amended or modified any term hereof, or waived any of its rights unless Bank consents in writing to such amendment, modification or waiver. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to such waiver, nor as to any continuance of a breach after such waiver. Bank’s consent to any amendment, waiver, or modification does not mean that Bank shall consent or has consented to any other or subsequent Instruction to amend, modify, or waive a term of this Agreement or any Credit.

4.     Indemnification; Limitation of Liability.

a)     Without limiting any other provisions of this Agreement or the Credit Agreement, Bank and each other Indemnitee (as defined in the Credit Agreement), shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant and Applicant’s obligation to reimburse the Bank under the Credit Agreement shall not be impaired by: (i) honor of a presentation under any Credit which on its face substantially complies with the terms of such Credit; (ii) honor of a presentation of any drawing documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the drawing documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit; (iv) the identity or authority of any presenter or signer of any drawing document or the form, accuracy, genuineness, or legal effect of any presentation under any Credit or of any drawing documents; (v) disregard of any non-documentary conditions stated in any Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (xiii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (x) any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the UCP or ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any drawing document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; (xiii) dishonor of any presentation upon or during any Event of Default or for which Applicant is unable or unwilling to reimburse or indemnify Bank (provided that Applicant acknowledges that if Bank shall later be required to honor the presentation, Applicant shall be liable therefor in accordance with Section 2.03 (e) of the Credit Agreement); or acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be; provided that the foregoing shall not excuse the Bank from liability to the Applicant to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Applicant to the extent permitted by applicable Law) suffered by the Applicant that are caused by the Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Credit comply with the terms thereof.

b)     Without limiting Section 10.05 of the Credit Agreement, such Section 10.05 shall apply to the Bank and each related Indemnitee notwithstanding the occurrence of any of the events specified in clause (a) of this Section 4 subject to the proviso set forth in such Section 10.05.

c)     If a Credit is to be governed by a law other than that of the State of New York, Bank shall not be liable for any costs resulting from any act or omission by Bank in accord with the UCP or the ISP, as applicable, and Applicant shall indemnify Bank for all such costs.

5.     Compliance with Laws. Applicant will comply with all Laws (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to each Credit, the transactions underlying such Credit or Applicant’s execution, delivery and performance of this Agreement, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.     Representations and Warranties. Applicant hereby represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Applicant enforceable against it in accordance with its terms (except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, regardless of whether considered in a proceeding in equity or at law) and makes each of the representations and warranties set forth in the Credit Agreement as of the date of this Agreement (and with each request for the issuance of a Credit represents and warrants the same as of the date of such issuance); provided that, on the Closing Date, only the Specified Representations shall be made as to the Applicant and its Subsidiaries, and the Specified Representations shall be made by Acquisition Co only).

7.     Assertion of Rights. To the extent Bank honors a presentation for which Bank remains unpaid, Bank may assert rights of Applicant and Applicant shall cooperate with Bank in its assertion of Applicant’s rights, if any, against the beneficiary, the beneficiary’s rights against Applicant and any other rights that Bank may have by subordination, subrogation, reimbursement, indemnity or assignment.

8.     Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Credit or the Application which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission. If it is a condition of the Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation, Applicant hereby agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if the documents fail to arrive, or if, upon the arrival of the documents, Bank should determine that the documents do not comply with the terms and conditions of the Credit.

9.     COMMERCIAL CREDITS

Acceptance of Drawing Documents; No Waiver. Subject to the proviso in Section 4(a), Applicant’s acceptance or retention of a drawing document presented under or in connection with any Credit (whether or not the document is genuine) or of any Released Merchandise shall ratify Bank’s honor of the presentation and preclude Applicant from raising a defense, set-off or claim with respect to Bank’s honor of such Credit. Bank shall not be required to seek any waiver of discrepancies from Applicant or to grant any waiver of discrepancies which Applicant approves or requests.

Possession of Drawing Documents. If Bank shall agree to honor (accept) drawing documents under a Credit on a time draft or deferred payment basis, Applicant shall not take possession of the drawing documents or the underlying Property except for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with such Property in a manner preliminary to its sale or exchange. An Instruction to release any such drawing document or Property shall be deemed a representation by Applicant to Bank that Applicant seeks such release for one of said purposes. In each such case, Applicant immediately shall apply the sale proceeds of such Property to the Obligations relating to the applicable Credit.

Absence of Written Instructions. In the absence of written instructions to the contrary, the Applicant agrees that (a) if the Credit authorizes drawings and/or shipments in installments and any installment is not drawn and/or shipped within the period allowed for that installment but the Applicant waives such discrepancy, the Bank is authorized to honor any subsequent installments so long as documents for such installments are presented within the period allowed for such installments; and (b) each negotiation Credit shall expire at the counters of the nominated person even if notice of the presentation or any documents contained in the presentation is not received by the Bank until after the expiry date of the Credit or any installment thereof.

Release of Documents or Claiming of Goods from the Carrier. In the event Bank, upon Applicant’s request, agrees to deliver to Applicant, a customs broker or any other person designated by the Applicant, any of the documents of title relating to the Credit, prior to having received payment in full of all the Obligations, Applicant agrees to obtain possession of any goods represented by such documents within twenty-one days after the date of delivery of such documents, and if Applicant fails to do so, Applicant agrees to return such documents or to have them returned to Bank prior to the expiration of the twenty-one day period. Applicant further agrees to execute and deliver to Bank receipts for such documents and the goods represented thereby identifying and describing such documents and goods. If Applicant claims from the carrier any goods identified in the shipping documents required under the Credit, (by virtue of a steamship release, air release, letter of indemnity or any other means), with or without the assistance of Bank, and such goods have been released to Applicant or a customs broker or agent acting on Applicant’s behalf, the Applicant hereby authorizes Bank to immediately, and without further inquiry and consideration, debit any account of Applicant in an amount equal to the fair market value of such goods, that have been released, together with any reasonable out-of-pocket charges or expenses owing to the Bank.

10.  Waiver of Defense; Joint and Several Liability. Applicant waives any defense whatsoever which might constitute a defense available to, or discharge of, a surety or a guarantor. If more than one Person signs this Agreement or an Application hereunder, each of them shall be jointly and severally liable hereunder and thereunder and all the terms and provisions regarding liabilities, obligations and Property of such Persons shall apply to any liabilities, obligations and Property of any and all of them.

11.  Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by Applicant except upon (i) thirty (30) days’ prior written notice of such termination by Applicant to Bank at the address of Bank set forth on the most recent Credit issued hereunder, (ii) payment of all Obligations and (iii) the expiration or cancellation of all Credits issued hereunder. Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, the Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.

12.  Commencement of Action. Any action or proceeding in respect of any matter arising under or in connection with Credits, the Applications or this Agreement may be brought by Applicant against the Bank within the time period specified in Section 5-115 of the Uniform Commercial Code.

13.  Jurisdiction; Waiver of Jury Trial; Applicable Law. Applicant agrees to be bound by the provisions in the Credit Agreement relating to jurisdiction, venue, and waiver of jury trial and that such provisions shall also apply to this Agreement. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

14.  No Third Party Benefits; Successor; Integration; Delivery by Facsimile; Notices. This Agreement shall be binding upon and inure to the benefit of Bank and Applicant and their respective successors and permitted assigns. This Agreement shall not confer any right or benefit upon any Person other than the parties to this Agreement, the Indemnified Persons and their respective successors and permitted assigns. Applicant may not assign this Agreement without the prior written consent of Bank. This Agreement may be signed and delivered by facsimile transmission. Notices to Bank shall be sent to the address of Bank as set forth on the Credit and shall be delivered by hand, overnight courier or certified mail, return receipt requested. Notices to Applicant shall be sent to the address set forth below the signature line hereto. THIS AGREEMENT AND THE CREDIT AGREEMENT CONSTITUTE THE ENTIRE CONTRACT AND FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

(Applicant/Obligor)

(Authorized Signature/Title)

(Phone)

(Fax)

(Date)

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY NAMED AS ACCOUNT PARTY

To: THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Agreement and the Credit, and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of the Applicant thereunder as if we were a party thereto. The Applicant is authorized to assign or transfer to you all or any part of any security held by the Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized Signature/Title)

(Phone)

(Fax)

(Date)

Appendix A

To the Continuing Agreement for Commercial & Standby Letters of Credit
(To be completed by Account Party/Applicant/Correspondent Bank)

This Appendix will remain in effect until further notice in writing is received by the JPMorgan Chase Bank, N.A. from the Account Party/Applicant/Correspondent Bank. Changes to this Appendix require a new Appendix A to be executed and delivered to JPMorgan Chase Bank, N A.

A)     In the event JPMorgan Chase Bank, N.A. issues or amends a Commercial or a Standby Letter of Credit (“Credit”), any one of the following individual(s) shall be authorized to sign on the behalf of:

(Print Name of Account Party/Applicant/Correspondent Bank)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

B)       In regards to any “Credit”, JPMorgan Chase Bank, N.A. may accept and rely on instructions including without limitation, (a) waiving of discrepancies, (b) mailings/returning shipping documents, (c) changing Credit terms and conditions prior to issuance, and amendments to Credits which do not extend, increase or change the tenor of the draft(s) transmitted by the following authorized representatives of:

(Print Name of Account Party/Applicant/Correspondent Bank)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

C)       Signature Verification (To be completed by “Bank”):

The above individual(s) is/are authorized to execute and sign applications, amendments and instructions on behalf of the Account Party/Applicant/Correspondent Bank.

(Print Relationship Manager “RM” Name)	(“RM” Title)	(“RM” Authorized Signature)	(Date)

ANNEX I TO AGREEMENT FOR COMMERCIAL LETTERS OF CREDIT ISSUED BY
JPMORGAN CHASE BANK, N.A.

If Bank issues a LOI or endorses a bill of lading at the Instruction of Applicant or otherwise pursuant hereto, Applicant agrees as follows:

Except as otherwise set forth in this Annex I or expressly set forth elsewhere in this Agreement, LOI’s shall be deemed issued by Bank subject to the same terms and conditions set forth herein for Credits, including, without limitation, payment obligations, indemnification provisions and limitations of liability benefiting Bank and other Indemnified Persons. Applicant shall be liable for payments made under any LOI on demand and otherwise subject to paragraph 2. Bank shall have the right in its sole discretion and without notice to or approval of Applicant, to pay, settle or adjust any claim or demand made against or upon Bank in connection therewith without inquiry or determination, on Bank’s part, of the circumstances, merits or validity of any claim or demand. Applicant shall take whatever steps are necessary to obtain the shipping documents concerning the Released Merchandise. Upon Applicant’s receipt of such shipping documents, Applicant shall deliver them to the carrier, duly endorsed by all parties whose endorsement is required by the carrier, and obtain from the carrier and deliver to Bank, the LOI and a release of Bank’s liability to the carrier. Bank may make payments against any drawing under the Credit related to an LOI, whether or not the drawing shall comply with the terms and conditions of such Credit, without any liability whatsoever to Bank. Applicant expressly acknowledges that Applicant may be required to reimburse Bank for payments made by Bank under both the LOI and such Credit with respect to the same Released Merchandise. Applicant shall account by delivering to Bank, immediately upon the receipt thereof by Applicant, the proceeds of the sale of the Released Merchandise or the documents related thereto in whatever form received (with Applicant’s endorsement where necessary) to be applied by Bank to the payment of any drawing under the Credit. If any proceeds shall be notes, accounts, acceptances, or in any form other than cash, they shall not be applied by Bank until paid in cash. Bank shall have the option at any time to sell or discount these items and so apply the net proceeds, conditionally upon final payment of these items. Applicant shall pay all charges in connection with the Released Merchandise and shall at all times hold it separate and apart from the Property of Applicant and shall definitively show such separation in all its records and entries. Applicant shall at all times keep the Released Merchandise fully insured at Applicant’s expense in favor of, and to the satisfaction of, Bank against loss by fire, theft, and any other risk to which it may be subject. Applicant shall deposit the insurance policies with Bank upon its demand. If for any reason any of such policies fail to provide for payment of the loss thereunder to Bank as its interest may appear, Applicant hereby (1) assigns and makes the loss payable under any of such policies payable to Bank as its interest may appear, (2) assigns to Bank all of the avails and proceeds of any and all of such policies, and (3) agrees to accept such avails and proceeds in trust for Bank and to forthwith deliver the same to Bank in the exact form received (with the endorsement of Applicant where necessary). Bank shall have no responsibility for the existence, quantity, quality, condition, value or delivery of any Released Merchandise or the correctness, validity or genuineness of the documents purporting to represent Released Merchandise.

Exhibit L

Form of German Tax Confirmation

(a)                                  If, at any time after Closing Date, [the German Facility Borrower] determines that a confirmation by each of [the German Facility Lenders] substantially in the form of the Decree issued by the German Federal Ministry of Finance as of October 20, 2005 (substantially in the form of Exhibit M, the “Tax Confirmation”) is required under the decrees to § 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz or KStG) dated July 15, 2004, July 22, 2005, and October 20, 2005 (as in effect on the date hereof, the “Decrees”) with respect to [the German Facility], the Borrower may prepare and deliver to [the German Facility Lenders] (through the Administrative Agent) a complete and accurate draft Tax Confirmation listing in particular all guarantees and security interests securing the claims of [the German Facility Lenders] under the Loan Documents and provide to [the German Facility Lenders] any further information which may be required by the Administrative Agent or any [German Facility Lender] to issue the Tax Confirmation (based on the then applicable practice of the German tax authorities).

(b)                                 The Tax Confirmation shall only include factual but not legal statements to be issued by [the German Facility Lenders]. The Tax Confirmation shall not contain any statement that any [German Facility Lender] is not permitted to issue by law, administrative rule or regulation of the jurisdiction to which the relevant [German Facility Lender] is subject.

(c)                                  Each [German Facility Lender] (including any Person that becomes a German Facility Lender subsequent to the date hereof pursuant to Section 10.07) authorizes the Administrative Agent on behalf of such [German Facility Lender] to issue a Tax Confirmation within 20 Business Days after such [German Facility Lender’s] receipt of the following (which receipt shall be deemed to have occurred upon the Administrative Agent’s posting of the following to Intralinks or other similar information transmission system):

(i)            [the German Facility Borrower’s] request therefor,

(ii)           a complete and accurate draft of such Tax Confirmation listing all guarantees and security interests pursuant to clause (a) above, and

(iii)          all further information required pursuant to clause (a) above to enable [the German Facility Lenders] to complete such Tax Confirmation,

unless such [German Facility Lender] notifies the Administrative Agent within such 20-Business Day period that (x) it is prohibited from doing so by law, administrative rule or regulation of the jurisdiction to which such [German Facility Lender] is subject or (y) it has determined that the factual information provided by the Borrower is not correct or not complete or, in the view of such [German Facility Lender] (acting in good faith), is misleading.

(d)                                 The Borrower agrees to pay or reimburse the Administrative Agent and each [German Facility Lender] for all costs and expenses incurred in connection with any Tax Confirmation, including all legal fees, expenses and disbursements. The Borrower shall indemnify and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments and suits and related expenses (including all legal fees, expenses and disbursements) or any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with any Tax Confirmation. The agreements in this clause (d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations.

(e)                                  The Borrowers confirm to the Administrative Agent and each [German Facility Lender] that (i) [the German Facility Lenders] will issue their respective Tax Confirmations exclusively at the request of [the German Facility Borrower] and solely for the purposes of this Section [    ] pursuant to the Decrees with respect to the Loan Documents, (ii) [the German Facility Lenders] are not responsible for examining any Borrower’s tax position or for achieving any certain tax treatment with respect to any Borrower and (iii) no Loan Party will raise any claims against the Administrative Agent or any [German Facility Lender] based on, or in connection with, any Tax Confirmation and no [German Facility Lender] will have any liability to any Loan Party with respect to any Tax Confirmation.

(f)                                    It is the common understanding of the parties hereto that no party is providing any legal and/or tax advice to any other party with respect to this Agreement or, in particular, with respect to the application of § 8a KStG and the interpretation of § 8a KStG in the Decrees, and that it is the responsibility of each party, in particular each Loan Party, to consult with its own legal/tax advisers.